Exhibit 2.1

AGREEMENT OF SALE AND PURCHASE

BETWEEN
HINES REIT 5TH AND BELL LLC,
a Delaware limited liability company,
HINES REIT DAYTONA CAMPUS LLC,
a Delaware limited liability company,
HINES REIT LAGUNA CAMPUS LLC,
a Delaware limited liability company,
HINES REIT 2851 JUNCTION AVE LP,
a Delaware limited partnership,
HINES REIT WATERGATE LP,
a Delaware limited partnership
HINES REIT 1900/2000 ALAMEDA DE LAS PULGAS LLC,
a Delaware limited liability company, and
HINES REIT WEST LA PORTFOLIO LP,
a Delaware limited partnership
as Sellers
and, solely for certain limited purposes set forth herein,
HINES REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation,
as Company
AND

BRE HYDRA PROPERTY OWNER LLC
a Delaware limited liability company

as Purchaser

pertaining to

5th and Bell, Seattle, WA; Daytona Campus, Redmond, WA; Laguna Campus, Redmond, WA; 2851 Junction, San Jose, CA; 2100 Powell, Emeryville, CA; Alameda, San Mateo, CA; and Howard Hughes Center, Los Angeles, CA
EXECUTED EFFECTIVE AS OF

June 29, 2016

AGREEMENT OF SALE AND PURCHASE
THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is entered into and effective for all purposes as of June 29, 2016 (the “Effective Date”), by and among HINES REIT 5TH AND BELL LLC, a Delaware limited liability company (“5th and Bell Seller”), HINES REIT DAYTONA CAMPUS LLC, a Delaware limited liability company (“Daytona Campus Seller”), HINES REIT LAGUNA CAMPUS LLC, a Delaware limited liability company (“Laguna Campus Seller”), HINES REIT 2851 JUNCTION AVE LP, a Delaware limited partnership (“2851 Junction Seller”), HINES REIT WATERGATE LP, a Delaware limited partnership (“2100 Powell Seller”), HINES REIT 1900/2000 ALAMEDA DE LAS PULGAS LLC, a Delaware limited liability company (“Alameda Seller”), HINES REIT WEST LA PORTFOLIO LP, a Delaware limited partnership (“Howard Hughes Center Seller”; and together with 5th and Bell Seller, Daytona Campus Seller, Laguna Campus Seller, 2851 Junction Seller, 2100 Powell Seller and Alameda Seller, each a “Seller”, and collectively, the “Sellers”), and solely for the limited purposes set forth herein, HINES REAL ESTATE INVESTMENT TRUST, INC., a Maryland corporation (“Company”), and BRE HYDRA PROPERTY OWNER LLC, a Delaware limited liability company (“Purchaser”).
In consideration of the mutual promises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sellers and Purchaser agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Definitions. For purposes of this Agreement, the following capitalized terms have the meanings set forth in this Section 1.1:
“2100 Powell Deed” has the meaning ascribed to such term in Section 10.3(a).
“2100 Powell PTR” has the meaning ascribed to such term in Section 6.2(a).
“2100 Powell Real Property” means that certain parcel of or interest in the real property located at 2100 Powell Street, Emeryville, California and commonly known as 2100 Powell, as more particularly described on Exhibit A-5 attached hereto, together with all of 2100 Powell Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to 2100 Powell Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“2100 Powell Seller” has the meaning ascribed to such term in the opening paragraph.
“2100 Powell Survey” has the meaning ascribed to such term in Section 6.1.
“2851 Junction Deed” has the meaning ascribed to such term in Section 10.3(a).

“2851 Junction Escrow Agreement” means that certain Escrow Agreement dated May 14, 2015, executed by Alcion Junction Venture LP, 2851 Junction Seller and Chicago Title Company.
“2851 Junction Escrow Assignment” has the meaning ascribed to such term in Section 10.3(m).
“2851 Junction Escrow Notice” has the meaning ascribed to such term in Section 10.7(b).
“2851 Junction PTR” has the meaning ascribed to such term in Section 6.2(a).
“2851 Junction Real Property” means that certain parcel of or interest in the real property located at 2851 Junction Avenue, San Jose, California and commonly known as 2851 Junction, as more particularly described on Exhibit A-4 attached hereto, together with all of 2851 Junction Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to 2851 Junction Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“2851 Junction Seller” has the meaning ascribed to such term in the opening paragraph.
“2851 Junction Survey” has the meaning ascribed to such term in Section 6.1.
“5th and Bell Deed” has the meaning ascribed to such term in Section 10.3(a).
“5th and Bell Ground Lease” means the Ground Lease, dated July 27, 2000, Memorandum of Lease, dated July 27, 2000, as amended by First Amendment to Ground Lease, dated as of March 16, 2001, Amended and Restated Memorandum of Lease and Option Agreement, dated March 16, 2001, Second Amendment to Ground Lease, dated March 16, 2001, Memorandum of Assignment and Assumption of Ground Lease, dated June 28, 2007, the Amendment to Ground Lease and Memoranda of Ground Lease, dated March 22, 2012 and the 2013 Amendment to Ground Lease and Memoranda of Ground Lease, dated September 25, 2013, affecting the 5th and Bell Real Property.
“5th and Bell Ground Lessee” means the ground lessee under the 5th and Bell Ground Lease.
“5th and Bell Ground Lessor” means the ground lessor under the 5th and Bell Ground Lease.
“5th and Bell Ground Lessor Estoppel” has the meaning ascribed to such term in Section 7.5.
“5th and Bell PTR” has the meaning ascribed to such term in Section 6.2(a).

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“5th and Bell Real Property” means that certain parcel of or interest in the real property located at 5th and Bell, Seattle, Washington and commonly known as 5th and Bell, as more particularly described on Exhibit A-1 attached hereto, together with all of 5th and Bell Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to 5th and Bell Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“5th and Bell Seller” has the meaning ascribed to such term in the opening paragraph.
“5th and Bell Survey” has the meaning ascribed to such term in Section 6.1.
“Acceptable Association Estoppel” has the meaning ascribed to such term in Section 7.4(a).
“Acceptable Estoppel Certificates” has the meaning ascribed to such term in Section 7.2(a).
“Acquisition Proposal” has the meaning ascribed to such term in Section 13.2(g)(i).
“Affiliate” means any person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser or Sellers, as the case may be. “Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.
“Agreement” has the meaning ascribed to such term in the opening paragraph.
“Alameda Deed” has the meaning ascribed to such term in Section 10.3(a).
“Alameda PTR” has the meaning ascribed to such term in Section 6.2(a).
“Alameda Real Property” means those certain parcels of or interests in the real property located at 1900 & 2000 Alameda de las Puglas, San Mateo, California and commonly known as Alameda, as more particularly described on Exhibit A-6 attached hereto, together with all of Alameda Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Alameda Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“Alameda Seller” has the meaning ascribed to such term in the opening paragraph.
“Alameda Survey” has the meaning ascribed to such term in Section 6.1.

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“Allocated Value” has the meaning ascribed to such term in Section 3.1.
“Approved Option Notice” has the meaning ascribed to such term in Section 7.6(b).
“Assignment and Assumption of 5th and Bell Ground Lease” has the meaning ascribed to such term in Section 10.3(s).
“Assignment and Assumption of COE” has the meaning ascribed to such term in Section 10.3(p).
“Assignment and Assumption of Covenant and Agreement” has the meaning ascribed to such term in Section 10.3(n).
“Assignment and Assumption of Declarant’s Rights” has the meaning ascribed to such term in Section 10.3(q).
“Assignment and Assumption of Declaration” has the meaning ascribed to such term in Section 10.3(o).
“Assignment and Assumption of Development Agreement” has the meaning ascribed to such term in Section 10.3(r).
“Assumed Service Contracts” means those Service Contracts listed and described on Exhibit B attached hereto, together with all renewals, supplements, amendments and modifications thereof, and any new such Service Contracts, in each case entered into after the Effective Date and in accordance with Section 7.1(e).
“Authorities” means the various governmental and quasi-governmental bodies or agencies having jurisdiction over Purchaser, Company, Sellers, the Real Property, the Improvements, or any portion thereof.
“Authorized Qualifications” has the meaning ascribed to such term in Section 10.8.
“Blocked Person” means a person or entity (i) described in Section 1 of the Executive Order or (ii) listed in the “Alphabetical Listing of Blocked Persons, Specially Designated Nationals, Specially Designated Terrorists, Specially Designated Global Terrorists, Foreign Terrorist Organizations, and Specially Designated Narcotics Traffickers” published by OFAC, 31 C.F.R. Chapter V, Appendix A, as in effect from time to time.
“Business Day” means any day other than a Saturday, Sunday or a day on which national banking associations are authorized or required to close in Houston, Texas, New York, New York, Los Angeles, California or Seattle Washington. In the event that any date or any period provided for in this Agreement shall end on a day other than a Business Day, the applicable date shall be, or the period shall end on, the next Business Day.
“California Deeds” has the meaning ascribed to such term in Section 10.3(a).

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“California Properties” means 2851 Junction Real Property, 2100 Powell Real Property, Alameda Real Property and Howard Hughes Center Real Property, collectively.
“California Sellers” means 2851 Junction Seller, 2100 Powell Seller, Alameda Seller and Howard Hughes Center Seller, collectively.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. § 9601 et seq.), as amended by the Superfund Amendments Reauthorization Act of 1986 (42 U.S.C. § 9601 et seq.), as the same may be amended.
“Certificate as to Foreign Status” has the meaning ascribed to such term in Section 10.3(e).
“Claims” has the meaning ascribed to such term in Section 5.5(a).
“Closing” means the consummation of the purchase and sale of the Property contemplated by this Agreement, as provided for in Article X.

“Closing Date” means the date on which the Closing occurs, which date shall be the later of (i) the date sixty (60) days after the Effective Date or (ii) the date three (3) Business Days after the receipt by Company of the Company Stockholder Approval, or such earlier or later date to which Purchaser and Sellers may hereafter agree in writing.
“Closing Documents” shall mean any certificate, instrument or other document executed by a party or an Affiliate of a party and delivered at or in connection with the Closing or pursuant to this Agreement.
“Closing Statement” has the meaning ascribed to such term in Section 10.4(a).
“Closing Surviving Obligations” means the covenants, rights, liabilities and obligations set forth in Sections 3.3, 4.5, 4.6, 5.3, 5.4, 5.5, 7.6, 8.1 (subject to Section 18.1), 8.2 (subject to Section 14.3(g)), 9.1, 10.4 (subject to the limitations therein), 10.5, 10.6, 10.7, 12.1, 13.6, 13.7, 14.3(c)(ii), 14.3(c)(iii), 15.1, 15.3, 17.1, 18.1, 19.2 (subject to the limitations therein), 19.8, 19.14, 19.15 and 19.16.
“Closing Time” has the meaning ascribed to such term in Section 10.4(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Company Acceptable Confidentiality Agreement” means a confidentiality and standstill agreement that contains provisions that are no less favorable in any material respect to Company than those contained in the Confidentiality Agreement.

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“Company Adverse Recommendation Change” has the meaning ascribed to such term in Section 13.2(c).
“Company Alternative Acquisition Agreement” has the meaning ascribed to such term in Section 13.2(a).
“Company Board” means the Board of Directors of Company.
“Company Board Recommendation” has the meaning ascribed to such term in Section 8.1(b)(iv).
“Company Bylaws” means the Second Amended and Restated Bylaws of Company, as amended by Amendment No. 1 thereto, as further amended and in effect on the date hereof.
“Company Charter” means the Second Amended and Restated Articles of Incorporation of Company accepted for record by the SDAT on July 13, 2007, as amended, supplemented, corrected and in effect on the date hereof.
“Company Common Stock” means the outstanding shares of common stock, $0.001 par value per share, of Company.
“Company Party” has the meaning ascribed to such term in Section 14.3(b).
“Company Stockholder Approval” has the meaning ascribed to such term in Section 8.1(m).
“Company Stockholder Meeting” means the meeting of the holders of shares of Company Common Stock for the purpose of seeking the Company Stockholder Approval, including any postponement or adjournment thereof.
“Company Terminating Breach” has the meaning ascribed to such term in Section 14.1(c)(i).
“Company Termination Fee” has the meaning ascribed to such term in Section 14.3(b).
“Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 28, 2016, between Blackstone Real Estate Advisors L.P. and Company, a copy of which is attached hereto as Exhibit N.
“Daytona Campus Deed” has the meaning ascribed to such term in Section 10.3(a).
“Daytona Campus PTR” has the meaning ascribed to such term in Section 6.2(a).
“Daytona Campus Real Property” means that certain parcel of or interest in the real property located at 14999 NE 31st Way, Redmond, Washington and commonly known as

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Daytona, as more particularly described on Exhibit A-2 attached hereto, together with all of Daytona Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Daytona Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“Daytona Campus Seller” has the meaning ascribed to such term in the opening paragraph.
“Daytona Campus Survey” has the meaning ascribed to such term in Section 6.1.
“Declarations” means those reciprocal easement agreements, covenants and other similar agreements set forth on Exhibit V attached hereto.
“Deeds” has the meaning ascribed to such term in Section 10.3(a).
“Delinquent” has the meaning ascribed to such term in Section 10.4(b).
“Deposit Time” means 12:00 p.m. Pacific Time on the Closing Date.
“Disclosure Statement” has the meaning ascribed to such term in Section 19.16.
“Documents” has the meaning ascribed to such term in Section 5.2(a).
“Effective Date” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Embargoed Country” means a country or territory subject to comprehensive sanctions administered by the United States government (currently Cuba, Iran, Sudan, Syria, North Korea, and the Crimea region of Ukraine).
“Employees” has the meaning ascribed to such term in Section 8.1(k)(i).
“Employee Plan” has the meaning ascribed to such term in Section 8.1(k)(ii).
“Environmental Laws” means all federal, state and local laws, rules, statutes, directives, binding written interpretations, binding written policies, court decisions, ordinances and regulations, now or hereafter in force and effect and as amended from time to time, issued by any Authorities in any way relating to or regulating human health, safety, industrial hygiene or environmental conditions, or the protection of the environment or pollution or contamination of the air (whether indoor or outdoor), soil gas, soil, surface water or groundwater, including but not limited to CERCLA, the Hazardous Substances Transportation Act (49 U.S.C. § 1802 et seq.), RCRA, the Solid Waste Disposal Act, the Clean Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Endangered Species Act, the Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. § 11001 et seq.), the Radon and Indoor Air

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Quality Research Act (42 U.S.C. § 7401 note, et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Safe Drinking Water and Toxic Enforcement Act (California Health and Safety Code § 25249.5 et seq.), the California Toxic Mold Protection Act (California Health and Safety Code §  26100 et seq.), the Hazardous Substance Account Act (California Health and Safety Code Section 25300 et seq.), the Hazardous Waste Control Law (California Health and Safety Code Section 25100 et seq.), the Medical Waste Management Act (California Health and Safety Code Section 25015 et seq.), the Porter Cologne Water Quality Control Act (California Water Code Section 13000 et seq.), the Washington Model Toxics Control Act (chapter 70.105D RCW), and any and all other comparable state and local equivalents.
“Environmental Remediation Documents” means (i) that certain Soil and Groundwater Remedial Activities Cooperation Agreement dated May 14, 2008 by and among Hamilton Sundstrand Corporation, Hines REIT Laguna Campus, LLC and Honeywell International Inc., (ii) that certain Access Agreement dated as of March, 2008 by and between Hamilton Sundstrand Corporation and Hines REIT Laguna Campus, LLC.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Instructions” has the meaning ascribed to such term in Section 4.2.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Contracts” means (i) any Service Contracts to which a Seller or its Affiliate is a party not included on Exhibit B attached hereto and (ii) any other written agreements, contracts or other agreements relating to such Seller’s Property for (A) insurance; (B) existing property management or association management of any of the Property, (C) leasing commission agreements related to any of the Property, (D) the engagement of attorneys, accountants, brokers, surveyors, title companies, environmental consultants, engineers or appraisers, (E) the National Service Contracts and (F) any other contracts or agreements entered into after the Effective Date that such Seller is required to cause to be terminated at or prior to the Closing.
“Excluded Option Inclusion Event” has the meaning ascribed to such term in Section 7.6(d).
“Excluded Option Property” has the meaning ascribed to such term in Section 7.6(b).
“Excluded Option Property Closing Date” has the meaning ascribed to such term in Section 7.6(d)(iv).
“Executive Order” means United States Presidential Executive Order 13224.
“Existing Loan” has the meaning ascribed to such term in Section 6.2(c).

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“Final Proration Date” has the meaning ascribed to such term in Section 10.4(a).
“Gap Notice” has the meaning ascribed to such term in Section 6.2(b).
“General Conveyance” has the meaning ascribed to such term in Section 10.3(b).
“Governmental Regulations” means all laws, ordinances, rules and regulations of the Authorities applicable to Sellers or Sellers’ use and operation of the Real Property or the Improvements or any portion thereof.
“Guarantee” has the meaning ascribed to such term in Section 8.2(i).
“Guarantor” has the meaning ascribed to such term in Section 8.2(i).
“Hazardous Substances” means any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant, effluent, emission, or contaminant, or words of similar import, in any of the Environmental Laws, and includes (a) petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, radon gas, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum-based products and petroleum additives and derived substances, lead-based or lead-containing paint, mold, fungi or bacterial matter, polychlorinated biphenyls (PCBs), radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity, asbestos, asbestos-containing material, electromagnetic waves, urea formaldehyde foam insulation and transformers or other equipment that contains dielectric fluid containing PCBs, and (b) any solid, liquid, gaseous or thermal irritant or contaminant, including smoke, vapor, soot, fumes, acids, alkalis, chemicals, waste, phosphates, or chlorine.
“HHRA Testing” has the meaning ascribed to such term in Section 7.1(l)(ii)
“Howard Hughes Center Deed” has the meaning ascribed to such term in Section 10.3(a).
“Howard Hughes Center PTR” has the meaning ascribed to such term in Section 6.2(a).
“Howard Hughes Center Real Property” means those certain parcels of or interest in the real property located at 6060, 6080, 6100, 6701, 6601 Center Drive and 6833 Park Terrace Drive, Los Angeles, California and commonly known as Howard Hughes Center, as more particularly described on Exhibit A-7 attached hereto, together with all of Howard Hughes Center Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Howard Hughes Center Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“Howard Hughes Center Seller” has the meaning ascribed to such term in the opening paragraph.

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“Howard Hughes Center Survey” has the meaning ascribed to such term in Section 6.1.
“Improvements” means, as to each Seller, all buildings, structures, fixtures, parking areas and improvements owned by such Seller and located on the Real Property owned by such Seller, with such Improvements located on the 5th and Bell Real Property sometimes referred to herein as the “5th and Bell Improvements”, with such Improvements located on the Daytona Campus Real Property sometimes referred to herein as the “Daytona Campus Improvements”, with such Improvements located on the Laguna Campus Real Property sometimes referred to herein as the “Laguna Campus Improvements”, with such Improvements located on the 2851 Junction Real Property sometimes referred to herein as the “2851 Junction Improvements”, with such Improvements located on the 2100 Powell Real Property sometimes referred to herein as the “2100 Powell Improvements”, with such Improvements located on the Alameda Real Property sometimes referred to herein as the “Alameda Improvements”, and with such Improvements located on the Howard Hughes Center Real Property sometimes referred to herein as the “Howard Hughes Center Improvements”.
“Independent Consideration” has the meaning ascribed to such term in Section 4.1.
“Individual Property” means the portion of the Real Property and Improvements owned by a Seller.
“Initial Must-Cure Matters” has the meaning ascribed to such term in Section 6.2(c).
“Initial Vapor Testing” has the meaning ascribed to such term in Section 7.1(l)(ii).
“Intangible Personal Property” means, as to each Seller, to the extent assignable or transferable without the necessity of consent or approval (and if consent or approval is required, to the extent such consent or approval has been obtained), all trade names, trademarks, logos, and service marks (in each case, if any) utilized solely by such Seller or which such Seller has a right to utilize in connection with the operation of the Individual Property owned by such Seller and Improvements thereon (other than the names or variations thereof of Hines Interests Limited Partnership (or Hines), each Seller, its Affiliates, the property manager and Tenants), provided however, that the foregoing definition shall specifically exclude all Reserved Company Assets.
“Interim Period” means the time between the Effective Date and the earlier to occur of the Closing Date and the date, if any, as of which this Agreement is terminated.
“Intervening Event” means a material event, development or change in circumstances with respect to Company and its subsidiaries (in the case of Company and its subsidiaries, taken as a whole), or the Property (in the case of the Property, taken as a whole), in each case that occurred or arose after the date of this Agreement, which (a) was unknown to, nor reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement and (b) becomes known to or by the Company Board prior to the receipt of the Company Stockholder Approval; provided, however, that none of the following will constitute, or be considered in

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determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of an Inquiry or Acquisition Proposal or any matter relating thereto or consequence thereof and (ii) the fact that Company meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the underlying causes of such change or fact shall not be excluded by this clause (ii)).
“Inquiry” has the meaning ascribed to such term in Section 13.2(a).
“IRS” has the meaning ascribed to such terms in Section 14.3(c)(ii).
“Laguna Campus Deed” has the meaning ascribed to such term in Section 10.3(a).
“Laguna Campus PTR” has the meaning ascribed to such term in Section 6.2(a).
“Laguna Campus Real Property” means those certain parcels of or interests in the real property located at 10511 NE 36th Street 14908 NE 31st Way, and 14980 NE 31st Way, Redmond, Washington and commonly known as Laguna Campus, as more particularly described on Exhibit A-3 attached hereto, together with all of Laguna Campus Seller’s right, title and interest, if any, in and to the appurtenances pertaining thereto, including but not limited to Laguna Campus Seller’s right, title and interest in and to the streets, alleys and right-of-ways which abut such real property, and any easement rights, air rights, subsurface rights, development rights and water rights appurtenant to such real property.
“Laguna Campus Seller” has the meaning ascribed to such term in the opening paragraph.
“Laguna Campus Survey” has the meaning ascribed to such term in Section 6.1.
“Leasing Costs” means, with respect to any particular Tenant Lease at the Property, all leasing commissions, brokerage commissions, tenant improvement allowances, rent abatements, free rent and similar inducements, capital costs and expenses incurred for capital improvements to satisfy any construction obligations under such Tenant Lease, legal and other professional fees, payments made for the purposes of satisfying or buying out the obligations of a Tenant under such Tenant Lease to the landlord of another lease, relocation costs and all other expenditures, in each case, to the extent that the landlord under such Tenant Lease is responsible for the payment of such cost or expense.
“Letter of Intent” means the letter agreement entered into by Purchaser and Company regarding the transaction evidenced by this Agreement.
“Letter of Intent Date” means the date the Letter of Intent was executed and delivered by the parties thereto, which was June 7, 2016.
“Liability Cap” has the meaning ascribed to such term in Section 18.1(b).
“Liability Floor” has the meaning ascribed to such term in Section 18.1(b).

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“Liability Limitation” has the meaning ascribed to such term in Section 14.3(g).
“Licensee Parties” has the meaning ascribed to such term in Section 5.1(a).
“Licenses and Permits” means, as to each Seller, all of such Seller’s right, title, and interest, to the extent assignable without the necessity of consent or assignable only with consent and such consent has been obtained, in and to all licenses, permits, certificates of occupancy, approvals, dedications, subdivision maps and entitlements issued, approved or granted by the Authorities prior to Closing in connection with the Individual Property owned by such Seller and the Improvements thereon, together with all renewals and modifications thereof.
“Liquidation Date” means the date Company has completed the disposition of all of its remaining real estate assets and is otherwise in a position to make its final distribution to its stockholders pursuant to its Plan of Liquidation without maintaining reserves for contingent liabilities.
“Major Tenants” has the meaning ascribed to such term in Section 7.2(a).
“Majority Properties” means the Howard Hughes Center Real Property together with one or more other Real Properties.
“Material Casualty Event” means the occurrence of one or more casualties with respect to one or more Individual Properties which is reasonably expected to cost in excess of five percent (5%) of the Allocated Value of all Individual Properties in the aggregate to restore.
“Material Condemnation” means, with respect to any Individual Property, an action in eminent domain that results in losses of the land and Improvements or in any permanent reduction or restriction on access to the land and Improvements with respect to the Individual Property which is reasonably expected to result in a loss of value in excess of five percent (5%) of the Allocated Value of all Individual Properties in the aggregate.
“Must-Cure Matters” has the meaning ascribed to such term in Section 6.2(c).
“National Service Contracts” means any contract to which a Seller or its Affiliate is a party that provides for services to any Individual Property owned by such Seller and to other assets and properties of such Seller or its Affiliates.
“Natural Hazard Expert” has the meaning ascribed to such term in Section 5.5(f).
“Natural Hazard Matters” has the meaning ascribed to such term in Section 5.5(f).
“New Exceptions” has the meaning ascribed to such term in Section 6.2(b).
“New Tenant Costs” has the meaning ascribed to such term in Section 10.4(f)(ii).

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“Notice of Change of Recommendation” has the meaning ascribed to such term in Section 13.2(d).
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Official Records” means the official records of (i) King County, Washington with respect to the 5th and Bell Real Property, Daytona Campus Real Property, and Laguna Campus Real Property, (ii) Santa Clara County, California with respect to 2851 Junction Real Property, (iii) Alameda County, California with respect to 2100 Powell Real Property, (iv) San Mateo County, California with respect to the Alameda Real Property, and (v) Los Angeles County, California with respect to Howard Hughes Center Real Property.
“Operating Expense Recoveries” has the meaning ascribed to such term in Section 10.4(c).
“Operating Partnership” has the meaning ascribed to such term in Section 13.2(g)(i).
“Option Properties” has the meaning ascribed to such term in Section 7.6(a).
“Outside Date” has the meaning ascribed to such term in Section 14.1(b)(i).
“Parent Parties” has the meaning ascribed to such term in Section 14.3(g).
“Payee” has the meaning ascribed to such term in Section 14.3(c)(ii).
“Payor” has the meaning ascribed to such term in Section 14.3(c)(ii).
“Permitted Exceptions” has the meaning ascribed to such term in Section 6.3.
“Personal Property” means, as to each Seller, all of such Seller’s right, title and interest in and to the equipment, appliances, tools, supplies, machinery, artwork, furnishings and other tangible personal property attached to, appurtenant to, located in and used exclusively in connection with the ownership or operation of the Improvements owned by such Seller, but specifically excluding (i) any items of personal property owned by Tenants of the Improvements, (ii) any items of personal property owned by third parties and leased to such Seller, (iii) the items of personal property owned or leased by such Seller’s property manager, and (iv) all other Reserved Company Assets.
“Plan of Liquidation” means the Plan of Liquidation and Dissolution of Company dated as of the date hereof, pursuant to which Company will sell all or substantially all of the assets of Company, including, without limitation, the Property and dissolve.
“Post-Effective Date Must-Cure Matters” has the meaning ascribed to such term in Section 6.2(c).

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“Property” has the meaning ascribed to such term in Section 2.1.
“Proration Items” has the meaning ascribed to such term in Section 10.4(a).
“Proxy Statement” means a proxy statement in preliminary and definitive form (as applicable) relating to the Company Stockholder Meeting, together with any amendments or supplements thereto,
“PTR” or “PTRs” has the meaning ascribed to such term in Section 6.2(a).
“Purchase Options” has the meaning ascribed to such term in Section 7.6(a).
“Purchase Price” has the meaning ascribed to such term in Section 3.1.
“Purchaser” has the meaning ascribed to such term in the opening paragraph of this Agreement.
“Purchaser Leasing Costs” has the meaning ascribed to such term in Section 10.4(f)(ii).
“Purchaser Option Date” has the meaning ascribed to such term in Section 7.6(d).
“Purchaser Persons” has the meaning ascribed to such term in Section 8.2(e).
“Purchaser Terminating Breach” has the meaning ascribed to such term in Section 14.1(d)(i).
“Purchaser Termination Fee” has the meaning ascribed to such term in Section 14.3(c)(i).
“Qanta Lease” means that certain Standard Office Lease by and between Arden Realty Limited Partnership and Qantas Tenant dated as of December 31, 2001, as amended by that certain First Amendment to Lease by and between Arden Realty Limited Partnership and Qantas Tenant dated as of March 30, 2002, as amended by that Second Amendment to Lease by and between Trizec 6080 HHC, LLC and Qantas Tenant dated as of May 4, 2009, as amended by that Third Amendment to Lease by and between Trizec 6080 HHC, LLC and Qantas Tenant dated as of December 26, 2013, and the letter agreement entered into by the Howard Hughes Center Seller and Qantas Tenant dated December 31, 2015 regarding Qanta Tenant’s notice to exercise its Acceleration Option (as defined in the Qanta Lease).
“Qanta Tenant” means Qantas Airways Limited, an Australian corporation.
“Qualifying Income” has the meaning ascribed to such term in Section 14.3(c)(ii).
“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended by the Hazardous and Solid Wastes Amendments of 1984, and as further amended.

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“REA and CCR Estoppels” has the meaning ascribed to such term in Section 7.4(b).
“Real Property” means the 5th and Bell Real Property, the Daytona Campus Real Property, the Laguna Campus Real Property, the 2851 Junction Real Property, the 2100 Powell Real Property, the Alameda Real Property and the Howard Hughes Center Real Property, collectively.
“Rentals” has the meaning ascribed to such term in Section 10.4(b), and some may be “Delinquent” in accordance with the meaning ascribed to such term in Section 10.4(b).
“Rent Roll” has the meaning ascribed to such term in Section 5.2(a).
“Reporting Person” has the meaning ascribed to such term in Section 4.6(a).
“Representative” means, with respect to any person, such person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers and financial advisors), agents and other representatives.
“Reserved Company Assets” means, as to each Seller, the following assets of such Seller as of the Closing Date: all cash, cash equivalents (including certificates of deposit), deposits held by third parties (e.g., utility companies), accounts receivable and any right to a refund or other payment relating to a period prior to the Closing, including any real estate tax refund (subject to the prorations and obligations hereinafter set forth), bank accounts, claims or other rights against any present or prior partner, member, employee, agent, manager, officer or director of such Seller or its direct or indirect partners, members, shareholders or affiliates, any refund in connection with termination of such Seller’s existing insurance policies, all Excluded Contracts, materials relating to the background or financial condition of a present or prior direct or indirect partner or member of such Seller, the internal books and records of such Seller relating, for example, to contributions and distributions prior to the Closing, any software, the names “”Hines” “Hines Interests Limited Partnership”, and any derivations thereof, and any trademarks, trade names, brand marks, brand names, trade dress or logos relating thereto, any development bonds, letters of credit or other collateral held by or posted with any Authority or other third party with respect to any improvement, subdivision or development obligations concerning the Individual Property of such Seller or any other real property owned by such Seller, and any other intangible property that is not used exclusively in connection with the Individual Property owned by such Seller.
“SDAT” means the State Department of Assessments and Taxation of the State of Maryland.
“SD Letters of Credit” has the meaning ascribed to such term in Section 10.4(b).
“SEC” means the U.S. Securities and Exchange Commission (including the staff thereof).
“Section 14.3(c) Amount” has the meaning ascribed to such term in Section 14.3(c).

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“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller” and “Sellers” have the meanings ascribed to such terms in the opening paragraph of this Agreement.
“Seller Certificate” has the meaning ascribed to such term in Section 7.2(b).
“Seller Leasing Costs” has the meaning ascribed to such term in Section 10.4(f)(i).
“Seller Persons” has the meaning ascribed to such term in Section 8.1(l).
“Seller Released Parties” has the meaning ascribed to such term in Section 5.5(a).
“Service Contracts” means, as to each Seller, all of such Seller’s right, title and interest in service agreements, maintenance contracts, equipment leasing agreements, warranties, guarantees, bonds and other contracts for the provision of labor, services, materials or supplies relating to the Individual Property owned by such Seller and under which such Seller is currently paying for services rendered in connection with the Individual Property.
“Solvent” when used with respect to any person or entity, means that, as of any date of determination, (a) the “present fair saleable value” of such person’s or entity’s total assets exceeds the value of such person’s or entity’s total “liabilities, including a reasonable estimate of the amount of all contingent and other liabilities,” as such quoted terms are generally determined in accordance with applicable laws governing determinations of the insolvency of debtors, (b) such person or entity will not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or intends to engage, and (c) such person or entity will be able to pay all of its liabilities (including contingent liabilities) as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged” and “able to pay all of its liabilities (including contingent liabilities) as they mature” mean that such person will be able to generate enough cash from operations, asset dispositions, existing financing or refinancing, or a combination thereof, to meet its obligations as they become due.
“Superior Proposal” has the meaning ascribed to such term in Section 13.2(g)(ii).
“Survey” and “Surveys” have the meaning ascribed to such term in Section 6.1.
“Survival Period” means the earlier of (a) the date six (6) months after the Closing Date, or (b) the later of (i) December 15, 2016, or (ii) the day one (1) Business Day prior to the Liquidation Date.
“Tenant Deposits” means, as to each Individual Property, all security deposits, paid or deposited by the Tenants of such Individual Property to the Seller of such Individual Property, as landlord, or any other person on such Seller’s behalf pursuant to the Tenant Leases, which have not been applied to obligations under Tenant Leases (together with any interest which has accrued thereon, but only to the extent such interest has accrued for the account of the respective Tenants).

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“Tenant Deposits” shall also include all non-cash security deposits, such as letters of credit.
“Tenant Leases” means, as to each Individual Property, the following pertaining to the Improvements at such Individual Property: (i) any and all written leases, rental agreements, occupancy agreements and license agreements (and any and all written renewals, amendments, modifications and supplements thereto) entered into on or prior to the Effective Date, (ii) any and all new written leases, rental agreements, occupancy agreements and license agreements entered into after the Effective Date, and (iii) any and all new written renewals, amendments, modifications and supplements to any of the foregoing entered into after the Effective Date, and, as to (ii) and (iii) only, to the extent approved by Purchaser pursuant to Section 7.1(d) to the extent such approval is required under Section 7.1(d). Tenant Leases will not include subleases, franchise agreements or similar occupancy agreements entered into by Tenants which, by their nature, are subject to Tenant Leases.
“Tenant Notice Letters” has the meaning ascribed to such term in Section 10.7(a).
“Tenants” means, as to each Individual Property, all persons or entities leasing, renting or occupying space within the Improvements at such Individual Property pursuant to the Tenant Leases, but expressly excludes any subtenants, licensees, concessionaires, franchisees or other persons or entities whose occupancy is derived through Tenants.
“Termination Surviving Obligations” means the rights, liabilities and obligations set forth in Sections 5.2, 5.3, 5.4, 5.5, 10.6(d), 12.1, 13.3, 14.2, 14.3, 15.3, 16.1, 17.1, Article XV, Article XIX, the Confidentiality Agreement and the Guarantee.
“Title Company” means (a) First American Title Company, at its offices located at 601 Travis, Suite 1875, Houston, Texas 77002, Attn: Elvira Fuentes, Telephone No.: (713) 850-0455, Facsimile No.: (866) 899-6403, Email: efuentes@firstam.com and (b) such other title insurance companies selected by Purchaser to co-insure fifty percent (50%) of the Title Policies obtained by Purchaser.
“Title Policy” and “Title Policies” have the meaning ascribed to such terms in Section 6.3.
“To Sellers’ Knowledge” and similar terms means the present actual (as opposed to constructive or imputed) knowledge (without further investigation) solely of Kevin McMeans, the Asset Management Officer, and Ken Jett, a Managing Director of the advisor to Company. Such individuals are named in this Agreement solely for the purpose of establishing the scope of Sellers’ knowledge. Such individuals shall not be deemed to be parties to this Agreement nor to have made any representations or warranties hereunder, and no recourse shall be had to such individuals for any of Sellers’ representations and warranties hereunder (and Purchaser hereby waives any liability of or recourse against such individuals).
“Updated Reports” has the meaning ascribed to such term in Section 6.2(b).

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“Vapor Remediation Work” has the meaning ascribed to such term in Section 7.1(l)(ii).
“Voluntary Encumbrance” shall mean with respect to each Individual Property, title exceptions affecting such Individual Property that are knowingly and intentionally created by Sellers through the execution by Sellers or one of its Affiliates of one or more instruments creating or granting such title exceptions; provided, however, that the term “Voluntary Encumbrances” as used in this Agreement shall not include the following: (i) any Permitted Exceptions; (ii) any title exception created pursuant to a Tenant Lease by a Tenant thereunder or pursuant to the 5th and Bell Ground Lease by the 5th and Bell Ground Lessor; (iii) any title exceptions that are approved, waived or deemed to have been approved or waived by Purchaser or that are created in accordance with the provisions of this Agreement; and (iv) any title exceptions which, pursuant to a Tenant Lease for the Property or otherwise, are to be discharged by a Tenant or occupant of the Property, or which pursuant to the 5th and Bell Ground Lease are to be discharged by the 5th and Bell Ground Lessor.
“Washington Deeds” has the meaning ascribed to such term in Section 10.3(a).
“Washington Properties” means 5th and Bell Real Property, Daytona Campus Real Property, and Laguna Campus Real Property, collectively.
“Washington Sellers” means 5th and Bell Seller, Daytona Seller and Laguna Campus Seller, collectively.
“West Coast Asset Sale” has the meaning ascribed to such term in Section 2.1.
“West Coast Material Adverse Effect” means any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (i) would reasonably be expected to have a material adverse effect on the value, operation, business, assets, liabilities, or condition (financial or otherwise) of Sellers or the Property, in each case, taken as a whole, or (ii) would reasonably be expected to prevent or materially impair the ability of Sellers to consummate the West Coast Asset Sale before the Outside Date; provided, that for purposes of clause (i) “West Coast Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence to the extent arising out of or resulting from (A) any failure in and of itself of Company or Sellers to meet any projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, that any event, circumstance, change, effect, development, condition or occurrence giving rise to or contributing to such failure may be taken into account in determining whether there has been a West Coast Material Adverse Effect), (B) any changes that affect the commercial real estate industry generally, (C) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (D) any changes in the legal, regulatory or political conditions in the United States or globally, (E) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof, (F) the negotiation, execution, delivery or performance of this Agreement, or the public announcement of the West Coast Asset Sale or the other transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with tenants, employees, suppliers, lenders, investors or venture partners, (G) the taking of any action at the written request or with the prior written consent

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of Purchaser or the failure to take any action at the written request of Purchaser, (H) earthquakes, hurricanes, floods or other natural disasters, provided this clause (H) shall not limit Purchaser’s rights under Section 9.1, (I) any adoption, promulgations, repeal, modification, amendment, interpretation, change or proposal after the date hereof of any laws or changes in U.S. generally accepted accounting principles (or the interpretation thereof), or (J) any action or litigation arising out of or relating to this Agreement, the transactions contemplated hereby or in connection with the Plan of Liquidation, including any action made or initiated by any holder of Company Common Stock (including any derivative claims) but in any event only in their capacities as holders of Company Common Stock; provided that, with respect to clause (B), such events, circumstances, changes, effects, developments, conditions or occurrences may be taken into account to the extent they disproportionately affect Sellers or the Property, in each case, taken as a whole, relative to others in the commercial real estate industry in the geographic regions in which the Sellers operate and, with respect to clauses (C), (D), (E), (H), and (I), such events, circumstances, changes, effects, developments, conditions or occurrences may be taken into account to the extent they disproportionately affect Sellers or the Property, in each case, taken as a whole, relative to others in the commercial real estate industry in the United States.
References; Exhibits. Except as otherwise specifically indicated, all references in this Agreement to Articles or Sections refer to Articles or Sections of this Agreement, and all references to Exhibits refer to Exhibits attached hereto, all of which Exhibits are incorporated into, and made a part of, this Agreement by reference. The words “herein,” “hereof,” “hereinafter” and words and phrases of similar import refer to this Agreement as a whole and not to any particular Section or Article.
ARTICLE II
AGREEMENT OF PURCHASE AND SALE
Section 2.1    Agreement. Subject to Section 7.6, each Seller hereby agrees to sell, convey and assign to Purchaser, and Purchaser hereby agrees to purchase and accept from each Seller, on the Closing Date and subject to the terms and conditions of this Agreement, fee simple title to the Real Property owned by such Seller (except the portion of the 5th and Bell Real Property subject to the 5th and Bell Ground Lease) and Seller’s ground lease interest in the 5th and Bell Real Property, together with all of such Seller’s right, title and interest in and to each of the following attributable to the Real Property owned by such Seller: (a) the Improvements; (b) the Personal Property; (c) the Tenant Leases in effect on the Closing Date; (d) the Assumed Service Contracts in effect on the Closing Date, (e) the Licenses and Permits; and (f) the Intangible Personal Property, in each of the cases of (e) and (f) to the extent assignable without the necessity of consent or approval and, if consent or approval is required, to the extent any necessary consent or approval has been obtained (the foregoing sale and purchase being defined herein as the “West Coast Asset Sale”). The Real Property, together with the Improvements, the Personal Property, the Tenant Leases and Tenant Deposits, the Assumed Service Contracts, the Licenses and Permits and the Intangible Personal Property relating thereto, are hereinafter collectively, the “Property”.
Section 2.2    Indivisible Economic Package. Purchaser has no right to purchase, and Sellers have no obligation to sell, less than all of the Property, it being the express agreement and

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understanding of Purchaser and Sellers that, as a material inducement to Sellers and Purchaser to enter into this Agreement, Purchaser has agreed to purchase, and Sellers have agreed to sell, all of the Property, subject to and in accordance with the terms and conditions hereof, including Section 7.6.
ARTICLE III
CONSIDERATION
Section 3.1    Purchase Price. The aggregate purchase price for the Property is $1,162,000,000 in cash (the “Purchase Price”) in lawful currency of the United States of America, payable as provided in Section 3.4. The Purchase Price shall be allocated to each Individual Property in accordance with Exhibit X attached hereto (the “Allocated Value”).
Section 3.2    Withholding. Purchaser shall be entitled to deduct and withhold any amounts from the consideration otherwise payable pursuant to this Agreement that are required to be withheld with respect to the making of any such payment under the Code, or any applicable provision of state, local or foreign tax law. To the extent that such amounts are so withheld and paid over to the proper Authority by Purchaser, such withheld and deducted amounts will be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.
Section 3.3    Assumption of Obligations. As additional consideration for the purchase and sale of the Property, effective as of the Closing Date, Purchaser will be deemed to have, and by virtue of closing the purchase of the Property, Purchaser shall have assumed and agreed to perform or pay, as applicable, (i) all of the covenants and obligations of Sellers or Sellers’ predecessors in title in the Tenant Leases, Assumed Service Contracts, Licenses and Permits, Intangible Personal Property, the 5th and Bell Ground Lease, and any Declarations, reciprocal easements, covenants, and other similar agreements assigned to Purchaser and which are to be performed on or subsequent to the Closing Date and (ii) notwithstanding the fact that the Excluded Contracts are not being assigned to Purchaser, the Leasing Costs, if any, for which Purchaser is responsible under Section 10.4(f).
Section 3.4    Method of Payment of Purchase Price. No later than the Deposit Time, Purchaser will deposit in escrow with the Title Company the Purchase Price (subject to adjustments described in Section 10.4), together with all other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, by Federal Reserve wire transfer of immediately available funds to an account to be designated by the Title Company. No later than 2:00 p.m. Pacific Time on the Closing Date: (a) Purchaser will cause the Title Company to (i) pay to Sellers by Federal Reserve wire transfer of immediately available federal funds to an account to be designated by Sellers, the Purchase Price (subject to adjustments described in Section 10.4), less any costs or other amounts to be paid by Sellers at Closing pursuant to the terms of this Agreement, and (ii) pay to all appropriate payees the other costs and amounts to be paid by Purchaser at Closing pursuant to the terms of this Agreement, and (b) Sellers will direct the Title Company to pay to the appropriate payees out of the proceeds of Closing payable to Sellers, all costs and amounts to be paid by Sellers at Closing pursuant to the terms of this Agreement.

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ARTICLE IV
ESCROW INSTRUCTIONS
Section 4.1    Independent Consideration. Upon the execution hereof, Purchaser shall pay to Sellers One Hundred Dollars ($100) as independent consideration (the “Independent Consideration”) for Purchaser’s right to purchase the Property and Sellers’ execution, delivery, and performance of this Agreement. Notwithstanding anything to the contrary contained herein, Sellers shall, in all events, retain the Independent Consideration, but the Independent Consideration shall be applied as a credit against the Purchase Price at the Closing. Purchaser and Sellers hereby acknowledge and agree that the Independent Consideration constitutes adequate and sufficient consideration for Purchaser’s right to purchase the Property and Sellers’ execution, delivery, and performance of this Agreement.
Section 4.2    Escrow Instructions. This Article IV constitutes the escrow instructions of Sellers and Purchaser to the Title Company with regard to the Closing (the “Escrow Instructions”). By its execution of the joinder attached hereto, the Title Company agrees to be bound by the provisions of this Article IV. If any requirements relating to the duties or obligations of the Title Company hereunder are not acceptable to the Title Company, or if the Title Company requires additional instructions, the parties agree to make such deletions, substitutions and additions to the Escrow Instructions as Purchaser and Sellers hereafter mutually approve in writing and which do not substantially alter this Agreement or its intent. In the event of any conflict between this Agreement and such additional escrow instructions, this Agreement will control.
Section 4.3    Documents Deposited into Escrow. No later than the Deposit Time, (a) Purchaser will cause the Purchase Price (subject to the prorations provided for in Section 10.4 and with the addition of all Closing costs to be paid by Purchaser) to be transferred to the Title Company’s escrow account, in accordance with the timing and other requirements of Section 3.4, (b) Purchaser will deliver in escrow to the Title Company the documents described and provided for in Section 10.2, and (c) Sellers will deliver in escrow to the Title Company the documents described and provided for in Section 10.3.
Section 4.4    Close of Escrow. When Purchaser and Sellers have delivered the documents required by Section 4.3, the Title Company will:
(a)    If applicable and when required, file with the Internal Revenue Service (with copies to Purchaser and Sellers) the reporting statement required under Section 6045(e) of the Code and Section 4.6;
(b)    Insert the applicable Closing Date as the date of any document delivered to the Title Company undated, and assemble counterparts into single instruments;
(c)    Disburse, by wire transfer, to Sellers of immediately available federal funds, in accordance with wiring instructions to be obtained by the Title Company from Sellers, all sums to be received by Sellers from Purchaser at the Closing, consisting of the Purchase Price as adjusted in accordance with the provisions of this Agreement;

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(d)    Deliver to Purchaser the Deeds, the Assignment and Assumption of 5th and Bell Ground Lease, and any other Closing Documents to be recorded in the Official Records by agreeing to cause the same to be recorded in the Official Records and agreeing to obtain conformed copies of the recorded Closing Documents for delivery to Purchaser and to Sellers following recording;
(e)    Issue to Purchaser the Title Policies required by Section 6.3;
(f)    Deliver to Sellers, in addition to Sellers’ Closing proceeds, all Closing Documents deposited with the Title Company for delivery to Sellers at the Closing; and
(g)    Deliver to Purchaser, in addition to any funds deposited by Purchaser in excess of the amount required to be paid by Purchaser pursuant to this Agreement, all Closing Documents deposited with the Title Company for delivery to Purchaser at the Closing.
Section 4.5    Maintenance of Confidentiality by Title Company. Except as may otherwise be required by law or by this Agreement, the Title Company will maintain in strict confidence and not disclose to anyone the existence of this Agreement, the identity of the parties hereto, the amount of the Purchase Price, the provisions of this Agreement or any other information concerning the transactions contemplated hereby, without the prior written consent of Purchaser and Sellers in each instance.
Section 4.6    Designation of Reporting Person. In order to assure compliance with the requirements of Section 6045 of the Code, and any related reporting requirements of the Code, the parties hereto agree as follows:
(a)    The Title Company (for purposes of this Section 4.6, the “Reporting Person”), by its execution hereof, hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Code.
(b)    Sellers and Purchaser each hereby agree:
(i)    to provide to the Reporting Person all information and certifications regarding such party, as reasonably requested by the Reporting Person or otherwise required to be provided by a party to the transaction described herein under Section 6045 of the Code; and
(ii)    to provide to the Reporting Person such party’s taxpayer identification number and a statement (on Internal Revenue Service Form W-9 or an acceptable substitute form, or on any other form the applicable current or future Code sections and regulations might require and/or any form requested by the Reporting Person), signed under penalties of perjury, stating that the taxpayer identification number supplied by such party to the Reporting Person is correct.

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(c)    Each party hereto agrees to retain this Agreement for not less than four (4) years from the end of the calendar year in which Closing occurred, and to produce it to the Internal Revenue Service upon a valid request therefor.
(d)    The addresses for Sellers and Purchaser are as set forth in Section 16.1 hereof, and the real estate subject to the transfer provided for in this Agreement is described in Exhibits A-1 through A-7.
ARTICLE V
INSPECTION OF PROPERTY
Section 5.1    Entry and Inspection.
(a)    Through the earlier of Closing or the termination of this Agreement, Purchaser and its agents, representatives, contractors and consultants may inspect and investigate the Property and may conduct such tests, evaluations and assessments of the Property as Purchaser deems reasonably necessary, appropriate or prudent in connection with Purchaser’s acquisition of the Property and the consummation of the transaction contemplated by this Agreement; provided, however, that no invasive testing or sampling shall be conducted by Purchaser or any Licensee Party upon the Real Property or Improvements without the applicable Seller’s prior written consent, which consent may be withheld, delayed or conditioned in such Seller’s sole and absolute discretion. Subject to the provisions of this Section 5.1 and subject to the obligations set forth in Section 5.3 below, Sellers will permit Purchaser and its authorized agents and representatives (collectively, the “Licensee Parties”) the right to enter upon the Real Property and Improvements at all reasonable times, during normal business hours, to perform inspections of the Property and communicate with Tenants and service providers; provided, however, Purchaser shall not have the right to communicate with Tenants unless interviews and communications are coordinated through the applicable Seller, the applicable Seller shall have the right to participate in any such communications, and Purchaser shall comply with the notice requirements of the applicable Tenant Lease. Purchaser will provide to Sellers written notice (which can be delivered by email) of the intention of Purchaser or the other Licensee Parties to enter the Real Property or Improvements at least twenty-four (24) hours prior to such intended entry and specify the intended purpose therefor and the inspections and examinations contemplated to be made. At the applicable Seller’s option, such Seller may be present for any such entry, inspection and communication with any Tenants and service providers with respect to the Individual Property owned by such Seller. Purchaser shall have the right to conduct a Phase I Environmental Assessment to the extent the same is to be completed by a reputable, bonded and insured consultant licensed in the State in which the Property is located carrying the insurance required under Section 5.3 below. If Purchaser or the other Licensee Parties undertake any borings or other disturbances of the soil, the soil shall be recompacted to its condition as existed immediately before any such borings or other disturbances were undertaken.
(b)    Subject to the obligations set forth in Section 5.3 and Section 13.6, the Licensee Parties shall have the right to communicate directly with the Authorities for any good faith reasonable purpose in connection with this transaction contemplated by this Agreement; provided, however, Purchaser, except with respect to routine requests for information and

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associated follow-up communication, shall provide Sellers at least twenty-four (24) hours prior written notice of Purchaser’s intention to communicate with any Authorities and the applicable Seller shall have the right to participate in any such communications.
Section 5.2    Document Review.
(a)    To the extent reasonably requested by Purchaser, Sellers shall make available, either via electronic virtual data room, by delivery of materials to Purchaser’s representatives, by access to the Title Company’s data room, or by being made available at the office of each applicable property manager, the following, to the extent in Sellers’ possession or control, to Purchaser and its authorized agents or representatives for review, inspection, examination, analysis and verification: (i) the environmental reports for the Property in Sellers’ posession; (ii) assessments (special or otherwise), ad valorem and personal property tax bills, covering the three (3) years preceding the Effective Date; (iii) Sellers’ most currently available rent roll and the operating statements and rent rolls for the stub period of the current calendar year plus the prior two (2) calendar years (collectively, the “Rent Roll”); (iv) copies of Tenant Leases, Service Contracts, and Licenses and Permits; and (v) engineering, mechanical and other drawings, blueprints and specifications and similar documentation relating to the Property (collectively, the “Documents”). “Documents” shall not include (and Sellers shall have no obligation to provide written materials requested by Purchaser that constitute) (1) any document or correspondence which would be subject to the attorney-client privilege or covered by the attorney work product doctrine; (2) any document or item which any Seller is contractually or otherwise bound to keep confidential; (3) any documents pertaining to the marketing of the Property for sale to prospective purchasers; (4) any internal memoranda, reports or assessments of Sellers or Sellers’ Affiliates relating to Sellers’ valuation of the Property; (5) any appraisals of the Property, whether prepared internally by Sellers or Sellers’ Affiliates or externally; (6) any documents or items which Sellers consider proprietary (such as Sellers’ or their property managers’ operation manuals, software programs or other electronic media or services that are subject to licenses or other agreements that are personal to Sellers or Sellers’ property managers); (7) organizational, financial and other documents relating to Sellers or Sellers’ Affiliates (other than evidence of due authorization and organization as may be required under this Agreement); (8) any materials projecting or relating to the future performance of the Property; or (9) any documents pertaining to the Reserved Company Assets.
(b)    Purchaser acknowledges that some of the Documents may have been prepared by third parties and may have been prepared prior to each Seller’s ownership of its Individual Property. Purchaser hereby acknowledges that, except as expressly provided in this Agreement and the Closing Documents, Company and Sellers have not made and do not make any representation or warranty regarding the truth, accuracy or completeness of the Documents or the sources thereof (whether prepared by Sellers, Sellers’ Affiliates or any other person or entity). Company and Sellers have not undertaken any independent investigation as to the truth, accuracy or completeness of the Documents and are providing the Documents solely as an accommodation to Purchaser.

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Section 5.3    Entry and Inspection Obligations.
(a)    Purchaser agrees that in entering upon and inspecting or examining the Property and communicating with any Tenants, Purchaser and the other Licensee Parties will not disturb the Tenants or interfere with their use of the Property pursuant to their respective Tenant Leases; interfere with the operation and maintenance of the Property; damage any part of the Property or any personal property owned or held by any Tenant or any other person or entity; injure or otherwise cause bodily harm to Sellers or any Tenant, or to any of their respective agents, guests, invitees, contractors and employees, or to any other person or entity; permit any liens to attach to the Property by reason of the exercise of Purchaser’s rights under this Article V; communicate with the Tenants or service providers except in accordance with this Article V; or reveal or disclose any information obtained concerning the Property and the Documents to anyone outside Purchaser’s organization, and only in accordance with the confidentiality standards set forth in the Confidentiality Agreement. Purchaser will (i) maintain and cause those entering the Property to maintain commercial general liability (occurrence) insurance in an amount not less than Two Million and No/100 Dollars ($2,000,000.00), and deliver to Sellers a certificate of insurance verifying such coverage and Sellers and their property manager (Hines Interests Limited Partnership) being named as an additional insured on such coverage prior to entry upon the Property; (ii) promptly pay when due the costs of all inspections, entries, samplings and tests conducted by Purchaser and/or any Licensee Parties and examinations done with regard to the Property; and (iii) promptly restore the Property to its condition as existed immediately prior to any such inspection, investigations, examinations, entries, samplings and tests, but in no event later than ten (10) days after the damage occurs.
(b)    Purchaser hereby indemnifies, defends and holds each Seller and all of their members, partners, agents, officers, directors, employees, successors, assigns and Affiliates harmless from and against any and all liens, claims, causes of action, damages, liabilities, demands, suits, and obligations, together with all losses, penalties, actual out-of-pocket costs and expenses relating to any of the foregoing (including but not limited to court costs and reasonable attorneys’ fees actually incurred) arising out of any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, whether prior to or after the date hereof, with respect to the Property or any violation of the provisions of Section 5.2 and/or this Section 5.3; provided that the foregoing indemnity shall not apply to any claims, damages or other costs arising by virtue of the mere discovery of any pre-existing condition at the Property in connection with any inspections, investigations, examinations, entries, samplings or tests conducted by Purchaser or any Licensee Party, but only to the extent such parties do not exacerbate such pre-existing condition.
Section 5.4    Sale “As Is”. THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT HAS BEEN NEGOTIATED BETWEEN COMPANY, SELLERS AND PURCHASER, THIS AGREEMENT REFLECTS THE MUTUAL AGREEMENT OF COMPANY, SELLERS AND PURCHASER, AND PURCHASER HAS CONDUCTED ITS OWN INDEPENDENT EXAMINATION OF THE PROPERTY. OTHER THAN ANY SPECIFIC MATTERS REPRESENTED IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY

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OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF COMPANY, SELLERS OR ANY OF SELLERS’ AFFILIATES, AGENTS OR REPRESENTATIVES, AND PURCHASER HEREBY ACKNOWLEDGES THAT NO SUCH REPRESENTATIONS OR WARRANTIES HAVE BEEN MADE. COMPANY AND SELLERS SPECIFICALLY DISCLAIM, AND NEITHER COMPANY, SELLERS NOR ANY OF SELLERS’ OR COMPANY’S AFFILIATES NOR ANY OTHER PERSON IS MAKING, ANY REPRESENTATION, WARRANTY OR ASSURANCE WHATSOEVER TO PURCHASER AND, EXCEPT AS SET FORTH IN THIS AGREEMENT AND THE CLOSING DOCUMENTS, NO WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EITHER EXPRESS OR IMPLIED, ARE MADE BY COMPANY AND SELLERS OR RELIED UPON BY PURCHASER WITH RESPECT TO THE STATUS OF TITLE TO THE REAL PROPERTY OR THE MAINTENANCE, REPAIR, CONDITION, DESIGN OR MARKETABILITY OF THE PROPERTY, OR ANY PORTION THEREOF, INCLUDING BUT NOT LIMITED TO (A) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, (B) ANY IMPLIED OR EXPRESS WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, (C) ANY IMPLIED OR EXPRESS WARRANTY OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, (D) ANY RIGHTS OF PURCHASER UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION, (E) ANY CLAIM BY PURCHASER FOR DAMAGES BECAUSE OF DEFECTS, WHETHER KNOWN, OR UNKNOWN, OR LATENT, WITH RESPECT TO ANY REAL PROPERTY, IMPROVEMENTS OR THE PERSONAL PROPERTY, (F) THE FINANCIAL CONDITION OR PROSPECTS OF THE PROPERTY OR THE TENANTS AND (G) THE COMPLIANCE OR LACK THEREOF OF ANY REAL PROPERTY OR THE IMPROVEMENTS WITH GOVERNMENTAL REGULATIONS (INCLUDING, WITHOUT LIMITATION, ALL LAWS AND REGULATIONS PERTAINING TO ENVIRONMENTAL MATTERS), IT BEING THE EXPRESS INTENTION OF COMPANY, SELLERS AND PURCHASER THAT, EXCEPT AS EXPRESSLY SET FORTH TO THE CONTRARY IN THIS AGREEMENT OR THE CLOSING DOCUMENTS, THE PROPERTY WILL BE CONVEYED AND TRANSFERRED TO PURCHASER IN ITS PRESENT CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS”, WITH ALL FAULTS. Purchaser represents that it is a knowledgeable, experienced and sophisticated purchaser of real estate, and that it is relying solely on its own expertise and that of Purchaser’s consultants in purchasing the Property. In addition, Purchaser, on behalf of itself and its Affiliates, acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement or the Closing Documents, it is not acting (including, as applicable, by entering into this Agreement or consummating the West Coast Asset Sale) in reliance on: (i) any representation or warranty, express or implied; (ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Purchaser or any of its Affiliates or Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of Company and Sellers in connection with the West Coast Asset Sale, in connection with presentations by Company’s management or in any other forum or setting; or (iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information. Purchaser has conducted such inspections, investigations and other independent examinations of the Property and related matters as Purchaser deems necessary, including but not limited to the physical and environmental conditions thereof, and will rely upon same and not upon any statements of Company or Sellers (excluding

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the limited specific matters represented by Company or Sellers herein as limited by Section 18.1) or of any Affiliate, officer, director, employee, agent or attorney of Company or Sellers. Purchaser acknowledges that all information obtained by Purchaser was obtained from a variety of sources and, except as set forth in this Agreement, Company and Sellers will not be deemed to have represented or warranted the completeness, truth or accuracy of any of the Documents or other such information heretofore or hereafter furnished to Purchaser. Upon Closing, Purchaser will assume the risk that adverse matters, including, but not limited to, adverse physical and environmental conditions, may not have been revealed by Purchaser’s inspections and investigations. Purchaser further hereby assumes the risk of changes in applicable Environmental Laws relating to past, present and future environmental health conditions on, or resulting from the ownership or operation of, the Property. Purchaser acknowledges and agrees that upon Closing, Sellers will sell and convey to Purchaser, and Purchaser will accept the Property, “AS IS, WHERE IS,” with all faults. Purchaser further acknowledges and agrees that there are no oral agreements, warranties or representations, collateral to or affecting the Property, by Company, Sellers, any Affiliate of Sellers, any agent of Company or Sellers or any third party. Company and Sellers are not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or other person, unless the same are specifically set forth or referred to herein. Purchaser acknowledges that the Purchase Price reflects the “AS IS, WHERE IS” nature of this sale and any faults, liabilities, defects or other adverse matters that may be associated with the Property. Purchaser, with Purchaser’s counsel, has fully reviewed the disclaimers and waivers set forth in this Agreement, and understands the significance and effect thereof. Purchaser acknowledges and agrees that the disclaimers and other agreements set forth herein are an integral part of this Agreement, and that Company and Sellers would not have agreed to sell the Property to Purchaser for the Purchase Price without the disclaimers and other agreements set forth in this Agreement.
_/s/_TH________
Purchaser Initials
Section 5.5    Purchaser’s Release of Sellers.
(a)    Sellers Released From Liability. Purchaser, on behalf of itself and its partners, members, officers, directors, agents, controlling persons and Affiliates, hereby releases Company, each Seller, Sellers’ Affiliates and their respective partners, members, owners, officers, directors, agents, representatives and controlling persons (collectively, the “Seller Released Parties”) from any and all liability, responsibility, penalties, fines, suits, demands, actions, losses, damages, expenses, causes of action, proceedings, judgments, executions, costs of any kind or nature whatsoever and claims (collectively, “Claims”) arising out of or related to any matter or any nature relating to the Property or its condition (including, without limitation, the presence in the soil, soil gas, air, structures and surface and subsurface waters, of any Hazardous Substances or any chemical, material or substance that may in the future be determined to be toxic, hazardous, undesirable or subject to regulation and/or that may need to be specially treated, handled and/or removed from the Property under current or future federal, state and local laws, regulations or guidelines, any latent or patent construction defects, errors or omissions, compliance with law matters, any statutory or common law right Purchaser may have for property damage Claims, bodily injury Claims, contribution or cost recovery Claims or any other Claims under

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Environmental Laws and/or to receive disclosures from Company or Sellers, including, without limitation, any disclosures as to the Property’s location within areas designated as subject to flooding, fire, seismic or earthquake risks by any federal, state or local entity, the need to obtain flood insurance, the certification of water heater bracing and/or the advisability of obtaining title insurance, or any other condition or circumstance affecting the Property, its financial viability, use of operation, or any portion thereof), valuation, salability or utility of the Property, or its suitability for any purpose. Without limiting the foregoing, Purchaser specifically releases the Seller Released Parties from any claims Purchaser may have against the Seller Released Parties now or in the future arising from the environmental condition of the Property or the presence of Hazardous Substances or contamination on or emanating from the Property, including any rights of contribution or indemnity. Notwithstanding any provision hereof to the contrary, the provisions of this Section 5.5(a) shall not release any Seller from liability for any damages, claims, liabilities or obligations arising out of or in connection with a breach of (or failure to comply with) any covenant, representation or warranty of a Seller expressly set forth in this Agreement or any of the Closing Documents executed by a Seller pursuant to this Agreement, subject to the limitation on survival and liability set forth in this Agreement.
_/s/_TH________
Purchaser Initials
(b)    Purchaser’s Waiver of Objections. Purchaser acknowledges that it has inspected the Property, observed its physical characteristics and existing conditions and had the opportunity to conduct such investigations and studies on and off said Property and adjacent areas as it deems or deemed necessary, and Purchaser hereby waives any and all objections to or complaints (including but not limited to actions based on federal, state or common law and any private right of action under CERCLA, RCRA or any other state and federal law to which the Property are or may be subject, including any rights of contribution or indemnity) against Company, each Seller, their Affiliates, or their respective officers, directors, partners, members, owners, employees or agents regarding physical characteristics and existing conditions, including without limitation structural and geologic conditions, subsurface soil and water conditions and solid and hazardous waste and Hazardous Substances on, under, adjacent to or otherwise affecting the Property or related to prior uses of the Property.
(c)    Purchaser Assumes Risks of Change in Laws. Purchaser further hereby assumes the risk of changes in applicable laws and regulations relating to past, present and future environmental, safety or health conditions on, or resulting from the ownership or operation of, the Property, and the risk that adverse physical characteristics and conditions, including without limitation the presence of Hazardous Substances or other substances, may not be revealed by its investigation.
_/s/_TH________
Purchaser Initials
(d)    California Specific Waiver Provision. In connection with Sections 5.5(a) - (c), Purchaser expressly waives the benefits of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT

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THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.” PURCHASER ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY LEGAL COUNSEL OF ITS CHOICE IN CONNECTION WITH THIS AGREEMENT, AND THAT SUCH COUNSEL HAS EXPLAINED TO PURCHASER THE PROVISIONS OF THIS SECTION 5.5. BY INITIALING BELOW, PURCHASER CONFIRMS IT HAS AGREED TO THE PROVISIONS OF THIS SECTION 5.5.
_/s/_TH________
Purchaser Initials
(e)    Flood Hazard Zone. Purchaser acknowledges that if the Real Property is located in an area which the Secretary of the Department of Housing and Urban Development has found to have special flood hazards, then pursuant to the National Flood Insurance Program, Purchaser will be required to purchase flood insurance in order to obtain a loan secured by the Real Property from a federally regulated financial institution or a loan insured or guaranteed by an agency of the United States government. Sellers shall have no responsibility to determine whether the Real Property is located in an area which is subject to the National Flood Insurance Program.
(f)    Natural Hazards. Purchaser and Sellers further acknowledge that Sellers may be required to disclose if the Property lies within the following natural hazard areas or zones: (i) a special flood hazard area designated by the Federal Emergency Management Agency (California Civil Code Section 1103(c)(1)); (ii) an area of potential flooding (California Government Code Section 8589.4); (iii) a very high fire hazard severity zone (California Government Code Section 51178 et seq.); (iv) a wild land area that may contain substantial forest fire risks and hazards (Public Resources Code Section 4135); (v) earthquake fault zone (Public Resources Code Section 2622); or (vi) a seismic hazard zone (Public Resources Code Section 2696) (sometimes all of the preceding are herein collectively called the “Natural Hazard Matters”). Purchaser and Sellers hereby instruct Title Company, or an affiliate thereof (who, in such capacity, is herein called the “Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Sellers to fulfill their disclosure obligations, if and to the extent such obligations exist, with respect to the natural hazards referred to in California Civil Code Section 1103 et seq. and to report the result of its examination to Purchaser and Sellers in writing. The written report prepared by the Natural Hazard Expert regarding the results of its full examination will fully and completely discharge Sellers from their disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code section 1103.4 regarding non-liability of Sellers for errors or omissions not within its personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of its expertise with respect to the examination and written report regarding the natural hazards referred to above. Purchaser agrees to provide Sellers with a written acknowledgment of its receipt of the Natural Hazard Disclosure Statement.

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ARTICLE VI
TITLE AND SURVEY MATTERS
Section 6.1    Survey. On or prior to the Effective Date, Sellers have delivered to Purchaser, at Sellers’ cost, a copy of the following surveys of each Real Property: (i) that certain survey dated June 8, 2016 and prepared by Steven C. Berg, P.L.S. No. 53385 with respect to the 5th and Bell Real Property (the “5th and Bell Survey”), (ii) that certain survey dated April 27, 2007 and prepared by Donald J. Kern, P.L.S. No. 34670 with respect to the Daytona Campus Real Property (the “Daytona Campus Survey”), (iii) that certain survey dated April 27, 2007 and prepared by Donald J. Kern, P.L.S. No. 34670 with respect to Laguna Campus Real Property (the “Laguna Campus Survey”), (iv) that certain survey dated June 22, 2016 and prepared by John Koroyan, P.L.S. No. 8883 with respect to the 2851 Junction Real Property (the “2851 Junction Survey”), (v) that certain survey dated June 14, 2016 and prepared by Alex M. Calder, P.L.S. 9267 with respect to the 2100 Powell Real Property (the “2100 Powell Survey”), (vi) that certain survey dated June 14, 2016 and prepared by Alex Calder, P.L.S. 9267 with respect to the Alameda Real Property (the “Alameda Survey”), and (vii) that certain survey dated June 15, 2016 and prepared by Bock & Clark with respect to the Howard Hughes Center Real Property (the “Howard Hughes Center Survey”; and collectively with 5th and Bell Survey, Daytona Campus Survey, Laguna Campus Survey, 2851 Junction Survey, 2100 Powell Survey and the Alameda Survey, the “Surveys”, and each, a “Survey”). Sellers shall have no obligation to obtain any modification, update, or recertification of any of the Surveys. Any such modification, update or recertification of a Survey may be obtained by Purchaser at its sole cost and expense.
Section 6.2    Title and Survey Review.
(a)    Prior to the Effective Date, Purchaser has caused the Title Company to furnish or otherwise make available to Purchaser (i) a preliminary title commitment for the 5th and Bell Real Property dated with an effective date of June 6, 2016 (the “5th and Bell PTR”), (ii) a preliminary title commitment for the Daytona Campus Real Property dated with an effective date of June 9, 2016 (the “Daytona Campus PTR”), (iii) a preliminary title commitment for the Laguna Campus Real Property dated with an effective date of June 9, 2016 (the “Laguna Campus PTR”), (iv) a preliminary title commitment for the 2851 Junction Real Property dated with an effective date of June 2, 2016 (the “2851 Junction PTR”), (v) a preliminary title commitment for the 2100 Powell Real Property dated with an effective date of May 16, 2016 (the “2100 Powell PTR”), (vi) a preliminary title commitment for the Alameda Real Property dated with an effective date of April 28, 2016 (the “Alameda PTR”), and (vii) a preliminary title commitment for the Howard Hughes Center Real Property dated with an effective date of May 20, 2016 (the “Howard Hughes Center PTR”; and collectively with 5th and Bell PTR, Daytona Campus PTR, Laguna Campus PTR, 2851 Junction PTR, 2100 Powell PTR and the Alameda PTR, the “PTRs”, and each, a “PTR”), and copies of all underlying title documents described in the PTRs. Purchaser has approved the Surveys, the PTRs, and the condition of title to the Property (but only as shown on the PTRs) subject only to Seller’s obligations pursuant to Section 6.2.
(b)    With respect to updates to the PTRs and Surveys received after the Effective Date and prior to Closing (the “Updated Reports”), Purchaser may notify Sellers in writing (the

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“Gap Notice”) of any matters reflected in such Updated Reports that were not reflected on the PTRs or initial Surveys (“New Exceptions”); provided that Purchaser must notify Sellers of any objection to any such New Exception prior to the date which is ten (10) Business Days after being made aware of the existence of such New Exception. If Purchaser fails to deliver to Sellers a notice of objections on or before such date, Purchaser will be deemed to have waived any objection to the New Exceptions, and the New Exceptions will be included as Permitted Exceptions. Sellers will have ten (10) Business Days from the receipt of Purchaser’s notice (and, if necessary, Sellers may extend the Closing Date to provide for such ten (10) Business Day period and for ten (10) Business Days following such period for Purchaser’s response), within which time Sellers may, but, except as set forth in this Section 6.2 are under no obligation to, remove or otherwise obtain affirmative insurance over the objectionable New Exceptions, or commit to remove or otherwise obtain affirmative insurance over the same at or prior to Closing (such affirmative insurance subject to Purchaser’s reasonable consent). If, within the ten (10) Business Day period, Sellers do not commit to remove or otherwise obtain affirmative insurance over the objectionable New Exceptions, and such New Exception would have a material adverse effect on the value, access or operation of the applicable Property, then Purchaser may terminate this Agreement upon delivering a notice to Sellers terminating this Agreement on or before the date ten (10) Business Days following expiration of the ten (10) Business Day cure period. For purposes of this Section 6.2(b), a “material adverse effect” shall mean causing loss or damage in excess of ten percent (10%) of the Allocated Value of the applicable Individual Property. In the event any Property is subject to a New Exception (except those that Seller has committed to remove, are required to remove or otherwise affirmatively insure over (such affirmative insurance subject to Purchaser’s reasonable consent)) and Sellers are unwilling or unable to cure such matters in accordance herewith and such New Exceptions would not have a material adverse effect on the value, access or operation of the applicable Property, then (a) such New Exception will be deemed to be a Permitted Exception and (b) Purchaser shall receive a credit against the Purchase Price at Closing in the (i) amount required to remove such New Exception if it may be removed by the payment of a liquidated amount or (ii) if such New Exception may not be removed by the payment of a liquidated amount, the amount of damages or diminution of value reasonably expected to be suffered by Purchaser as a result of such New Exception. If Purchaser had the right to terminate this Agreement but fails to terminate this Agreement in the manner set forth in this Section 6.2(b), the New Exceptions (except those Sellers have committed to remove, are required to remove or otherwise affirmatively insure over (such affirmative insurance subject to Purchaser’s reasonable consent)) will be included as Permitted Exceptions. If this Agreement is terminated by Purchaser pursuant to the foregoing provisions of this Section 6.2(b), then neither Purchaser nor Sellers shall have any further rights or obligations hereunder (except for the Termination Surviving Obligations) and the Independent Consideration shall be paid to Sellers.
(c)    Each Seller will be obligated to cure (or cause deletion from the applicable Title Polices or provide affirmative title insurance reasonably acceptable to Purchaser over) exceptions to title to the Individual Property owned by it listed on Exhibit L attached hereto (the “Initial Must-Cure Matters”). In addition to the Sellers’ obligation to cure (or cause deletion from the applicable Title Polices or provide affirmative title insurance reasonably acceptable to Purchaser) the Initial Must-Cure Matters, Sellers shall also be obligated to take (and hereby covenant to take) such actions as may be reasonably required by Title Company so that Title

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Company is willing to issue title insurance to Purchaser without exception for (i) to the extent not an Initial Must-Cure Matter, any liens securing any existing mortgage or deed of trust financing obtained or assumed by any Seller or its Affiliate that encumbers all or any portion of the Property as of the Effective Date (an “Existing Loan”), (ii) any liens securing any other mortgage or deed of trust financing voluntarily obtained by any Seller after the Effective Date and prior to the Closing, (iii) any other mechanics’ liens or materialmens’ liens arising from any work or improvements at the Property performed by any Seller that encumber the Property on the Closing Date (other than liens or claims arising from Purchaser’s due diligence reviews or inspections hereunder and other than liens or claims arising from any work or improvements at the Property by any Tenant which the Tenant is required to remove pursuant to the terms of such Tenant’s Lease) and (iv) Voluntary Encumbrances created by Sellers on or after the Effective Date (collectively the “Post-Effective Date Must-Cure Matters”; together with the Initial Must-Cure Matters, the “Must-Cure Matters”). If any Must-Cure Matter may be removed by the payment of a sum of money and Sellers have not caused the removal of said Must-Cure Matter on or before the Closing Date, Purchaser shall have the right to deduct from the Purchase Price at Closing the amount required to cause the removal of said Must-Cure Matter.
(d)    Except as expressly provided in this Section 6.2, Sellers shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations, or otherwise to cure or agree to cure any title objections.
Section 6.3    Title Insurance. It shall be a condition to Purchaser’s obligation to close that the Title Company issue to Purchaser ALTA extended coverage Owner’s Policies of Title Insurance (the “Title Policy”, and collectively, the “Title Policies”) for the Individual Properties with liability in the amount of the Allocated Value of such Individual Property, showing title to such Individual Property vested in Purchaser, subject only to: (i) the pre-printed standard exceptions in the Title Policies, (ii) exceptions approved or deemed approved by Purchaser pursuant to Section 6.2 above, (iii) the Tenant Leases shown on Exhibit F or entered into after the Effective Date in accordance with this Agreement applicable to such Individual Property, (iv) any taxes and assessments for the year of Closing not yet delinquent as of the Closing, (v) any liens or claims of liens for work, service, labor or materials performed or supplied by, for or on behalf of any Tenant, and required to be cured by Tenant pursuant to the terms the Tenant Leases, (vi) all matters shown on the Surveys, or any updates thereto, (vii) matters which have been removed or affirmatively insured over (such affirmative insurance to be reasonably approved by Purchaser), and (viii) any exceptions arising from Purchaser’s actions (collectively, the “Permitted Exceptions”). In the event Purchaser elects not to pay for any additional premium for the ALTA extended coverage policy, then the Title Policies to be issued as of the Closing shall be standard ALTA Owner’s Policies of Title Insurance which shall include, among other things, a general survey exception. It is understood that Purchaser may request a number of endorsements to the Title Policies, but the issuance of any such endorsements shall not be a condition to Closing.
ARTICLE VII
INTERIM OPERATING COVENANTS AND ESTOPPELS

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Section 7.1    Interim Operating Covenants. Each Seller covenants to Purchaser severally, but not jointly, that as to the Property owned by such Seller during the Interim Period, such Seller will, unless otherwise consented to in writing by Purchaser in advance:
(a)    Operations. Continue to operate, manage and maintain the Improvements owned by it in the ordinary course of such Seller’s business, substantially in accordance with such Seller’s present practice and otherwise consistent with good real estate management practice and in compliance with applicable law, subject to ordinary wear and tear and Article IX.
(b)    Maintain Insurance. Maintain its current insurance or insurance equivalent on the Improvements owned by it which is at least equivalent in all material respects to such Seller’s insurance policies covering the Improvements owned by it for the six (6) months prior to the Effective Date.
(c)    Personal Property. Not transfer or remove any Personal Property owned by it from the Improvements owned by it except for the purpose of repair or replacement thereof. Any items of Personal Property replaced after the Effective Date will be installed prior to Closing and will be of substantially similar quality of the item of Personal Property being replaced.
(d)    Leases. Each Seller may continue to offer its Property for lease in the same manner as prior hereto pursuant to its normal course of business and shall keep Purchaser reasonably informed as to the status of material leasing activities known to such Seller prior to the Closing Date. Without Purchaser’s prior approval in its sole discretion, not enter into any new lease or amend, supplement, expand, renew or terminate any Tenant Lease; provided nothing herein shall be deemed to require Purchaser’s consent to any expansion or renewal of a Tenant Lease which such Seller, as landlord, is required to honor pursuant to any Tenant Lease. Each Seller shall perform all of its covenants in all material respects under each of its Tenant Leases.
(e)    Service Contracts. Without Purchaser’s prior approval in its sole discretion, (i) not enter into a new Service Contract, unless such new Service Contract is terminable on thirty (30) days (or less) prior notice without penalty and provides for monthly payments of less than $15,000 and (ii) not amend, supplement, terminate or otherwise modify any of the Assumed Service Contracts.
(f)    Notices. To the extent received by such Seller, promptly deliver to Purchaser copies of written default notices, notices of lawsuits and notices of violations of Governmental Regulations affecting such Seller’s Individual Property.
(g)    Encumbrances. Without Purchaser’s prior approval in its sole discretion, not voluntarily subject such Seller’s Individual Property to any additional liens, encumbrances, covenants or easements.
(h)    5th and Bell Ground Lease. Without Purchaser’s prior approval in its sole discretion, not amend, supplement, terminate, grant waivers or consents under or otherwise modify the 5th and Bell Ground Lease. The 5th and Bell Seller shall perform all of its covenants in all material respects under the 5th and Bell Ground Lease.

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(i)    Declarations; Escrow Agreements. Without Purchaser’s prior approval in its sole discretion, not to, or agree to, amend, supplement, terminate or otherwise modify any of the Declarations or the 2851 Junction Escrow Agreement. The Sellers shall perform all of its covenants in all material respects under the Declarations and the 2851 Junction Escrow Agreement.
(j)    Taxes. Continue to pay or cause to be paid all taxes as and when due and payable.
(k)    SNDAs. Upon the written request of Purchaser, each Seller agrees to forward, at no cost to such Seller and solely as an accommodation to Purchaser, Purchaser’s lender’s form of Subordination, Non-Disturbance and Attornment Agreement (if any) to each Tenant. It is expressly understood and agreed that the receipt of one or more Subordination, Non-Disturbance and Attornment Agreements in any form executed by Tenants shall not be a condition to Purchaser’s obligation to proceed with the Closing under this Agreement.
(l)    Environmental.
(i)    Without Purchaser’s prior approval in its sole discretion, amend, supplement, terminate or otherwise modify any of the Environmental Remediation Documents. The applicable Sellers shall perform all of their covenants in all material respects under the Environmental Remediation Document.
(ii)    With respect to the 2100 Powell Real Property, prior to the Closing Date, Seller shall (A) perform certain vapor intrusion testing, as set forth on Exhibit Z attached hereto and as reasonably approved by Purchaser (“Initial Vapor Testing”) and issue a report on the same (which report may be relied on by Purchaser at Purchaser’s request) and (B) if reasonably requested by Purchaser’s environmental engineer based on the findings of the Initial Vapor Testing, perform a Human Health Risk Assessment in a manner reasonably approved by Purchaser (the “HHRA Testing”). If and to the extent reasonably required by Purchaser’s environmental engineer as a result of the Initial Vapor Testing and HHRA Testing, Sellers shall, take the action recommended by such engineer, which may include the installation of a vapor mitigation system and a re-testing of ambient indoor air to confirm adequacy of the mitigation system after installatiion (the “Vapor Remediation Work”); provided, however, in no event shall Sellers be obligated to expend more than $500,000 in the aggregate for the Initial Vapor Testing, HHRA Testing, and Vapor Remediation Work.
Whenever in this Section 7.1 a Seller is required to obtain Purchaser’s approval with respect to any transaction described therein, Purchaser shall, within three (3) Business Days after receipt of such Seller’s request therefor, notify such Seller of its approval or disapproval of the same and, if Purchaser fails to notify such Seller of its approval within said three (3) Business Day period, Purchaser shall be deemed to have approved same.

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Section 7.2    Tenant Lease Estoppels.
(a)    Within ten (10) Business Days following the Effective Date, Sellers shall prepare and deliver to all Tenants under the Tenant Leases an estoppel certificate in substantially the same form of the estoppel certificate attached hereto as Exhibit C-2. It will be a condition to Closing that the Sellers collectively obtain and deliver to Purchaser, from (i) each of the major tenants leasing space in the Improvements listed on Exhibit C-1 (“Major Tenants”), and (ii) from such other Tenants leasing space in the Improvements, which when added to all Major Tenants aggregates at least seventy percent (70%) of the rentable square footage leased at each Individual Property, executed Acceptable Estoppel Certificates. “Acceptable Estoppel Certificates” are estoppel certificates in substantially the form of the estoppel certificate attached hereto as Exhibit C-2, which shall not contain any material modifications or inconsistencies with respect to the Rent Roll, the Tenant Leases, and the representations and warranties of the Sellers contained herein, and which shall not disclose any alleged material default or unfulfilled material obligation on the part of the landlord or Tenant not disclosed in writing to Purchaser prior to the Effective Date; provided that an estoppel certificate executed by a Tenant in the form prescribed by its Tenant Lease, shall constitute an Acceptable Estoppel Certificate if it is otherwise consistent with this Section 7.2 and the factual information contained in the estoppels distributed to such Tenants pursuant to the provisions of this Section 7.2. In addition, an estoppel certificate shall continue to be an Acceptable Estoppel Certificate notwithstanding the deletion of items 12 and/or 15 therefrom. For the avoidance of doubt, the “rentable square footage” of each Property, as used in the preceding sentence, shall not include any area subject to or covered by any billboard, rooftop, telecommunications, or antenna lease or license. Notwithstanding anything contained herein to the contrary, in no event shall a Seller’s failure to obtain the required number of Acceptable Estoppel Certificates in accordance with the provisions of this Section 7.2 constitute a default by such Seller under this Agreement. Purchaser’s sole and exclusive remedy for a failure of the condition to obtain the required number of Acceptable Estoppel Certificates shall be to terminate this Agreement pursuant to Section 14.1(b)(i). Prior to delivery of the forms of estoppel certificates, each Seller will deliver to Purchaser completed forms of estoppel certificates, in the form attached hereto as Exhibit C-2 or such forms as required by the applicable Tenant Lease and containing the information contemplated thereby. Within three (3) Business Days following Purchaser’s receipt thereof, Purchaser will send to Sellers notice either (i) approving such forms as completed by Sellers or (ii) setting forth in detail all changes to such forms which Purchaser reasonably believes to be appropriate to make the completed forms of estoppel certificates accurate and complete. Sellers will make such changes to the extent Sellers agree such changes are appropriate, except that Sellers will not be obligated to make any changes which request more expansive information than is contemplated by Exhibit C-2 or the form required by the applicable Tenant Lease. Purchaser’s failure to respond within such three (3) Business Day period shall be deemed approval of such estoppel certificate.
(b)    Notwithstanding anything to the contrary herein, in the event Sellers fail to obtain an Acceptable Estoppel Certificate from any particular Tenant (other than a Major Tenant) under any Tenant Lease (after requesting the same), each Seller, at its sole option, may elect to satisfy part of the requirements under Section 7.2(a) by delivering a representation certificate of such Seller in the form attached hereto as Exhibit C-3 (a “Seller Certificate”) for such Tenant.

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A Seller may deliver a Seller Certificate for up to ten percent (10%) of the rentable square footage leased at the Individual Property owned by such Seller, but not for any Major Tenant. If such Seller subsequently obtains an Acceptable Estoppel Certificate from a Tenant for which such Seller has delivered a Seller Certificate, the delivered Seller Certificate will be null and void, and Purchaser will accept such estoppel certificate in its place.
Section 7.3    Reserved.
Section 7.4    Declaration Estoppels.
(a)    Within ten (10) Business Days following the Effective Date, Seller shall prepare and deliver an estoppel certificate to the Howard Hughes Center Property Owner’s Association under and with respect to that certain Agreement and Declaration of Covenants, Conditions and Restrictions for Howard Hughes Center, dated March 17, 1993 and recorded on June 24, 1993, as Instrument No. 93-1210312 in the Official Records, in substantially the same form of the estoppel certificate attached hereto as Exhibit Y. It shall be a condition to Closing that the Sellers obtain and deliver to Purchaser an estoppel certificate from the Howard Hughes Center Property Owner’s Association substantially in the form attached hereto as Exhibit Y (the “Acceptable Association Estoppel”). Notwithstanding anything contained herein to the contrary, in no event shall the Seller’s failure to obtain an Acceptable Association Estoppel constitute a default by Seller under this Agreement. Purchaser’s sole and exclusive remedy for a failure of the condition to obtain an Acceptable Association Estoppel shall be to terminate the Agreement pursuant to Section 14.1(b)(i).
(b)    Seller will cooperate with Purchaser to obtain estoppel certificates (“REA and CCR Estoppels”) from the parties (other than Seller and other than any Authority) to the Declarations listed on Exhibit V attached hereto, provided that obtaining any REA and CCR Estoppels other than the Acceptable Association Estoppel shall not be a condition to Purchaser’s obligation to Close, and the failure to obtain any such REA and CCR Estoppels shall not be a default by Seller hereunder.
Section 7.5    5th and Bell Ground Lessor Estoppel. Within ten (10) Business Days following the Effective Date, the 5th and Bell Seller shall prepare and deliver to the 5th and Bell Ground Lessor an estoppel certificate in substantially the same form of the estoppel certificate attached hereto as Exhibit W. It will be a condition to the 5th and Bell Seller’s obligation to sell, and Purchaser’s obligation to purchase, the 5th and Bell Real Property, the leasehold interest in the 5th and Bell Ground Lease, and the 5th and Bell Improvements that the 5th and Bell Seller obtain and deliver to Purchaser an estoppel certificate from the 5th and Bell Ground Lessor, in substantially the form attached hereto as Exhibit W (“5th and Bell Ground Lessor Estoppel”), subject to changes thereto reasonably approved by Purchaser, and which (a) does not contain any material modifications or inconsistencies with the 5th and Bell Ground Lease or the representations and warranties of the Sellers contained herein, (b) does not disclose any alleged material default or unfulfilled material obligation on the part of the 5th and Bell Seller not previously disclosed to Purchaser prior to the Effective Date, and (c) includes the acknowledgement that the Purchaser satisfies the requirements of Section 9.1 of the 5th and Bell Ground Lease. In connection with seeking the 5th and Bell Ground Lessor Estoppel, Purchaser covenants and agrees to promptly

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provide such information reasonably requested by the 5th and Bell Ground Lessor (subject to regulatory and confidentiality restrictions applicable to Purchaser and consistent with information provided to other ground lessors by Affiliates of Purchaser). Notwithstanding anything contained herein to the contrary, in no event shall the 5th and Bell Seller’s failure to obtain the 5th and Bell Ground Lessor Estoppel constitute a default by Seller under this Agreement. Instead, the sole and exclusive consequence of a failure of the condition to obtain the 5th and Bell Ground Lessor Estoppel shall be the termination of this Agreement as to the 5th and Bell Real Property, the leasehold interest in the 5th and Bell Ground Lease, and the 5th and Bell Improvements pursuant to Section 7.6(c).
Section 7.6    Option Properties; 5th and Bell Ground Lessor Estoppel.
(a)    The 5th and Bell Real Property and 5th and Bell Improvements, a portion of the Laguna Campus Real Property and Laguna Campus Improvements, and the Daytona Campus Real Property and Daytona Campus Improvements (the “Option Properties”) are subject to rights to purchase in favor of (i)Tenants pursuant to the terms of the Tenant Leases as in effect as of the Effective Date and (ii) the 5th and Bell Ground Lessor pursuant to the terms of the 5th and Bell Ground Lease as in effect as of the Effective Date (“Purchase Options”) as a result of the applicable Sellers entering into this Agreement. With respect to the Laguna Campus Real Property and the Laguna Campus Improvements, only the portion thereof subject to such purchase rights shall be considered an Option Property.
(b)    With respect to the Option Properties, Sellers shall, within five (5) Business Days following the Effective Date, provide to Purchaser a draft of each notice to be provided to the counterparty under the applicable Purchase Option, which notice shall (i) include a proposed purchase price (A) based on the Allocated Value with respect to the portion of the Laguna Campus Real Property and Laguna Campus Improvements, and the Daytona Campus Real Property and Daytona Campus Improvements and (B) of $96,500,000 for the 5th and Bell Real Property and 5th and Bell Improvements (the “5th and Bell Option Price”), and (ii) otherwise conform to the requirements of the applicable document which contains the Purchase Option, as reasonably approved by Purchaser (an “Approved Option Notice”). Within three (3) Business Days following Purchaser’s receipt thereof, Purchaser will send to Sellers notice either (i) approving such forms as completed by Sellers, or (ii) setting forth in detail all changes to such forms which Purchaser reasonably believes to be appropriate to make the completed option notices accurate and complete. Sellers will make such changes to the extent Sellers reasonably agree such changes are appropriate. Purchaser’s failure to respond within such three (3) Business Day period shall be deemed approval of such notice. Promptly following receipt of Purchaser’s approval, Sellers shall deliver the Approved Option Notice to the applicable counterparty of the Purchase Option. Should (i) any counterparty to a Purchase Option for an Option Property exercises its right to acquire the applicable Option Property relating to such Purchase Option or (ii) the 5th and Bell Ground Seller fails to obtain the 5th and Bell Ground Lessor Estoppel, the applicable Option Property (the “Excluded Option Property”) shall be excluded from the sale contemplated by this Agreement.
(c)    In the event an Option Property becomes an Excluded Option Property, the applicable Seller shall promptly notify Purchaser of the same and the following shall apply:

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(i)    Subject to Section 7.6(d), this Agreement will terminate with respect to such Excluded Option Property only and such Excluded Option Property shall not be considered an Individual Property (or portion thereof) under this Agreement for any purposes (other than with respect to the Termination Surviving Obligations);
(ii)    The Purchase Price shall be reduced by (A) the Allocated Value of the Laguna Campus Real Property and Laguna Campus Improvements, or the Daytona Campus Real Property and Daytona Campus Improvements, to the extent they are an Excluded Option Property and (B) the 5th and Bell Option Price to the extent the 5th and Bell Real Property and 5th and Bell Improvements is an Excluded Option Property; provided that if, after exercising the applicable Purchase Option, the 5th and Bell Ground Lessor fails to acquire the 5th and Bell Real Property and 5th and Bell Improvements in accordance with the terms of the 5th and Bell Ground Lease, and Purchaser does not exercise the Excluded Option Inclusion Event with respect to such property, the Purchase Price shall be reduced only by $93,000,000;
(iii)    If the Daytona Campus Real Property and Daytona Campus Improvements or the applicable portion of the Laguna Campus Real Property and Laguna Campus Improvements become an Excluded Option Property, the Daytona Campus Seller and the Laguna Campus Seller shall, prior to Closing and the sale of such Excluded Option Property, enter into new easements or other similar agreements, or amend existing easements or other similar agreements, affecting either Individual Property to (i) ensure that Purchaser shall have substantially the same rights of access and parking to each of the Individual Properties as at the Effective Date and (ii) address the parking rights of Tenants under applicable Tenant Leases, which new easements or similar agreements or amendments thereto shall be subject to Purchaser’s approval, which approval shall not be unreasonably withheld; and
(iv)    Neither Sellers nor Purchaser shall have any liability hereunder with regard to such Excluded Option Property, except for the Termination Surviving Obligations. For purposes of clarification, if the portion of the Laguna Campus Real Property and Laguna Campus Improvements subject to a Purchase Option becomes an Excluded Option Property, the remainder of the Laguna Campus Real Property and Laguna Campus Improvements shall remain subject to this Agreement with the Purchase Price therefor to be equal to the amount set forth on Exhibit X.
(d)    If, after the date on which an Option Property becomes Excluded Option Property, but prior to the Outside Date, the applicable counterparty defaults on its obligation to purchase such Excluded Option Property, or such Excluded Option Property otherwise becomes available for sale by the applicable Seller, the applicable Seller shall promptly notify Purchaser and provide to Purchaser an update of the Exhibits to this Agreement relating to such Excluded Option Property. Within a period of five (5) Business Days from the date of delivery of such notice and updated Exhibits(the “Purchaser Option Date”), Purchaser shall have the right to elect to cause Seller to sell such Excluded Option Property to Purchaser in accordance with the terms of this Agreement by delivering written notice from Purchaser to the applicable Seller (an

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“Excluded Option Inclusion Event”). If an Excluded Option Inclusion Event does not occur, then Purchaser shall have no obligation to buy, and the applicable Seller shall have no obligation to sell, the applicable Excluded Option Property. If an Excluded Option Inclusion Event occurs in accordance with the terms of this Agreement, this Agreement shall be deemed amended as follows:
(i)    to include the relevant Excluded Option Property as an Individual Property, subject to the terms and conditions of this Agreement, including increasing the Purchase Price by the amount of the applicable reduction set forth in Section 7.6(c)(ii);
(ii)    to update the Exhibits to include such Excluded Option Property and any updates determined by Seller that are necessary to make such Exhibits accurate and which were delivered to Purchaser as provided above;
(iii)    in the event the Excluded Option Inclusion Event occurs on or before the date that is thirty (30) days prior to the Closing Date, the Closing Date for such Excluded Option Property shall occur on the Closing, together with the remainder of the Property; and
(iv)    in the event the Excluded Option Inclusion Event occurs after the date that is thirty (30) days prior to the Closing Date, the Closing with respect to such Excluded Option Property shall occur thirty (30) days after the date of the Excluded Option Inclusion Event or such earlier date as elected by Purchaser (each such Closing Date, an “Excluded Option Property Closing Date”).
ARTICLE VIII
REPRESENTATIONS AND WARRANTIES
Section 8.1    Sellers’ and Company’s Representations and Warranties. Each Seller is making the following representations and warranties severally, but not jointly, as to itself and the Individual Property owned by such Seller, as applicable, and Company is making only those following representations and warranties that apply specifically to Company (but not the Property). Subject to the limitations set forth in Article XVIII of this Agreement, each Seller and Company represent and warrant to Purchaser the following:
(a)    Status. (i) As to each of 5th and Bell Seller, Daytona Campus Seller, and Laguna Campus Seller, such Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to transact business within the State of Washington, (ii) as to each of 2851 Junction Seller, 2100 Powell Seller, and Howard Hughes Center Seller, such Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to transact business within the State of California, and (iii) as to Alameda Seller, such Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to transact business within the State of California. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Company and each Seller has requisite corporate or other legal entity, as the case may

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be, power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
(b)    Authority; Enforceability. Each Seller and Company have the full power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller and Company has been and, subject to receipt of the Company Stockholder Approval, the performance by such Seller and Company of its obligations hereunder will be duly authorized by all necessary action on the part of such Seller and Company. This Agreement has been duly executed and delivered by such Seller and Company and (assuming the due authorization, execution and delivery of this Agreement by Purchaser) this Agreement constitutes the legal, valid and binding obligation of such Seller or Company, enforceable against such Seller or Company in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally. The Company Board has (i) unanimously determined that this Agreement and the Plan of Liquidation, including the West Coast Asset Sale, is advisable and in the best interests of Company and the holders of Company Common Stock, (ii) unanimously approved, adopted and declared advisable this Agreement and the Plan of Liquidation, including the West Coast Asset Sale, (iii) unanimously directed that the Plan of Liquidation, including the West Coast Asset Sale, be submitted to a vote of the holders of Company Common Stock, and (iv) unanimously resolved to recommend that holders of Company Common Stock vote in favor of approval and adoption of the Plan of Liquidation, including the West Coast Asset Sale (such recommendation, including with respect to the West Coast Asset Sale, the “Company Board Recommendation”), which resolutions were duly adopted and which remain in full force and effect and have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted after the date hereof by Section 13.2.
(c)    Non-Contravention; Required Filings and Consents.
(i)    The execution and delivery of this Agreement and the Closing Documents by such Seller or Company and the performance by such Seller or Company of such Seller’s or Company’s obligations under this Agreement will not (i) assuming receipt of the Company Stockholder Approval, conflict with, result in a breach of, or constitute a default under the organizational documents of such Seller or Company, (ii) assuming all consents, approvals, authorizations and permissions have been obtained from and all filings with and notification have been made to governmental authorities in Section 8.1(c)(ii), violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or (iii) subject to Section 7.6, conflict with, result in a breach of, invalidate, cancel, make inoperative or interfere with, or constitute a default, result in termination or give to other any right of termination, vesting, amendment, acceleration, notification, cancellation or the creation of a lien (in each case with or without notice or lapse of time, or both) under any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any agreement, document, right or interest, lease or other instrument to which such Seller or Company is a party or by which it is bound or which relates to or affects any of the Properties.

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(ii)    The execution and delivery of this Agreement by such Seller or Company does not, and the performance of this Agreement by such Seller or Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Authority, except the filing with the SEC of (A) the Proxy Statement, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby.
(d)    Suits and Proceedings. Except as listed in Exhibit E, there are no legal actions, suits or similar proceedings pending or served, or To Sellers’ Knowledge, threatened (in writing) against (i) the Individual Property owned by such Seller, relating to the Individual Property owned by such Seller, or such Seller’s ownership or operation of the Individual Property owned by such Seller, including without limitation, condemnation, takings by an Authority or similar proceedings, or (ii) Company or such Seller seeking to prevent, hinder, modify, delay or challenge the West Coast Asset Sale, the Plan of Liquidation or any of the other transactions contemplated by this Agreement.
(e)    No Bankruptcy. Such Seller has not made a general assignment for the benefit of creditors, filed any voluntary petition in bankruptcy, admitted in writing its inability to pay its debts as they come due, or made an offer of settlement, extension or composition to its creditors generally, and such Seller has received no written notice of and has no knowledge of (i) the filing of any involuntary petition by such Seller’s creditors, (ii) the appointment of a receiver to take possession of all, or substantially all, of such Seller’s assets, or (iii) the attachment or other judicial seizure of all, or substantially all, of such Seller’s assets.
(f)    Non-Foreign Entity. Such Seller is not a “foreign person” or “foreign corporation” as those terms are defined in the Code and the regulations promulgated thereunder.
(g)    Tenant Leases and Tenants. The list of Tenant Leases set forth on Exhibit F attached hereto (i) constitutes all of the Tenant Leases (including all amendments and modifications thereto) affecting the Individual Property owned by such Seller, (ii) have not been modified or amended except as stated in Exhibit F, (iii) contain the entire agreement between the relevant landlord and the relevant Tenant named therein, (iv) except as set forth in Exhibit F, To Sellers’ Knowledge, are in full force and effect. There are no written leases or occupancy agreements affecting the Individual Property owned by such Seller, executed by such Seller, or by which such Seller is bound other than the Tenant Leases listed on Exhibit F. True and complete copies of the Tenant Leases (and all amendments and modifications thereto) have been provided or made available to Purchaser. Exhibit F is a true and complete list of all Tenant Deposits currently held under the Tenant Leases which respect to the Property (whether in the form of cash, letter of credit or otherwise). Except as disclosed on Exhibit F, (A) To Sellers’ Knowledge, neither such Seller nor any Tenant is in monetary default under a Tenant Lease and such Seller has not received written notice of any uncured default by any party under any Tenant Lease that remains uncured, and (B) such Seller has not given written notice of any default by a Tenant under any of the Tenant Leases that remains uncured.
(h)    Service Contracts. Exhibit B is a true and correct list of the Assumed Service Contracts in effect as of the date hereof and such Seller has delivered or made available

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to Purchaser for review, true and complete copies of all Assumed Service Contracts affecting the Individual Property owned by such Seller, as set forth on Exhibit B. To Sellers’ Knowledge, such Seller is not in default under any Assumed Service Contract, and neither party has given written notice of any material default under the Assumed Service Contracts affecting the Individual Property owned by such Seller that remains uncured.
(i)    Leasing Costs. Except as set forth on Exhibit G-1 and Exhibit G-2 attached hereto, there are no unpaid Leasing Costs currently due and payable with respect to any Tenant Leases.
(j)    Available Environmental Reports.
(i)    To Sellers’ Knowledge, (i) the Daytona Campus Seller and Laguna Campus Seller have provided or made available to Purchaser true and complete copies of the Environmental Remediation Documents, (ii) each other Seller has provided or made available to Purchaser all of the other third-party reports in its possession relating to Hazardous Substances at the Individual Property owned by such Seller, and (iii) such Seller is not in default under the Environmental Remediation Documents, and none of the other parties has given written notice of any default under the Environmental Remediation Documents.
(ii)    Except for the Environmental Remediation Documents, To Sellers’ Knowledge, neither Seller nor any of its Affiliates is a party to, assignee of, or otherwise the beneficiary of any agreements pursuant to which it has any rights to any indemnification or other benefit with respect to any Hazardous Substances at or affecting, or allegedly at or affecting, any of the Properties.
(k)    Employee and Benefits Matters. None of the Sellers currently employs, or has ever employed, any individuals to provide services at the Property. Except to the extent any collective bargaining agreement otherwise related to Purchaser, if at all, Purchaser shall have no obligations or liabilities with respect to the individuals who are or have been employed on a full-time or part-time basis at, or with respect to, the Properties, on or prior to the Closing (“Employees”). Except as disclosed to Purchaser, none of the Seller, any property manager of the Properties, or any of their Affiliates are a party to any collective bargaining agreement, union agreement, employee retention agreement or other contract or agreement with any labor organization. None of the Sellers or their Affiliates shall take any action in connection with the transactions contemplated hereunder that would otherwise be intended to cause any collective bargaining agreements to be binding upon Purchaser or subject the Purchaser to any liability following the Closing.
(l)    Prohibited Persons. Neither Seller, the Company, nor To Sellers’ Knowledge, any subsidiary, director, officer, employee, or agent of the Sellers (collectively, the “Seller Persons”), is acting on behalf of, a Blocked Person, is currently the subject or target of any sanctions administered by OFAC, or has otherwise been designated as a person (i) with whom an entity organized under the laws of the United States is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests

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in property, pursuant to the Executive Order or otherwise. In addition, no Seller Person is located in, or operating from, an Embargoed Country.
(m)    Approval Required. The affirmative vote of the holders of not less than a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholder Meeting (the “Company Stockholder Approval”) is the only vote of holders of securities of Company required to approve this Agreement or the Plan of Liquidation, including the West Coast Asset Sale.
(n)    Brokers. Except for the fees and expenses payable to Wells Fargo Securities, LLC and Robert A. Stanger & Co., Inc. (which fees and expenses shall be payable by Sellers) no broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the West Coast Asset Sale based upon arrangements made by or on behalf of Company or Sellers.
(o)    5th and Bell Ground Lease. The 5th and Bell Ground Lease (i) contains the entire agreement between the ground lessor and the ground lessee named therein, (ii) has not been modified or amended except as stated in the definition of 5th and Bell Ground Lease, and (iii) To Sellers’ Knowledge, is in full force and effect. The copies of the 5th and Bell Ground Lease that have been provided and made available to Purchase are true, correct, and complete. Except as described in Exhibit E, (A) To Sellers’ Knowledge, the 5th and Bell Seller is not in monetary default under the 5th and Bell Ground Lease and the 5th and Bell Seller has not received written notice of any uncured default by any party under such Lease and (B) the 5th and Bell Seller has not received written notice of any default by any party under the 5th and Bell Ground Lease that remains uncured.
(p)    Declarations. To Sellers’ Knowledge, (i) the applicable Seller has not received any written notice of default under any such Declaration from the other parties thereto and the applicable Seller has not delivered any written notice of default to the other parties thereto that, in either case, remain uncured and (ii) all dues and other fees and payments due in connection with such Declarations have been paid.
(q)    Opinion of Financial Advisors.
(i)    The Company Board has received the opinion of Wells Fargo Securities, LLC to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Purchase Price provided for pursuant to this Agreement is fair, from a financial point of view, to the Company, and
(ii)    The Company Board has received the opinion of Robert A. Stanger & Co., Inc. to the effect that, as of the date of such opinion and based upon and subject to the various matters, limitations, qualifications and assumptions set forth therein, the Purchase Price provided for pursuant to this Agreement is fair, from a financial point of view, to the Company.

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(r)    Information Supplied. The Proxy Statement will not, at the time of the first mailing thereof, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Company or Sellers with respect to statements made or incorporated by reference therein based on information supplied by Purchaser or any of its Representatives in writing specifically for inclusion (or incorporation by reference) in the Proxy Statement.
(s)    Takeover Statutes. No “moratorium”, “fair price”, “affiliate transaction”, “business combination” or other takeover laws or regulations, including Section 3-601 et seq. of the Maryland General Corporation Law (the Maryland Business Combination Act) apply to this Agreement, the West Coast Asset Sale or the other transactions contemplated hereby.
(t)    Dissenters Rights. No dissenters’ or appraisal rights, or rights of objecting stockholders, shall be available with respect to the West Coast Asset Sale or the other transactions contemplated by this Agreement, including any remedy under Section 3-201 et seq. of the Maryland General Corporation Law.
(u)    ERISA. No Seller is, and no portion of any Property constitutes the assets of, a “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations thereunder. To Sellers’ Knowledge, no non-exempt prohibited transaction under Section 4975 of the Code or Section 406 of ERISA has occurred with respect to any Property during a Seller’s ownership of the Property.
(v)    Compliance. Seller has not received any written notice from any Authority having jurisdiction over the Individual Property owned by such Seller to the effect that the Individual Property is not in compliance with applicable law other than notices of non-compliance that have been remedied.
(w)    Plan of Liquidation – Company has provided or made available to Purchaser a true and complete copy of the Plan of Liquidation as of the date hereof.
Section 8.2    Purchaser’s Representations and Warranties. Purchaser represents and warrants to Sellers and Company the following:
(a)    Status. Purchaser is a limited liability company duly organized and validly existing under the laws of the State of Delaware and qualified to do business in the State of California and the State of Washington. Purchaser has requisite power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted.
(b)    Authority; Enforceability. The execution and delivery of this Agreement and the performance of Purchaser’s obligations hereunder have been duly authorized by all necessary action on the part of Purchaser and its constituent owners and/or beneficiaries. This Agreement has been duly executed and delivered by Purchaser and (assuming the due

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authorization, execution and delivery of this Agreement by Company and the Sellers) this Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to equitable principles and principles governing creditors’ rights generally.
(c)    Non-Contravention. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby will not violate any judgment, order, injunction, decree, regulation or ruling of any court or Authority or conflict with, result in a breach of, or constitute a default under the organizational documents of Purchaser, any note or other evidence of indebtedness, any mortgage, deed of trust or indenture, or any lease or other material agreement or instrument to which Purchaser is a party or by which it is bound.
(d)    Consents. No consent, waiver, approval or authorization is required from any person or entity (that has not already been obtained) in connection with the execution and delivery of this Agreement by Purchaser or the performance by Purchaser of the transactions contemplated hereby, except the filing with the SEC of (A) the Proxy Statement, and (B) such reports under, and other compliance with, the Exchange Act and the Securities Act as may be required in connection with this Agreement and the transactions contemplated hereby.
(e)    Prohibited Persons. Neither Purchaser, nor to the knowledge of Purchaser, any subsidiary, director, officer, employee, or agent of the Purchaser (collectively, the “Purchaser Persons”), is acting on behalf of, a Blocked Person, is currently the subject or target of any sanctions administered by OFAC, or has otherwise been designated as a person (i) with whom an entity organized under the laws of the United States is prohibited from entering into transactions or (ii) from whom such an entity is prohibited from receiving money or other property or interests in property, pursuant to the Executive Order or otherwise. In addition, no Purchaser Person is located in, or operating from, an Embargoed Country.
(f)    ERISA. Either (i) Purchaser is not a “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations thereunder or (ii) the transactions contemplated under this Agreement should not constitute a non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA.
(g)    Information Supplied. None of the information supplied by Purchaser in writing specifically for inclusion or incorporation by reference in the Proxy Statement in connection with the transactions contemplated by this Agreement will, at the time of the first mailing thereof, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
(h)    Brokers. No broker, investment banker or other person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the West Coast Asset Sale based upon arrangements made by or on behalf of Purchaser.

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(i)    Guarantee. Concurrently with the execution of this Agreement, Purchaser has delivered to Company a guarantee (the “Guarantee”) executed by Blackstone Real Estate Partners VIII L.P. (the “Guarantor”), the form of which is attached hereto as Exhibit U, in favor of Company with respect to certain obligations of Purchaser, including the payment of the Purchaser Termination Fee, in connection with this Agreement. The Guarantee is in full force and effect and constitutes a valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law). No event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Guarantee. The provisions of this Section 8.2(i) do not limit the express representations and warranties of Guarantor contained in the Guarantee.
(j)    Solvency. Assuming that (a) the conditions to the obligation of Purchaser to consummate the West Coast Asset Sale have been satisfied or waived and (b) the representations and warranties set forth in Section 8.1 are true and correct, then at and immediately following the Closing and after giving effect to all of the transactions contemplated by this Agreement, Purchaser will be Solvent. Purchaser is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors.
(k)    Ownership of Common Stock.  Neither Purchaser nor any of its subsidiaries owns (beneficially or of record) any Company Common Stock or any option, warrant or other right to acquire any Company Common Stock.
ARTICLE IX
CONDEMNATION AND CASUALTY
Section 9.1    Casualty; Condemnation.
(a)    If, prior to the Closing Date, all or any portion of the Property is (i) destroyed or damaged by fire or other casualty or (ii) taken as a result of any condemnation or eminent domain proceedings, Sellers will notify Purchaser of such casualty or condemnation. Purchaser will have the option, in the event of a Material Casualty Event or Material Condemnation, to terminate this Agreement in its entirety upon notice to Sellers given not later than ten (10) Business Days after receipt of Sellers’ notice. If this Agreement is terminated, thereafter neither Sellers nor Purchaser will have any further rights or obligations to the other hereunder except with respect to the Termination Surviving Obligations. If Purchaser does not elect to terminate this Agreement within such ten (10) Business Day period, or if the fire or other casualty or condemnation does not rise to the level of being a Material Casualty Event or Material Condemnation, as applicable, Sellers will not be obligated to repair such damage, destruction or taking, but (a) the applicable Seller will assign and turn over to Purchaser all of the insurance proceeds or condemnation awards net of reasonable collection costs (or, if such have not been awarded, all of its right, title and interest therein, including on account of business or rental interruption or a temporary taking relating to the period of time from and after Closing) payable with respect to such fire or other casualty (excluding any proceeds of insurance that are payable on account of any business

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interruption, rental insurance or similar coverage intended to compensate such Seller for loss of rental or other income from the Property attributable to periods prior to the Closing) or condemnation, and (b) the parties will proceed to Closing pursuant to the terms hereof without abatement of the Purchase Price, except that Purchaser will receive a credit against cash due at Closing for the amount of the deductible on such insurance policy less any amounts expended by the applicable Seller to collect any such insurance proceeds or to make such repairs approved by Purchaser or otherwise made to remedy any unsafe conditions at the Property.
(b)    As of the Effective Date, for the purpose of adequately protecting Purchaser’s insurable interest in the Property, Purchaser and its designees shall be added as named insureds to Sellers’ existing property, terrorism and boiler and machinery policies with respect to the Property to cover property and business interruption losses resulting from a pre-Closing casualty or condemnation, in each case for the period from the Closing Date through the date of the final restoration and repair of such Property. On the Effective Date, a copy of the endorsement evidencing Purchaser’s and its designees’ status as named insureds has been provided to Purchaser. Purchaser shall have the right to communicate with the Sellers’ insurers with respect to the Sellers’ insurance policies if a casualty or condemnation has occurred at any of the Individual Properties.
ARTICLE X
CLOSING
Section 10.1    Closing. The Closing of the sale of the Property by Sellers to Purchaser will occur on the Closing Date, TIME BEING OF THE ESSENCE, through the escrow established with the Title Company. The Closing Date may be extended to satisfy conditions to Closing as expressly set forth in this Agreement . At Closing, the events set forth in this Article X will occur, it being understood that the performance or tender of performance of all matters set forth in this Article X are mutually concurrent conditions which may be waived by the party for whose benefit they are intended.
Section 10.2    Purchaser’s Closing Obligations. On or before the Deposit Time, Purchaser, at its sole cost and expense, will deliver the following items in escrow with the Title Company pursuant to Section 4.3, for delivery to Sellers at Closing as provided herein:
(a)    The Purchase Price, after all adjustments are made at the Closing as herein provided, by Federal Reserve wire transfer of immediately available funds, in accordance with the timing and other requirements of Section 3.4;
(b)    Four (4) counterparts of the General Conveyance for each Individual Property, duly executed by Purchaser;
(c)    One (1) counterpart of the form of each of the Tenant Notice Letters for each Individual Property, duly executed by Purchaser;
(d)    Evidence reasonably satisfactory to Sellers and the Title Company that the person executing the Closing Documents on behalf of Purchaser has full right, power, and authority to do so;

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(e)    An original of the Preliminary Change of Ownership Report for each of the California Properties in accordance with California Revenue and Taxation Code Section 480.3;
(f)    One (1) counterpart of a Real Estate Excise Tax Affidavit, completed and duly executed by Purchaser for each of the Washington Properties;
(g)    A Consumer Use Tax Return, completed and duly executed by Purchaser with respect to the Washington Properties;
(h)    Four (4) counterparts of the 2851 Junction Escrow Assignment, duly executed by Purchaser;
(i)    Four (4) counterparts of the Assignment and Assumption of Covenant and Agreement, duly executed by Purchaser;
(j)    Four (4) counterparts of the Assignment and Assumption of Declaration, duly executed by Purchaser;
(k)    Four (4) counterparts of the Assignment and Assumption of COE, duly executed by Purchaser;
(l)    Four (4) counterparts of the Assignment and Assumption of Declarant’s Rights, duly executed by Purchaser;
(m)    Four (4) counterparts of the Assignment and Assumption of Development Agreement, duly executed by Purchaser;
(n)    Four (4) counterparts of the Assignment and Assumption of 5th and Bell Ground Lease, duly executed by Purchaser;
(o)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the “Closing Statement” as that term is defined in Section 10.4, duly executed by Purchaser;
(p)    Such other assignment and assumption agreements reasonably necessary or appropriate to effect the transfer of all of any Seller’s right, title, and interest in any Declarations, reciprocal easement agreements, covenants and other similar agreements affecting the Individual Property owned by such Seller to Purchaser on the Closing Date, duly executed by Purchaser; and
(q)    Such other transfer and tax forms, if any, as may be required by state and local Authorities as part of the transfer of the Property.
Section 10.3    Sellers’ Closing Obligations. Each Seller, at its sole cost and expense, will deliver for the Individual Property owned by such Seller (i) the following items (a), (b), (c), (d), (e), (f), (j), (k), (l), (m), (n) (o), (p), (q), (r), (s), (t), (u), and (v) in escrow with the Title Company

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pursuant to Section 4.3 on or before the Deposit Time, and (ii) upon receipt of the Purchase Price, the applicable Seller shall deliver items (g), (h) and (i) to Purchaser at the applicable Individual Property:
(a)    (i) With respect to the Washington Properties, a Bargain and Sale Deed substantially in the form attached hereto as Exhibit I-1, duly executed and acknowledged by such Washington Seller conveying to Purchaser (A) the 5th and Bell Real Property (to the extent not subject to the 5th and Bell Ground Lease) and the 5th and Bell Improvements (the “5th and Bell Deed”), (B) the Daytona Campus Real Property and the Daytona Campus Improvements (the “Daytona Campus Deed”), and (C) the Laguna Campus Real Property and the Laguna Campus Improvements (the “Laguna Campus Deed”), and together with the 5th and Bell Deed, the Daytona Campus Deed, and the Laguna Campus Deed, the “Washington Deeds”, collectively), and (ii) with respect to the California Properties, a Grant Deed substantially in the form attached hereto as Exhibit I-2, duly executed and acknowledged by such California Seller conveying to Purchaser (A) the 2851 Junction Real Property and the 2851 Junction Improvements (the “2851 Junction Deed”), (B) the 2100 Powell Real Property and the 2100 Powell Improvements (the “2100 Powell Deed”), (C) the Alameda Real Property and the Alameda Improvements (the “Alameda Deed”), and (D) the Howard Hughes Center Real Property and the Howard Hughes Center Improvements (the “Howard Hughes Center Deed”; and together with the Alameda Deed, the 2100 Powell Deed and the 2851 Junction Deed, the “California Deeds”), which Washington Deeds and California Deeds (collectively the “Deeds”) shall be delivered to Purchaser by the Title Company agreeing to cause same to be recorded in the Official Records, along with a separate unrecorded statement of documentary transfer tax duly executed by such Seller and attached to the Deed for all California Properties;
(b)    Four (4) counterparts of the General Conveyance, Bill of Sale, Assignment and Assumption for the Individual Property owned by such Seller, substantially in the form attached hereto as Exhibit H (the “General Conveyance”), duly executed by the applicable Seller;
(c)    One (1) counterpart of the form of Tenant Notice Letters for the Individual Property owned by such Seller, duly executed by the applicable Seller;
(d)    Evidence reasonably satisfactory to the Title Company that the person executing the Closing Documents on behalf of such Seller has full right, power and authority to do so, and evidence that such Seller is duly organized and authorized to execute this Agreement and all other documents required to be executed by such Seller hereunder;
(e)    A certificate in the form attached hereto as Exhibit J (“Certificate as to Foreign Status”) from such Seller certifying that such Seller is not a “foreign person” as defined in Section 1445 of the Code;
(f)    Sellers shall cause each officer or director appointed by any Seller to an owners association or similar organization to deliver resignations from such positions, effective as of Closing;
(g)    The Personal Property for the Individual Property owned by such Seller;

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(h)    All original Licenses and Permits, Assumed Service Contracts and Tenant Leases for the Individual Property owned by such Seller in such Seller’s possession and control;
(i)    All keys to the Improvements which are in such Seller’s possession for the Individual Property owned by such Seller;
(j)    Such other transfer and tax forms, if any, as may be required by state and local Authorities as part of the transfer of the Individual Property owned by such Seller;
(k)    With respect to the California Properties, a Withholding Exemption Certificate, Form 593-C, or in the event that such California Seller is a non-California resident, a certificate issued by the California Franchise Tax Board, pursuant to Revenue and Taxation Code Sections 18805 and 26131, stating that such California Seller is exempt from such withholding requirement duly executed by such California Seller;
(l)    One (1) counterpart of a Real Estate Excise Tax Affidavit, completed and duly executed by the applicable Washington Seller for each of the Washington Properties;
(m)    Four (4) counterparts of an assignment of escrow agreement in the form attached hereto as Exhibit M (“2851 Junction Escrow Assignment”), duly executed by 2851 Junction Seller;
(n)    Four (4) counterparts of an assignment and assumption of the Covenant and Agreement affecting the Howard Hughes Center Real Property recorded in the Official Records as Document No. 86-185812 in the form of Exhibit O attached hereto (“Assignment and Assumption of Covenant and Agreement”), duly executed by the Howard Hughes Center Seller;
(o)    Four (4) counterparts of an assignment and assumption of the Declaration of Special Land Use Restriction Agreement affecting the Howard Hughes Center Real Property recorded in the Official Records as Document No. 96-1995870 in the form of Exhibit P attached hereto (“Assignment and Assumption of Declaration”), duly executed by the Howard Hughes Center Seller;
(p)    Four (4) counterparts of an assignment and assumption of the Construction, Operation and Escrow Agreement for Parking Structure affecting the Howard Hughes Center Real Property recorded in the Official Records as Document No. 96-1995869 in the form of Exhibit Q attached hereto (“Assignment and Assumption of COE”), duly executed by the Howard Hughes Center Seller;
(q)    Four (4) counterparts of an assignment and assumption of declarant’s rights under the Agreement and Declaration of Covenants, Conditions and Restrictions affecting the Howard Hughes Center Real Property recorded in the Official Records as Document No. 93-1210312 in the form of Exhibit R attached hereto (“Assignment and Assumption of Declarant’s Rights”), duly executed by the Howard Hughes Center Seller;

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(r)    Four (4) counterparts of an assignment and assumption of the Howard Hughes Center Amended and Restated Development Agreement affecting the Howard Hughes Center Real Property recorded in the Official Records as Document No. 2011-1501274 in the form of Exhibit S attached hereto (“Assignment and Assumption of Development Agreement”), duly executed by the Howard Hughes Center Seller;
(s)    Subject to Section 7.5 and Section 7.6, four (4) counterparts of an assignment and assumption of the Lessee’s interest in the 5th and Bell Ground Lease in the form of Exhibit T attached hereto (“Assignment and Assumption of 5th and Bell Ground Lease”), duly executed by the 5th and Bell Seller.
(t)    If required by Title Company, (i) an owner’s affidavit or certificate to facilitate the issuance of any title insurance sought by Purchaser in accordance with the terms hereof in connection with the transactions contemplated hereby, and (ii) a customary GAP undertaking (provided the same does not increase in any material respect the liability of any Seller in a manner not otherwise provided for herein);
(u)    Such other assignment and assumption agreements reasonably necessary or appropriate to effect the transfer of all of any Seller’s right, title, and interest in any Declarations, reciprocal easement agreements, covenants and other similar agreements affecting the Individual Property owned by such Seller to Purchaser on the Closing Date, duly executed by the applicable Seller; and
(v)    Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement, including, without limitation, the Closing Statement duly executed and delivered by Sellers (provided the same do not increase in any material respect the costs to, or liability or obligations of, Sellers in a manner not otherwise provided for herein).
Section 10.4    Prorations.
(a)    Sellers and Purchaser agree to adjust, as of 11:59 p.m. on the day immediately preceding the Closing Date (the “Closing Time”), the following (collectively, the “Proration Items”): all non-delinquent real estate, personal property and ad valorem taxes and assessments on the Property for the year in which Closing occurs as to the Washington Properties and on an accrual basis based on the applicable tax year, which is July 1, 2016 through June 30, 2017, rather than on a calendar year basis for the California Properties, utility bills (except as hereinafter provided), collected Rentals (subject to the terms of (b) below) and operating expenses payable by the owners of the Property (on the basis of a 366 day year, actual days elapsed). Sellers will be charged and credited for the amounts of all of the Proration Items relating to the period up to and including the Closing Time, and Purchaser will be charged and credited for all of the Proration Items relating to the period after the Closing Time. Such preliminary estimated Closing prorations shall be set forth on a preliminary closing statement to be prepared by Sellers and submitted to Purchaser for Purchaser’s approval (which approval shall not be unreasonably withheld) seven (7) days prior to the Closing Date (the “Closing Statement”). The Closing Statement, once agreed upon, shall be signed by Purchaser and Sellers and delivered to the Title

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Company for purposes of making the preliminary proration adjustment at Closing subject to the final cash settlement provided for below. The preliminary proration shall be paid at Closing by Purchaser to Sellers (if the preliminary prorations result in a net credit to Sellers) or by Sellers to Purchaser (if the preliminary prorations result in a net credit to Purchaser) by increasing or reducing the cash to be delivered by Purchaser in payment of the Purchase Price at the Closing. If the actual amounts of the Proration Items are not known as of the Closing Time, including the final tax bill, the prorations will be made at Closing on the basis of the best evidence then available; thereafter, when actual figures are received, re-prorations will be made on the basis of the actual figures, and a final cash settlement will be made between Sellers and Purchaser, subject to the Final Proration Date (as defined below) limitation. No prorations will be made in relation to insurance premiums (except to the extent covered by the proration of Operating Expense Recoveries), and Sellers’ insurance policies will not be assigned to Purchaser. Final readings and final billings for utilities will be made if possible as of the Closing Time, in which event no proration will be made at the Closing with respect to utility bills (except to the extent covered by the proration of Operating Expense Recoveries). Sellers will be entitled to all deposits presently in effect with the utility providers, and Purchaser will be obligated to make its own arrangements for deposits with the utility providers. A final reconciliation of Proration Items shall be made by Purchaser and Sellers on or before the end of the Survival Period (herein, the “Final Proration Date”). The provisions of this Section 10.4 (excluding subsection (e) which is governed by Section 3.2 above), will survive the Closing until the Final Proration Date, and in the event any items subject to proration hereunder are discovered prior to the Final Proration Date, the same shall be promptly prorated by the parties in accordance with the terms of this Section 10.4.
(b)    Purchaser will receive a credit on the Closing Statement for (i) the Acceleration Fee (as defined in the Qanta Lease) payable by Qanta Tenant to the Howard Hughes Center Seller under the Qanta Lease, and (ii) the prorated amount (as of the Closing Time) of all Rentals previously paid to and collected by Sellers and attributable to any period following the Closing Time. After the Closing, Sellers will cause to be paid or turned over to Purchaser all Rentals, if any, received by Sellers after Closing and properly attributable to any period following the Closing Time. “Rentals” includes fixed monthly rentals, parking rentals and charges, additional rentals, percentage rentals, escalation rentals (which include such Tenant’s proportionate share of building operation and maintenance costs and expenses as provided for under the applicable Tenant Lease, to the extent the same exceeds any expense stop specified in such Tenant Lease) payable to Seller under the Tenant Leases or from other occupants or users of the Individual Property, excluding specific tenant billings which are governed by Section 10.4(d). Rentals are “Delinquent” if they were due prior to the Closing Time and payment thereof has not been made on or before the Closing Time. Delinquent Rentals will not be prorated. For a period of sixty (60) days from the Closing Date, Purchaser agrees to use good faith collection procedures with respect to the collection of any Delinquent Rentals, but Purchaser will have no liability for the failure to collect any such amounts and will not be required to conduct lock-outs or take any other legal action to enforce collection of any such amounts owed to Sellers by Tenants of the Property. Sellers shall have the right to pursue Delinquent Rentals after Closing, provided that Sellers shall not exercise any such remedy for a period of sixty (60) days after Closing. With respect to any Delinquent Rentals received by Purchaser within the Survival Period, Purchaser shall pay to Sellers any rent or payment actually collected during the Survival Period properly

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attributable to the period prior to the Closing Time. All sums collected by Purchaser during the Survival Period, from such Tenant (excluding Tenant payments explicitly identified by the Tenant as payment for a specific rental period, or payments for Operating Expense Recoveries attributable to the period prior to the Closing Time and tenant specific billings for tenant work orders and other specific services as described in and governed by Section 10.4(d) below, all of which shall be payable to and belong to Sellers in all events, notwithstanding anything herein to the contrary) will be applied first to amounts currently owed by such Tenant to Purchaser (including Delinquent Rentals attributable to the period after the Closing Time), then any collection costs of Purchaser related to such Tenant, and then to prior delinquencies owed by Tenant to Sellers. Sellers shall be entitled to institute legal actions to pursue Delinquent Rental after a period of sixty (60) days after Closing, but in no event shall Sellers be permitted to institute eviction proceedings against any Tenant. Any sums collected by Purchaser and due to Sellers will be promptly remitted to Sellers, and any sums collected by Sellers and due to Purchaser will be promptly remitted to Purchaser. Sellers shall deliver or provide a credit in an amount equal to all prepaid rentals for periods after the Closing Date and all refundable cash Tenant Deposits (to the extent the foregoing were made by Tenants under the Tenant Leases and are not applied or forfeited prior to the Closing) to Purchaser on the Closing Date. Sellers shall also use commercially reasonable efforts to transfer to Purchaser any Tenant Deposits that are held in the form of letters of credit (the “SD Letters of Credit”) if the same are transferable, at Sellers’ cost (including Sellers’ payment of any third party transfer fees and expenses); if any of the SD Letters of Credit is not transferable, Sellers shall request the Tenants obligated under such SD Letters of Credit to cause new letters of credit to be issued in favor of Purchaser in replacement thereof and in the event such a new letter of credit is not issued in favor of Purchaser by Closing, Purchaser and Sellers shall diligently pursue such replacement after Closing and Sellers shall take all reasonable action, as directed by Purchaser and at Seller’s expense, in connection with the presentment of such SD Letters of Credit for payment as permitted under the terms of the applicable Tenant Lease, and in consideration of Sellers’ agreement as aforesaid, Purchaser shall indemnify, defend and hold Sellers harmless from any liability, damage, loss, cost or expense resulting from an alleged wrongful drawing upon any of the SD Letters of Credit after the Closing.
(c)    Sellers will prepare a reconciliation as of the Closing Time of the amounts of all billings and charges for operating expenses and taxes (collectively, “Operating Expense Recoveries”) for calendar year 2016. Operating Expense Recoveries shall be determined in accordance with the Tenant Leases, including without limitation any Tenant Lease provisions that provide for the adjustment of Operating Expense Recoveries based on occupancy changes (i.e., “gross-up” provisions). In addition, to the extent that a Tenant Lease provides for base year amounts for operating expenses or taxes, such base year amounts shall be prorated in determining Operating Expense Recoveries with respect to such Tenant Lease. Notwithstanding the foregoing, there shall be no proration of any such Operating Expense Recoveries that are delinquent as of Closing, and no expenses, billed reimbursements, collections or reconciliation credits or charges for years prior to calendar year 2016 shall be included in the calculation of Operating Expense Recoveries. If less amounts have been billed from Tenants for Operating Expense Recoveries for calendar year 2016 than would have been owed by Tenants under the Tenant Leases if the reconciliations under such Tenant Leases were completed as of the Closing Time based on the operating expenses incurred by Sellers for calendar year 2016 up to the Closing Time (as prorated

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pursuant to Section 10.4(a) above), Purchaser will pay such difference to Sellers at Closing as an addition to the Purchase Price. If more amounts have been billed from Tenants for Operating Expense Recoveries for calendar year 2016 than would have been owed by Tenants under the Tenant Leases if the reconciliations under the Tenant Leases were completed as of the Closing Time based on the operating expenses incurred by Sellers for calendar year 2016 up to the Closing Time (as prorated pursuant to Section 10.4(a) above), Sellers will pay to Purchaser at Closing as a credit against the Purchase Price such excess collected amount. Purchaser and Sellers agree that such proration of Operating Expense Recoveries at Closing for calendar year 2016 will fully relieve Sellers from any responsibility to Tenants or Purchaser for such matters subject to Sellers’ and Purchaser’s right and obligation to finalize prorations prior to the Final Proration Date, solely to make adjustments necessary to the extent estimates used in the calculation of such reconciliation at Closing differ from actual bills received after Closing for those items covered by such reconciliation at Closing or to correct any errors. In this regard, subject to Section 10.4(b) dealing with Delinquent Rentals, the foregoing proration will fully relieve Sellers from any responsibility to Tenants or Purchaser for such matters and Purchaser will be solely responsible, from and after Closing, for (i) collecting from Tenants the amount of any outstanding Operating Expense Recoveries for calendar year 2016 for periods before and after Closing, and (ii) reimbursing Tenants for amounts attributable to Operating Expense Recoveries for calendar year 2016, as may be necessary based on annual reconciliations for Operating Expense Recoveries for such calendar year. Sellers shall be responsible for reconciliation with Tenants of Operating Expense Recoveries and tenant reimbursements thereof for calendar year 2015 and any calendar year prior to calendar year 2016, and Sellers shall be responsible for audits or contests by Tenants relating to 2015 and such prior years. If any Tenant initiates any such audit or contest, Purchaser will promptly notify the applicable Seller thereof. If any such audit discloses that the amount of Sellers’ actual Operating Expense Recoveries by a Seller for 2015 or such prior years is less than the amount of Sellers’ Operating Expense Recoveries paid by such Seller for such period (or less than the amount that such Seller is entitled to recover under the terms of the Tenant Leases), then such Seller shall be entitled to bill such Tenants directly and retain any such amounts due from Tenants. If any such audit discloses that the amount of Sellers’ actual Operating Expense Recoveries collected by a Seller for 2015 or such prior calendar year exceeds the amount of Sellers’ Operating Expense Recoveries paid by such Seller with respect to such period (or the amount that such Seller is entitled to recover under the terms of the Tenant Leases), then, to the extent required under the terms of the Tenant Leases, such Seller shall remit such excess amounts to the applicable Tenants within the time periods required pursuant to the Tenant Leases. In connection with the foregoing, Sellers shall be permitted to make and retain copies of all Tenant Leases and all billings concerning tenant reimbursements for 2015 and such prior years, and Purchaser covenants and agrees to provide Sellers with reasonable access to the books and records pertaining to such tenant reimbursements, and to otherwise cooperate with Sellers (at no material out-of-pocket cost to Purchaser) for the purpose of enabling Sellers to adequately respond to any claim by Tenants for reimbursement of Tenant reimbursements previously paid by such Tenants.
(d)    With respect to specific tenant billings for work orders, special items performed or provided at the request of a Tenant or other specific services, which are collected by Purchaser or Sellers after the Closing Time but expressly state they are for such specific services rendered by Sellers or their property manager prior to the Closing Time, Purchaser shall cause

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such collected amounts to be paid to Sellers, or Sellers may retain such payment if such payment is received by Sellers after the Closing Time.
(e)    Sellers shall be responsible for the payment of any real estate and personal property taxes that are delinquent before Closing, which obligation shall survive the Closing. In no event shall Sellers be charged with or be responsible for any increase in the taxes on the Property resulting from the sale of the Property contemplated by this Agreement, any change in use of the Property on or after the Closing Date, or from any improvements made or leases entered into on or after the Closing Date. If any assessments on the Property are payable in installments, then the installment allocable to the current period shall be prorated (with Purchaser being allocated the obligation to pay any installments due after the Closing Date).
(f)    (i) Sellers shall pay all Leasing Costs incurred in connection with any Tenant Lease of space in the Property, or any amendment or supplement thereto, entered into prior to the Letter of Intent Date, including, without limitation, those Leasing Costs identified on Exhibit G-1 attached hereto to the extent unpaid as of the Closing Date (“Seller Leasing Costs”), excluding the Leasing Costs described in Exhibit G-2 attached hereto; (ii) Purchaser will be solely responsible for and shall pay all Leasing Costs (“New Tenant Costs”) incurred or to be incurred in connection with any new Tenant Lease, or the renewal, expansion, or modification of any Tenant Lease executed on or after the Effective Date (the material terms of which have been approved by Purchaser in accordance with Section 7.1(d)) plus the Leasing Costs identified on Exhibit G-2 (“Purchaser Leasing Costs”); (iii) to the extent Seller Leasing Costs described in clause (i) above remain unpaid as of Closing, Purchaser shall receive a credit from Sellers therefor at Closing and Purchaser shall be responsible after Closing for paying any Leasing Costs for which Purchaser received such a credit; (iv) to the extent Purchaser Leasing Costs described in clause (ii) above have been paid by Sellers, Sellers shall receive a credit from Purchaser therefor at Closing; and (v) Purchaser will be solely responsible for and shall pay all New Tenant Costs and all other Leasing Costs (whether arising before or after Closing).
(g)    Tax Protest.
(i)    If any tax reduction proceedings in respect of the Property, relating to any fiscal years ending prior to the fiscal year in which the Closing occurs are pending at the time of the Closing, Sellers reserve and shall have the right to continue to prosecute and/or settle the same. If any tax reduction proceedings in respect of the Property, relating to the fiscal year in which the Closing occurs, are pending at the time of Closing, then Sellers reserve and shall have the right to continue to prosecute and/or settle the same; provided, however, that Sellers shall not settle any such proceeding without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Purchaser shall reasonably cooperate with Sellers in connection with the prosecution of any such tax reduction proceedings.
(ii)    Any refunds or savings in the payment of taxes resulting from such tax reduction proceedings applicable to taxes payable during the period prior to the date of the Closing shall belong to and be the property of the applicable Seller, and any refunds or savings in the payment of taxes applicable to taxes payable from and after the date of the

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Closing shall belong to and be the property of Purchaser; provided, however, that if any such refund creates an obligation to reimburse any Tenants under Tenant Leases for any rents paid or to be paid, that portion of such refund equal to the amount of such required reimbursement (after deduction of allocable expenses as may be provided in the Tenant Lease to such Tenant) shall, at Sellers’ election, either (a) be paid to Purchaser and Purchaser shall disburse the same to such tenants or (b) be paid by the applicable Seller directly to the Tenants entitled thereto. All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Sellers and Purchaser in proportion to the gross amount of such refunds or savings payable to the applicable Seller and Purchaser, respectively (without regard to any amounts reimbursable to Tenants); provided, however, that neither Sellers nor Purchaser shall have any liability for any such fees or expenses in excess of the refund or savings paid to such party unless such party initiated such proceeding.
(h)    Vapor Remediation Work. If the Vapor Remediation Work required to be performed by Sellers pursuant to Section 7.1(l)(ii) has not been completed by the Closing Date, Purchaser shall receive a credit against the Purchase Price in an amount equal to the lesser of (i) the remaining costs required to complete the Vapor Mitigation Work as reasonably estimated by Purchaser’s environmental engineer, or (ii) the portion of the $500,000 limit set forth in Section 7.1(l)(ii) remaining unspent by Sellers.
Section 10.5    Delivery of Real Property. Upon completion of the Closing, Sellers will deliver to Purchaser possession of the Real Property and Improvements, subject to the Tenant Leases and the Permitted Exceptions.
Section 10.6    Costs of Title Company and Closing Costs. Costs of the Title Company and other Closing costs incurred in connection with the Closing will be allocated as follows:
(a)    Purchaser will pay (i) all premium costs for obtaining the Title Policies for 2100 Powell Real Property and 2100 Powell Improvements and Alameda Real Property and Alameda Improvements, and (ii) one-half of the city transfer taxes for 2100 Powell Real Property and 2100 Powell Improvements, 2851 Junction Real Property and 2851 Junction Improvements and Alameda Real Property and Alameda Improvements, (iii) all premiums and other costs for any mortgagee policy of title insurance, including but not limited to any endorsements or deletions, (iv) Purchaser’s attorney’s fees, (v) one-half of all of the Title Company’s escrow and closing fees, if any, (vi) the costs of any update, modification, or recertification of any Survey, and (vii) any mortgage recording tax or recording fees.
(b)    Sellers will pay (i) all premium costs for obtaining the Title Polices for Howard Hughes Center Real Property and Howard Hughes Center Improvements, 2851 Junction Real Property and 2851 Junction Improvements, Daytona Campus Real Property and Daytona Campus Improvements, Laguna Campus Real Property and Laguna Campus Improvements, and the 5th and Bell Real Property and 5th and Bell Improvements, (ii) all transfer taxes for Howard Hughes Center Real Property and Howard Hughes Center Improvements, Daytona Campus Real Property and Daytona Campus Improvements, Laguna Campus Real Property and Laguna Campus Improvements, and the 5th and Bell Real Property and 5th and Bell Improvements, (iii) all county transfer taxes for 2100 Powell Real Property and 2100 Powell Improvements, 2851 Junction Real

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Property and 2851 Junction Improvements, and Alameda Real Property and Alameda Improvements, (iv) one-half of the city transfer taxes for 2100 Powell Real Property and 2100 Powell Improvements, 2851 Junction Real Property and 2851 Junction Improvements, and Alameda Real Property and Alameda Improvements, (v) the cost of any Surveys, (vi) one-half of all of the Title Company’s escrow and closing fees, (vii) Sellers’ attorneys’ fees, and (vii) prepayment penalties or premiums incurred by Sellers with respect to prepaying the Property’s existing mortgage indebtedness or terminating any Excluded Contracts at Closing (if any).
(c)    Any other costs and expenses of Closing not provided for in this Section 10.6 shall be allocated between Purchaser and Sellers in accordance with the custom in the county in which the applicable Individual Property is located.
(d)    If the Closing does not occur on or before the Closing Date for any reason whatsoever, the costs incurred through the date of termination will be borne by the party incurring same.
Section 10.7    Post Closing Delivery of Notice Letters.
(a)    Promptly following Closing, Purchaser will deliver to each Tenant (via messenger or certified mail, return receipt requested) a written notice executed by Purchaser and the applicable Seller (i) acknowledging the sale of the applicable Individual Property to Purchaser, (ii) acknowledging that Purchaser has received and is responsible for the Tenant Deposits (specifying the exact amount of the Tenant Deposits) and (iii) indicating that rent should thereafter be paid to Purchaser and giving instructions therefor (the “Tenant Notice Letters”). Purchaser shall provide to Sellers a copy of each Tenant Notice Letter promptly after delivery of same, and proof of delivery of same promptly after such proof is available.
(b)    Promptly following Closing, Purchaser will deliver to each party (other than Seller) to the 2851 Junction Escrow Agreement (via messenger or certified mail, return receipt requested) a written notice (“2851 Junction Escrow Notice”), executed by Purchaser and the 2851 Junction Seller notifying such parties of the transfer of 2851 Junction Seller’s interest in the 2851 Junction Real Property and the 2851 Junction Escrow Agreement to Purchaser.
Section 10.8    Conditions Precedent to Purchaser’s Obligations Regarding the Closing. The obligation of Purchaser to close the transaction hereunder shall be conditioned only upon the satisfaction of the following conditions, any of which may be waived by written notice from Purchaser to Sellers:
(a)    Sellers and Company shall have performed or complied in all material respects with all of the covenants and obligations of Sellers and Company, respectively, to be performed or complied with prior to or at the Closing Date;
(b)    The Title Company shall be irrevocably committed to issue the Title Policies as provided in Section 6.3;

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(c)    Purchaser shall have received the Acceptable Estoppel Certificates and Seller Certificates, as applicable, as required under Section 7.2;
(d)    Purchaser shall have received the Association Estoppel as required under Section 7.4;
(e)    Subject to Section 7.6, Purchaser shall have received the 5th and Bell Ground Lessor Estoppel as required under Section 7.5;
(f)    Each of the representations and warranties of Company and Sellers contained in this Agreement shall be true and correct (determined without regard to any qualification by any of the terms “material” or “West Coast Material Adverse Effect ” therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent a representation or warranty is made as of a specific date, in which case such representation or warranty shall be true and correct at and as of such date, without regard to any such qualifications therein), except with respect to Authorized Qualifications and except where the failure of such representations and warranties to be true and correct has not had, or would not, individually or in the aggregate, have, a West Coast Material Adverse Effect;
(g)    The Company Stockholder Approval shall have been obtained;
(h)    With respect to the Option Properties and subject to Section 7.6, Purchaser shall have received evidence that the applicable Purchase Option has been waived; and
(i)    No Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting or making illegal the West Coast Asset Sale, and there shall be no order or injunction of a court of competent jurisdiction preventing or prohibiting consummation of the West Coast Asset Sale.
The term “Authorized Qualifications” shall mean any qualifications to the representations and warranties made by Sellers in Section 8.1 to reflect (i) new Tenant Leases, Tenant Lease amendments, new Service Contracts, and/or Assumed Service Contract amendments, executed by Sellers in accordance with this Agreement and (ii) a Tenant Lease default by a Tenant or a Tenant insolvency occurring after the Effective Date. Authorized Qualifications shall not constitute a default by Sellers or a failure of a condition precedent to Closing.
Section 10.9    Conditions Precedent to Sellers’ Obligations Regarding the Closing. The obligation of Sellers hereunder to close the transaction hereunder shall be conditioned only upon the satisfaction of each of the following conditions, any of which may be waived by written notice from Sellers to Purchaser:
(a)    Purchaser shall have performed or complied in all material respects with all of the covenants and obligations of Purchaser to be performed or complied with prior to or at the Closing Date;

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(b)    The representations and warranties of Purchaser made in Section 8.2 shall be true and correct in all material respects (materiality to be considered with respect to the transactions contemplated hereunder in the aggregate);
(c)    The Company Stockholder Approval shall have been obtained; and
(d)    No Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting or making illegal the West Coast Asset Sale illegal and there shall be no order or injunction of a court of competent jurisdiction preventing or prohibiting consummation of the West Coast Asset Sale.
Section 10.10    Failure of Condition. Subject to Article XIV, if any condition precedent to Sellers’ obligation to effect the Closing (as set forth in Section 10.9) is not satisfied by the Outside Date, then Sellers shall be entitled to terminate this Agreement by notice thereof to Purchaser and Title Company. Subject to Article XIV, if any condition precedent to Purchaser’s obligation to effect the Closing (as set forth in Section 10.8) is not satisfied by the Outside Date, then Purchaser shall be entitled to terminate this Agreement by notice thereof to Sellers. Subject to Section 14.2, if this Agreement is so terminated, no party shall have any further obligations hereunder, except for Termination Surviving Obligations.
ARTICLE XI
DELETED
ARTICLE XII
CONFIDENTIALITY
Section 12.1    Confidentiality. Purchaser and Sellers expressly acknowledge and agree that, (a) this Agreement, the transactions contemplated hereunder, and the information obtained in connection therewith are subject to the Confidentiality Agreement, (b) notwithstanding paragraph 15(b) of the Confidentiality Agreement, the terms and conditions of the Confidentiality Agreement shall survive the execution and delivery of this Agreement and remain in full force and effect for the period described in paragraph 15(a) of the Confidentiality Agreement, and (c) each of the parties hereto shall comply with the terms and conditions of the Confidentiality Agreement.
ARTICLE XIII
ADDITIONAL COVENANTS
Section 13.1    Preparation of the Proxy Statement; Stockholders Meeting.
(a)    As promptly as reasonably practicable following the date of this Agreement, Company shall prepare the Proxy Statement and, after consultation with and consideration in good faith of any comments on the Proxy Statement reasonably proposed by Purchaser, cause to be filed with the SEC the Proxy Statement in preliminary form; provided, however, that the Company shall not file the Proxy Statement with the SEC without obtaining the prior written consent of Purchaser only with respect to any portion of the Proxy Statement relating

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to Purchaser, its Affiliates, or the West Coast Asset Sale, which consent shall not be unreasonably withheld, conditioned, or delayed. Company shall use its reasonable best efforts to (i) obtain and furnish the information required to be included by the SEC in the Proxy Statement, respond, after consultation with Purchaser, promptly to any comments made by the SEC with respect to the Proxy Statement, (ii) mail or deliver the definitive Proxy Statement to its stockholders as promptly as practicable after the earlier to occur of (x) receiving notification that the SEC is not reviewing the preliminary Proxy Statement or (y) the conclusion of any SEC review of the preliminary Proxy Statement and (iii) if necessary, after the definitive Proxy Statement shall have been so mailed, promptly circulate amended or supplemental proxy materials and, if required in connection therewith, resolicit proxies; provided, that no such amended or supplemental proxy materials will be filed with the SEC or mailed by Company without affording Purchaser a reasonable opportunity for consultation and review, and Company shall consider in good faith any comments on such materials reasonably proposed by Purchaser. Company will promptly notify Purchaser of the receipt of comments from the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Purchaser with copies of all written correspondence between Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement, the West Coast Asset Sale, the Plan of Liquidation or any of the other transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth herein, Company shall not amend the Plan of Liquidation without the prior written consent of Purchaser if such amendment (i) would adversely affect Purchaser in any material respect, (ii) would reasonably be expected to prevent or delay the consummation of the West Coast Asset Sale or (iii) would remove of modify the reference to this Agreement or would amend the Plan of Liquidation in a manner that would cause a Company Adverse Recommendation Change not permitted under Section 13.2(d).. Prior to responding to any comments of the SEC or members of its staff, Company shall provide Purchaser with a reasonable opportunity to consult and review such response and Company shall consider in good faith any comments on such response reasonably proposed by Purchaser. Purchaser shall furnish all information concerning itself, its Affiliates and the holders of its capital stock to Company as may be required to be disclosed in the Proxy Statement, and provide such other assistance as may be reasonably requested by Company in connection with the preparation, filing and distribution of the Proxy Statement.
(b)    If, at any time prior to the Company Stockholder Meeting, any information relating to Company or Purchaser, or any of their respective subsidiaries, or their respective officers or directors, should be discovered by Company or Purchaser, as the case may be, which, pursuant to the Exchange Act, should be set forth in an amendment of, or a supplement to, the Proxy Statement, so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Company or Purchaser, as the case may be, shall promptly notify the other parties hereto, and Company and Purchaser shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Proxy Statement describing such information and, to the extent required by applicable law, in disseminating the information contained in such amendment or supplement to stockholders of Company. Nothing in this Section 13.1(b) shall limit the obligations of any party under Section 13.1(a). All documents that Company is responsible for filing with the SEC in connection with

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the West Coast Asset Sale, the Plan of Liquidation and the other transactions contemplated by this Agreement will, at the time of the first mailing thereof, at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, as applicable, comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder.
(c)    As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to Company’s stockholders, Company shall, in accordance with applicable law, the rules of the Company Charter and the Company Bylaws, duly call, give notice of, convene and hold the Company Stockholder Meeting. Company shall, through the Company Board, recommend to its stockholders that they provide the Company Stockholder Approval, include such recommendation in the Proxy Statement and solicit and use its reasonable best efforts to obtain the Company Stockholder Approval (including by soliciting proxies from its stockholders), except to the extent that the Company Board shall have made a Company Adverse Recommendation Change as permitted by and determined in accordance with Section 13.2. Company shall keep Purchaser updated with respect to proxy solicitation results as reasonably requested by Purchaser. Unless this Agreement is terminated in accordance with its terms, Company shall not submit to the vote of its stockholders any Acquisition Proposal. Notwithstanding the foregoing provisions of this Section 13.1(c), Company may make or one or more adjournments or postponements of the Company Stockholder Meeting after consultation with Purchaser (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the stockholders of Company sufficiently in advance of the Company Stockholder Meeting to ensure that the vote occurs on the basis of full and complete information as required by applicable law or regulation or (ii) if, in the reasonable discretion of Company, additional time is required to solicit proxies in favor of the approval of the Plan of Liquidation; provided, that in the case of this clause (ii), without the consent of Purchaser (not to be unreasonably withheld, conditioned or delayed), in no event shall the Company Stockholder Meeting (as so postponed or adjourned) be held on a date that is more than thirty (30) days after the date for which the Company Stockholder Meeting was originally scheduled; provided, further, that such consent of Purchaser may be withheld in its sole discretion if following the date hereof an Acquisition Proposal shall have been received by Company or its Representatives or any person (other than Purchaser) shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal unless any such Acquisition Proposal shall have been withdrawn at least thirty (30) days prior to the date for which the Company Stockholder Meeting was originally scheduled. Unless this Agreement shall have been terminated in accordance with Article XIV, the obligation of Company to duly call, give notice of, convene and hold the Company Stockholder Meeting, mail the Proxy Statement (and any amendment or supplement thereto that may be required by applicable law) to Company’s stockholders and solicit proxies in favor of the Company Stockholder Approval shall not be affected by a Company Adverse Recommendation Change.
Section 13.2    No Solicitation; Acquisition Proposals.
(a)    Except as otherwise provided in this Section 13.2, during the Interim Period, Company shall not, and shall cause its subsidiaries and its and their officers and directors not to, and shall not authorize and shall use reasonable best efforts to cause any other

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Representatives of Company or any of its subsidiaries not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal (an “Inquiry”), (ii) enter into, continue or otherwise participate or engage in any negotiations or discussions regarding, or furnish to any person other than Purchaser or its Representatives any non-public information or data in furtherance of, any Acquisition Proposal or Inquiry, (iii) approve, recommend, declare advisable or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement, in each case related to an Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement), or requiring or having the effect of requiring Company to abandon, terminate or breach its obligations hereunder or fail to consummate the West Coast Asset Sale (each item referred to in this clause (iii), a “Company Alternative Acquisition Agreement”), or (iv) agree to or propose publicly to do any of the foregoing. Company shall, and shall cause each of its subsidiaries to, and shall direct the Representatives of Company and its subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any person and its Representatives (other than Purchaser or any of its Representatives) conducted heretofore with respect to any Acquisition Proposal, and (B) not terminate, amend, release or modify any provision of any standstill agreement (including any standstill provisions contained in any confidentiality or other agreement) to which it or any of its Affiliates or Representatives is a party except to allow the applicable party to make an Acquisition Proposal to the Company Board on a non-public basis. For the avoidance of doubt, nothing in this Section 13.2(a) shall prevent or otherwise limit the right of Company, any subsidiary of the Company (including any Seller), or any of their representatives to communicate in accordance with Section 7.6 with a Tenant or the 5th and Bell Ground Lessor that has a Purchase Option solely in connection with the potential exercise by such Tenant or the 5th and Bell Ground Lessor of a Purchase Option.
(b)    Notwithstanding anything herein to the contrary, but subject to Company’s compliance with this Section 13.2, if, at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (i) Company receives an unsolicited written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (ii) such Acquisition Proposal was not the result of a violation of Section 13.2(a), and (iii) the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) that such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, then Company may (and may authorize its Representatives to) (x) furnish non-public information with respect to Company and its subsidiaries to the person making such Acquisition Proposal (and its Representatives) pursuant to a Company Acceptable Confidentiality Agreement; provided, that any non-public information provided to any person given such access shall have previously been provided to Purchaser or shall be provided to Purchaser as soon as reasonably practicable (and in any event within 48 hours of the time it is provided to such person), and (y) participate in negotiations with the person making such Acquisition Proposal (and such person’s Representatives) regarding such Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Company and its Representatives may correspond in writing with any person submitting an Acquisition Proposal (that was not the result of a violation of Section 13.2(a)) to request clarification of the terms of an Acquisition Proposal so as to determine whether

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such Acquisition Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal.
(c)    Except as provided in Section 13.2(d), the Company Board (i)(A) shall not fail to make and shall not withdraw (or modify or qualify in any manner adverse to Purchaser or publicly propose to withdraw, modify or qualify in any manner adverse to Purchaser) the Company Board Recommendation, (B) shall not adopt, approve, recommend, endorse or otherwise declare advisable any Acquisition Proposal (or publicly propose or resolve to do any of the foregoing) and (C) shall not fail to include the Company Board Recommendation in the Proxy Statement (each such action set forth in this Section 13.2(c)(i) being referred to herein as a “Company Adverse Recommendation Change”), and (ii) shall not authorize, cause or permit Company or any of its subsidiaries to enter into any Company Alternative Acquisition Agreement relating to any Acquisition Proposal (other than a Company Acceptable Confidentiality Agreement pursuant to Section 13.2(a)).
(d)    Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Stockholder Approval, the Company Board may (i) make a Company Adverse Recommendation Change in response to an Intervening Event if the Company Board determines in good faith, after consultation with its outside legal counsel, that the failure to do so in response to such Intervening Event would be inconsistent with its duties under applicable law or (ii) make a Company Adverse Recommendation Change, terminate this Agreement pursuant to Section 14.1(d)(ii) and concurrently enter into a Company Alternative Acquisition Agreement if the Company Board has received an unsolicited written bona fide Acquisition Proposal (and Company is not in breach of this Section 13.2) that, in the good faith determination of the Company Board, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal; provided, that the Company Board shall only be entitled to effect a Company Adverse Recommendation Change, terminate this Agreement pursuant to Section 14.1(d)(ii) and enter into a Company Alternative Acquisition Agreement as permitted under this Section 13.2(d) if (A) Company has provided a prior written notice (a “Notice of Change of Recommendation”) to Purchaser that Company intends to take such action, identifying the person or entity making the Superior Proposal and describing in reasonable detail the material terms and conditions of the Superior Proposal or Intervening Event, as applicable, that is the basis of such action including, if applicable, copies of any written proposals or offers and any proposed agreements related to a Superior Proposal (it being agreed that the delivery of the Notice of Change of Recommendation by Company shall not constitute a Company Adverse Recommendation Change), (B) during the three (3) Business Day period following Purchaser’s receipt of the Notice of Change of Recommendation, Company shall, and shall cause its Representatives to, negotiate with Purchaser in good faith (to the extent Purchaser desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, so that, in the case of a Superior Proposal, such Superior Proposal ceases to constitute a Superior Proposal, or, in the case of an Intervening Event, in order to obviate the need to make such Company Adverse Recommendation Change; and (C) following the end of such three (3) Business Day period, the Company Board shall have determined in good faith, taking into account any changes to this Agreement proposed in writing by Purchaser in response to the Notice of Change of Recommendation or otherwise, that (I) after consultation with outside legal counsel and financial advisors, the Superior Proposal giving rise to the Notice of Change

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of Recommendation continues to constitute a Superior Proposal or (II) after consultation with outside counsel, in the case of an Intervening Event, the failure of the Company Board to effect a Company Adverse Recommendation Change would be inconsistent with the directors’ duties under applicable law. Any amendment to the financial terms or any other material amendment of such a Superior Proposal shall require a new Notice of Change of Recommendation, and Company shall be required to comply again with the requirements of this Section 13.2(d); provided, however, that references to the three (3) Business Day period above shall then be deemed to be references to a two (2) Business Day period following receipt by Purchaser of any such new Notice of Change of Recommendation.
(e)    Company shall promptly (but in no event later than 48 hours) notify Purchaser after receipt of any Acquisition Proposal or any request for non-public information relating to Company or any of its subsidiaries by any third party that informs Company that it is making, or has made, an Acquisition Proposal, or any Inquiry from any person seeking to have discussions or negotiations with Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall identify the person making such Acquisition Proposal or Inquiry and shall indicate the material terms and conditions of any Acquisition Proposals or Inquiries to the extent known (including, if applicable, providing copies of any written Inquiries or requests and any proposed agreements related thereto, which may be redacted to the extent necessary to protect confidential information of the business or operations of the person making such Acquisition Proposals or Inquiries). Company shall also promptly (and in any event within 48 hours), notify Purchaser, orally and in writing, (i) if Company determines to begin providing non-public information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 13.2(b) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice and (ii) of any change to the financial and other material terms and conditions of any Acquisition Proposal and otherwise keep Purchaser reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all proposals, offers, drafts of proposed agreements or correspondence relating thereto. Neither Company nor any of its subsidiaries shall, after the date of this Agreement, enter into any confidentiality or similar agreement that would prohibit it from providing such information to Purchaser.
(f)    Nothing contained in this Section 13.2 or elsewhere in this Agreement shall prohibit Company or the Company Board, directly or indirectly through its Representatives, from (i) disclosing to Company’s stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of Company if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be inconsistent with the directors’ duties under applicable law (for the avoidance of doubt, it being agreed that the issuance by Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Company Adverse Recommendation Change) or is required by applicable law; provided that neither Company nor the Company Board shall be permitted to recommend that the stockholders of Company tender any securities in connection with any tender offer or exchange offer that is an

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Acquisition Proposal or effect a Company Adverse Recommendation Change with respect thereto, except as permitted by Section 13.2(d).
(g)    For purposes of this Agreement:
(i)    “Acquisition Proposal” means any proposal, offer, or inquiry from any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) involving any of Company or any Seller or any of their respective subsidiaries regarding (other than the transactions contemplated by this Agreement): (i) any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, recapitalization, restructuring, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture, sale, lease, exchange, license, transfer or disposition or otherwise, of any Real Property; (ii) any issue, sale or other disposition (including by way of merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise) of securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of any class of capital stock, other equity security or voting power of Company or Hines REIT Properties, L.P. (the “Operating Partnership”); (iii) any tender offer or exchange offer for 15% or more of any class of capital stock, other equity security or voting power of Company or the Operating Partnership or the filing of a registration statement under the Securities Act in connection therewith; (iv) any other transaction or series of transactions pursuant to which any person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) proposes to acquire control of any Real Property or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For the avoidance of doubt, any proposal, offer or inquiry by a Tenant or the 5th and Bell Ground Lessor that has a Purchase Option solely in connection with the exercise of such Purchase Option by such Tenant or the 5th and Bell Ground Lessor in accordance with Section 7.6 shall not constitute or otherwise be deemed an Acquisition Proposal.
(ii)    “Superior Proposal” means any bona fide written Acquisition Proposal made after the date hereof (with the references to “any Real Property” replaced with “the Majority Properties” and “15%” replaced with “50%”) on terms that the Company Board determines in good faith, after consultation with Company’s outside legal counsel and financial advisors, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal and any changes to the terms of this Agreement proposed by Purchaser and any other information provided by Purchaser (including pursuant to Section 13.2), that (A) if consummated, would be more favorable to Company’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by this Agreement, and (B) if accepted, is reasonably likely to be completed on the terms proposed on a timely basis.
(iii)    References in this Section 13.2 to (a) the Company Board shall mean the board of directors of Company or a duly authorized committee thereof, and (b)

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Company outside legal counsel shall mean, as applicable, outside legal counsel to Company or a duly authorized committee thereof.
Section 13.3    Public Announcements. Except with respect to any Company Adverse Recommendation Change or any action taken pursuant to, and in accordance with Section 13.2, so long as this Agreement is in effect, the parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the parties shall issue any such press release or make any such public statement or filing prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, that a party may, without obtaining the other parties’ consent, issue such press release or make such public statement or filing as may be required by applicable law, order or the applicable rules of any stock exchange if it is not reasonably practicable to consult with the other party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The parties have agreed upon the form of a press release announcing the West Coast Asset Sale and the execution of this Agreement to be issued after execution of this Agreement.
Section 13.4    Deleted.
Section 13.5    Deleted.
Section 13.6    Appropriate Action; Consents; Filings.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of Company, Sellers and Purchaser shall, and shall cause their respective Affiliates to use, their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the West Coast Asset Sale and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article X to be satisfied, (ii) the obtaining of all necessary or advisable actions or non-actions, waivers, consents and approvals from Authorities or other persons necessary in connection with the consummation of the West Coast Asset Sale and the other transactions contemplated by this Agreement and the making of all necessary or advisable registrations and filings (including filings with governmental authorities, if any) and the taking of all reasonable steps as may be necessary or advisable to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental authority or other persons necessary in connection with the consummation of the West Coast Asset Sale and the other transactions contemplated by this Agreement, and (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, against the Company and/or the Sellers or Purchaser or any of their respective Affiliates relating to or challenging this Agreement, the Plan of Liquidation or the consummation of the West Coast Asset Sale or the other transactions contemplated by this Agreement (“Transaction Litigation”), including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed, the avoidance of each and every impediment under any antitrust, merger control, competition or trade

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regulation law that may be asserted by any governmental authority with respect to the West Coast Asset Sale so as to enable the Closing to occur as soon as reasonably possible.
(b)    In connection with and without limiting the foregoing Section 13.6(a), each of Purchaser, Company and Sellers shall use their reasonable best efforts to (or shall cause their subsidiaries and their applicable Affiliates, respectively, to) give any notices to third parties, and each of Purchaser, Company and Sellers shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents not covered by Section 13.6(a) that are necessary, proper or advisable to consummate the West Coast Asset Sale and the other transactions contemplated by this Agreement. Each of the parties hereto shall, and shall cause their respective Affiliates to, furnish to the other such necessary information and reasonable assistance as the other may request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Authority, including promptly informing the other parties of such inquiry and supplying each other with copies of all material correspondence, filings or communications between any party and any governmental authority with respect to the West Coast Asset Sale. To the extent reasonably practicable and permitted, the parties or their Representatives shall consult in advance before making any submission or presentation to an Authority, have the right to review in advance and each of the parties will consult the others on, all the information relating to the other and each of their Affiliates that appears in any filing made with, or written materials submitted to, any Authority in connection with the West Coast Asset Sale, except that confidential competitively sensitive business information may be redacted from such exchanges. To the extent reasonably practicable, neither Company, Sellers nor Purchaser shall, nor shall they permit their respective Representatives to, participate independently in any meeting or engage in any substantive conversation with any governmental authority in respect of any filing, investigation or other inquiry with respect to the West Coast Asset Sale without giving the other party prior notice of such meeting or conversation and, to the extent permitted by applicable law, without giving the other party the opportunity to attend or participate (whether by telephone or in person) in any such meeting with such governmental authority.
(c)    Each party shall keep the other parties reasonably informed regarding any Transaction Litigation unless doing so would, in the reasonable judgment of such party, jeopardize any privilege of Company and Sellers or any of their respective subsidiaries with respect thereto. Company and Sellers shall promptly advise Purchaser orally and in writing of the initiation of and any material developments regarding, and shall reasonably consult with and permit Purchaser and its Representatives to participate in the defense, negotiations or settlement of, any Transaction Litigation, and Company and the Sellers shall give reasonable consideration to Purchaser’s advice with respect to such Transaction Litigation. Neither Company nor any Seller shall, and shall not permit any of their respective subsidiaries nor any of its or their Representatives to, compromise, settle, or come to a settlement arrangement regarding any Transaction Litigation or consent thereto unless Purchaser shall otherwise consent in writing (which shall not be unreasonably withheld or delayed); provided, however, that Purchaser shall have no consent right with respect to any compromise, settlement or arrangement if such compromise, settlement or arrangement (x) does not involve the payment of money damages or plaintiff’s attorneys fees by Purchaser or its Affiliates, (y) will not encumber any of the assets of Purchaser or any of its Affiliates, will not

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contain any restriction or condition that would apply to or adversely affect Purchaser, its Affiliates or the conduct of their respective business, and will not reasonably be expected to prevent or delay the consummation of the West Coast Asset Sale, and (z) includes, as a condition to any compromise, settlement or arrangement, a complete and irrevocable release of Purchaser and its Affiliates from all liability in respect of such Transaction Litigation and includes no admission of wrongdoing if Purchaser or any of its Affiliates is a party to such Transaction Litigation; provided that if neither Purchaser nor any of its Affiliates is a party to such Transaction Litigation, Company and Sellers work in good faith to obtain such a complete and irrevocable release of Purchaser and its Affiliates.
Section 13.7    Reserve Funds. The Company shall establish reserve funds, in a reasonable amount and as may be deemed advisable, to meet any existing debts and obligations of the Company, the Operating Partnership and other subsidiaries of the Company that are not otherwise discharged by the Company or such subsidiaries, including known liabilities (whether or not reduced to judgment), liquidating expenses and estimated, unascertained or contingent liabilities and expenses; provided that the Company shall set aside or otherwise provide for all claims and liabilities as required under Maryland law.
ARTICLE XIV
TERMINATION AND FEES
Section 14.1    Termination. This Agreement may be terminated and the West Coast Asset Sale may be abandoned at any time prior to the Closing, notwithstanding the Company Stockholder Approval (except as otherwise specified in this Section 14.1):
(a)    by mutual written consent of each of Purchaser, Company, and Sellers;
(b)    by either Purchaser or Company or Sellers;
(i)    if the West Coast Asset Sale shall not have been consummated on or before the date that is seven (7) months from the Effective Date (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 14.1(b)(i) shall not be available to any party if the failure of such party to comply with any provision of this Agreement shall have been the cause of, or resulted in, the failure of the West Coast Asset Sale to be consummated by the Outside Date;
(ii)    if any Authority of competent jurisdiction shall have issued an order or taken any other action permanently restraining or otherwise prohibiting the Plan of Liquidation or West Coast Asset Sale, and such order or other action shall have become final and non-appealable; provided, that the right to terminate this Agreement under this Section 14.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable order or taking of such other action was primarily due to the failure of such party to comply with any provision of this Agreement; or
(iii)    if the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of the Plan of Liquidation was taken;

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(c)    by Purchaser:
(i)    if Company or any Seller shall have breached, violated or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach, violation or failure to perform, either individually or in the aggregate (A) if continuing at the Closing Date would result in the failure of any of the conditions set forth in Section 10.8 (a “Company Terminating Breach”), and (B) cannot be cured within fifteen (15) days after written notice thereof; provided, that (x) the cure period for the Company’s and Sellers’ default in their obligation to sell the Property in accordance with the terms of this Agreement shall be three (3) Business Days and (y) Purchaser shall not have the right to terminate this Agreement pursuant to this Section 14.1(c)(i) if a Purchaser Terminating Breach shall have occurred and be continuing at the time Purchaser delivers notice of its election to terminate this Agreement pursuant to this Section 14.1(c)(i); or
(ii)    if, prior to obtaining the Company Stockholder Approval, Company or the Company Board or any committee thereof (A) shall have effected a Company Adverse Recommendation Change, (B) fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days following any person publicly announcing an Acquisition Proposal or an intention (whether or not conditional) to make an Acquisition Proposal or the date that any such Acquisition Proposal or intention shall have otherwise become publicly disclosed (or, if the Company Stockholder Meeting is scheduled to be held within ten (10) Business Days from the date an Acquisition Proposal (or such an intention) is publicly announced, promptly and in any event prior to the date on which the Company Stockholder Meeting is scheduled to be held), (C) fails to include the Company Board Recommendation in the Proxy Statement, (D) approves, adopts, publicly endorses or recommends, or enters into or allows Company or any of its subsidiaries to enter into a Company Alternative Acquisition Agreement (other than a Company Acceptable Confidentiality Agreement entered into in compliance with Section 13.2), or (E) fails to publicly recommend against any tender offer or exchange offer subject to Regulation 14D under the Exchange Act that constitutes an Acquisition Proposal (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by Company’s stockholders) within ten (10) Business Days after the commencement of such tender offer or exchange offer).
(d)    by Sellers or Company:
(i)    if Purchaser shall have failed to consummate the Closing on the Closing Date assuming all of the conditions set forth in Section 10.8 shall have been satisfied or waived by the Purchaser (other than those conditions that by their nature are to be satisfied at the Closing) or otherwise defaulted in its obligation to purchase the Properties in accordance with the terms of this Agreement and such default is not cured within three (3) Business Days of written notice thereof (a “Purchaser Terminating Breach”); provided, that Company shall not have the right to terminate this Agreement pursuant to this Section 14.1(d)(i) if a Company Terminating Breach shall have occurred and be continuing at the

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time Company delivers notice of its election to terminate this Agreement pursuant to this Section 14.1(d)(i); or
(ii)    prior to obtaining the Company Stockholder Approval, the Company Board effects a Company Adverse Recommendation Change in accordance with Section 13.2(d) in connection with a Superior Proposal and the Company Board has approved, and concurrently enters into a Company Alternative Acquisition Agreement with respect to a Superior Proposal, if and only if Company is not then in material breach of Section 13.2; provided that such termination shall not be effective until Company has paid the Company Termination Fee as and when due under Section 14.3.
Any termination of this Agreement as provided in this Section 14.1 shall be effected upon written notice thereof given by the terminating party to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail.
Section 14.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 14.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser, Company, or Sellers, or their respective Affiliates or Representatives, relating to, based on or arising under or out of this Agreement, the transactions contemplated hereby or the subject matter hereof (including the negotiation and performance of this Agreement), except that the Confidentiality Agreement and Guarantee and the provisions of Section 12.1 (Confidentiality), Section 13.3 (Public Announcements), this Section 14.2 (Effect of Termination), Section 14.3 (Fees), Article XIX (Miscellaneous), the other Termination Surviving Obligations, and the definitions of all defined terms appearing in such sections, shall survive the termination hereof. In the event this Agreement is terminated, nothing herein shall relieve Company or Sellers from any liability for any Company Terminating Breach resulting from the willful or intentional breach by Company or Sellers of any of their representations, warranties, covenants or agreements set forth in this Agreement; provided, that notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Company and Sellers for any and all losses, damages, costs or expenses of Purchaser and its Affiliates relating to the failure of the transactions contemplated by this Agreement to be consummated, shall be limited to an amount equal to $25,000,000 plus any expenses of Purchaser to which it is entitled to reimbursement pursuant to Section 14.3(f).
Section 14.3    Fees.
(a)    Except as otherwise provided in this Section 14.3, and, if Closing occurs, Section 10.6, all fees and expenses incurred in connection with this Agreement, the West Coast Asset Sale and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the West Coast Asset Sale is consummated.
(b)    In the event that:
(i)    (A) this Agreement is terminated by (x) Purchaser, Company or Sellers pursuant to Section 14.1(b)(i), (y) Purchaser, Company or Sellers pursuant to Section

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14.1(b)(iii) or (z) Purchaser pursuant to Section 14.1(c)(i), and after the date hereof, an Acquisition Proposal shall have been received by Company, Sellers or their respective Representatives or any person shall have publicly proposed, announced, disclosed or otherwise communicated to Company’s stockholders or any person shall have publicly announced an intention (whether or not conditional) to make any Acquisition Proposal (and, in the case of a termination pursuant to Section 14.1(b)(iii), such Acquisition Proposal or any publicly proposed or announced intention shall have been made prior to the Company Stockholder Meeting), and (B) within twelve (12) months after the date of a termination referred to in this Section 14.3(b)(i), Company and/or Sellers enters into a definitive agreement relating to, or consummates, any Acquisition Proposal (whether or not the same Acquisition Proposal as referred to above); provided that for purposes of this Section 14.3(b)(i), all references in the definition of Acquisition Proposal to “any Real Property” are replaced with “the Majority Properties”, and all references to “15%” are replaced with “50%”;
(ii)    this Agreement is terminated by Purchaser pursuant to Section 14.1(c)(ii); or
(iii)    this Agreement is terminated by Company or Sellers pursuant to Section 14.1(d)(ii);
then, in any such event, Company shall pay at the direction of Purchaser a termination fee of $25,000,000 (which shall be net of any amount paid to Purchaser pursuant to Section 14.3(d)) (the “Company Termination Fee”) and it being understood that in no event shall Company be required to pay the Company Termination Fee on more than one occasion. Payment of the Company Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Purchaser (x) within two (2) Business Days after the earlier of the time of (A) entry into a definitive agreement in respect of an Acquisition Proposal and (B) the consummation of an Acquisition Proposal, in the case of a Company Termination Fee payable pursuant to Section 14.3(b)(i), (y) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof), in the case of a Company Termination Fee payable pursuant to Section 14.3(b)(ii), and (z) prior to or concurrently with such termination, in the case of a Company Termination Fee payable pursuant to Section 14.3(b)(iii). Notwithstanding anything in this Agreement to the contrary, if Purchaser receives the full payment of the Company Termination Fee under circumstances where the Company Termination Fee was payable, the receipt by Purchaser of the Company Termination Fee shall be Purchaser’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Company, Sellers and each of their respective former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing in respect of this Agreement (each, a “Company Party”), any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the West

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Coast Asset Sale to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise), and upon payment of such Company Termination Fee none of the foregoing individuals or entities shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby.
(c)    In the event that this Agreement is terminated by Sellers pursuant to Section 14.1(d)(i) then,
(i)    in such event, Purchaser shall pay to Company a termination fee of $75,000,000 (the “Purchaser Termination Fee”) it being understood that in no event shall Purchaser be required to pay the Purchaser Termination Fee on more than one occasion. Payment of the Purchaser Termination Fee shall be made by wire transfer of same day funds to the account or accounts designated by Company at the time of termination. Notwithstanding anything in this Agreement to the contrary, if Company receives the full payment of the Purchaser Termination Fee, the receipt by Company of the Purchaser Termination Fee shall be Company’s sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against Purchaser, Guarantor and their former, current and future directors, officers, employees, agents, general and limited partners, managers, members, stockholders, Affiliates and assignees and each former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate or assignee of any of the foregoing in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the West Coast Asset Sale to be consummated or for a breach or failure to perform hereunder, and upon payment of such Purchaser Termination Fee none of the foregoing individuals or entities shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and thereby. Nothing herein shall limit Company’s right to directly enforce the Guarantee against the Guarantor under the terms thereof.
(ii)    In the event that Purchaser is obligated to pay to the Company the Purchaser Termination Fee pursuant to Section 14.3(c)(i) (the “Section 14.3(c) Amount”), Purchaser (“Payor”) shall pay to the Company (“Payee”) from the applicable Section 14.3(c) Amount deposited into escrow, if any, in accordance with the next sentence, an amount equal to the lesser of (A) the Section 14.3(c) Amount and (B) the sum of (1) the maximum amount that can be paid to the Company without causing the Company to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”), as determined by the Company’s independent certified public accountants and by taking into account all other income of the Company that does not constitute Qualifying Income, plus (2) in the event the Company receives either (X) a letter from the Company’s counsel indicating that the Company has received a ruling from the IRS described in Section 14.3(c)(iii) or (Y) an opinion from the Company’s outside counsel as described in Section 14.3(c)(iii), an amount equal to the Section 14.3(c) Amount less the

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amount payable under clause (1) above. To secure the Payor’s obligation to pay these amounts, the Payor shall deposit into escrow an amount in cash equal to the Section 14.3(c) Amount with an escrow agent selected by the Company and on such terms (subject to Section 14.3(c)(iii)) as shall be mutually agreed upon by the Company, Purchaser and the escrow agent. The payment or deposit into escrow of the Section 14.3(c) Amount pursuant to this Section 14.3(c)(ii) shall be made at the time the Payor is obligated to pay the Payee such amount pursuant to Section 14.3(c)(i) by wire transfer or bank check.
(iii)    The escrow agreement shall provide that the Section 14.3(c) Amount in escrow or any portion thereof shall not be released to the Company unless the escrow agent receives any one or combination of the following: (i) a letter from the Payee’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Payee without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code in such year determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Payee’s accountants revising that amount, in which case the escrow agent shall release such amount to the Payee, or (ii) a letter from the Payee’s counsel indicating that the Payee received a ruling from the IRS holding that the receipt by the Payee of the Section 14.3(c) Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Payee of the Section 14.3(c) Amount would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the escrow agent shall release the remainder of the Section 14.3(c) Amount to the Payee. The Payor agrees to amend this Section 14.3(c) at the reasonable request of the Company in order to (x) maximize the portion of the Section 14.3(c) Amount that may be distributed to the Payee hereunder without causing the Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Payee’s chances of securing a favorable ruling described in this Section 14.3(c)(iii) or (z) assist the Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 14.3(c)(iii). Any portion of the Section 14.3(c) Amount that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 14.3(c). The escrow agreement shall also provide that any portion of the Section 14.3(c) Amount held in escrow for five years shall be released by the escrow agent to the Payor. The Payor shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement. The Payor shall be deemed to have satisfied its obligations pursuant to this Section 14.3(c) so long as it deposits into escrow the Section 14.3(c) Amount, notwithstanding any delay or reduction in payment to the Company, and shall have no further liability with respect to payment of the Section 14.3(c) Amount. Payee shall fully indemnify Payor and hold Payor harmless from and against any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by it resulting directly or indirectly from the escrow agreement.
(d)    In the event that the Company Stockholder Approval shall not have been obtained at the Company Stockholder Meeting at which a vote on such approval was taken and

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this Agreement is terminated in accordance with Section 14.1(b)(iii), Company shall pay, at the direction of Purchaser, by wire transfer of same day funds, within two (2) Business Days after such termination, an aggregate amount equal to $5,000,000, which is intended to reimburse Purchaser for the fees and expenses incurred by Purchaser in connection with this Agreement.
(e)    Except as provided in this Article XIV, no termination fee, penalty, charge or damage is payable in connection with a termination of this Agreement.
(f)    Each of Company, Sellers and Purchaser acknowledges that the agreements contained in this Section 14.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement. In the event Company, any Seller or Purchaser, as the case may be, is required to commence litigation to seek all or a portion of the amounts payable to it under this Section 14.3, and it prevails in such litigation, it shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this Section 14.3, all reasonable expenses (including attorneys’ fees) which it has incurred in enforcing its rights hereunder.
(g)    Notwithstanding anything to the contrary in this Agreement, the maximum aggregate liability of Purchaser for any losses, damages, costs or expenses of Company or Sellers or their Affiliates relating to the failure of the transactions contemplated by this Agreement to be consummated, or a breach of this Agreement by Purchaser or otherwise, shall be limited to an amount equal to the amount of the Purchaser Termination Fee and any expenses of Company or Sellers to which they are entitled to reimbursement pursuant to Section 14.3(f) (the “Liability Limitation”), and in no event shall Company, any Seller or any of their respective Affiliates seek any amount in excess of the Liability Limitation in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. Each of Company and the Sellers agrees that it has no right of recovery against, and no personal liability shall attach to, any of the Parent Parties (other than Purchaser to the extent provided in this Agreement and Blackstone Real Estate Advisors L.P. to the extent provided in the Confidentiality Agreement), through Purchaser or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Purchaser against any Parent Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable law, whether in contract, tort or otherwise, except for its rights to recover from the Guarantor (but not any other Parent Party) under and to the extent provided in the Guarantee and subject to the Liability Limitation and the other limitations described therein. Recourse against the Guarantor under the Guarantee shall be the sole and exclusive remedy of Company, the Sellers and their respective affiliates against the Guarantor and any other Parent Party (other than Purchaser to the extent provided in this Agreement and Blackstone Real Estate Advisors L.P. to the extent provided in the Confidentiality Agreement) in connection with this Agreement or the transactions contemplated hereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of Company and Sellers against Purchaser hereunder and Blackstone

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Real Estate Advisors L.P. under the Confidentiality Agreement, in no event shall Company, any Seller or any of their respective Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Parent Party (other than the Guarantor to the extent provided in the Guarantee and subject to the Liability Limitation and the other limitations described therein). For purposes hereof, “Parent Parties” means, collectively, Purchaser, the Guarantor or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders, Affiliates, successors or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, successor or assignee of any of the foregoing.
ARTICLE XV
REMEDIES
Section 15.1    Purchaser’s Specific Performance. The parties hereto agree that irreparable harm, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that Company or the Sellers do not perform any of the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the West Coast Asset Sale and the other transactions contemplated by this Agreement) in accordance with this Agreement’s specified terms or otherwise breaches such provisions. Accordingly, the parties acknowledge and agree that if the Closing of the West Coast Asset Sale provided for herein does not occur as herein provided by reason of any default of the Sellers or Company, and Purchaser does not elect to terminate this Agreement in accordance with Article XIV, Purchaser may, as Purchaser’s sole and exclusive remedy, elect to specifically enforce the terms and conditions of this Agreement, or obtain other equitable relief, so long as any action or proceeding commenced by Purchaser against Sellers or Company shall be filed and served within sixty (60) days of the date of the default by Sellers or Company, and, in such event, Purchaser hereby waives all other remedies, including without limitation, any claim against Sellers or Company for damages of any type or kind including, without limitation, consequential, special, speculative, or punitive damages; provided that unless otherwise expressly required pursuant to this Agreement, in no event shall Company or Sellers be obligated to undertake any of the following (i) change the condition of the Property or restore the same after any fire or casualty; or (ii) expend any money to repair, improve or alter the Improvements or any portion thereof. Each of Company and the Sellers agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that Purchaser has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Purchaser shall not be required to provide any bond or other security in connection with the request for or grant of any such order or injunction. Each of Company and the Sellers agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Section 15.2    LIQUIDATED DAMAGES. THE PARTIES ACKNOWLEDGE THAT (A) THE COMPANY TERMINATION FEE AND THE PURCHASER TERMINATION FEE ARE INTENDED TO BE LIQUIDATED DAMAGES, AND (B) THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY

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WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3275 OR 3369 OR ANY OTHER APPLICABLE LAW, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLERS AND PURCHASER, AS APPLICABLE, PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676, AND 1677 AND ANY OTHER APPLICABLE LAW. THE PARTIES HAVE SET FORTH THEIR INITIALS BELOW TO INDICATE THEIR AGREEMENT WITH THE LIQUIDATED DAMAGES PROVISION CONTAINED IN THIS SECTION.
SELLERS’ INITIALS: /s/ SS         PURCHASER’S INITIALS: /s/ TH
Section 15.3    Consequential and Punitive Damages. Sellers and Purchaser each waive any right to sue the other for any consequential or punitive damages for matters arising under this Agreement (it being understood that Sellers and Purchaser each have waived the right to obtain incidental, special, speculative, exemplary or consequential damages in connection with any default of Purchaser or Sellers respectively).
Section 15.4    No Sellers’ Specific Performance. The parties agree that neither Company nor any of the Sellers shall be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by Purchaser or to enforce specifically the terms and provisions hereof; provided, that Company shall be entitled to seek an injunction or injunctions to prevent breaches of Section 12.1.
ARTICLE XVI
NOTICES
Section 16.1    Notices. All notices or other communications required or permitted hereunder will be in writing, and will be given by (a) personal delivery, or (b) professional expedited delivery service with proof of delivery, or (c) electronic mail (received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee will have designated by written notice sent in accordance herewith and will be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service, as of the date of first attempted delivery on a Business Day at the address or in the manner provided herein, or, in the case of electronic mail transmission, upon receipt if on a Business Day and, if not on a Business Day, on the next Business Day. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement will be as follows:

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To Purchaser:
BRE Hydra Property Owner LLC
c/o Blackstone Real Estate Partners VIII L.P.
345 Park Avenue, 42nd Floor
New York, NY 10154
Attn: William Stein and Judy Turchin
Email: stein@blackstone.com; turchin@blackstone.com

with a copy to:	Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 Attn: Scott M. Kobak, Esq. and Brian Stadler, Esq. Email: skobak@stblaw.com; bstadler@stblaw.com

To Sellers:	HINES REAL ESTATE INVESTMENT TRUST, INC. c/o Hines Advisors Limited Partnership 2800 Post Oak Boulevard, Suite 4800 Houston, Texas 77056 Attn: Kevin McMeans Email: kevin.mcmeans@hines.com with copy to:
HINES REAL ESTATE INVESTMENT TRUST, INC.
c/o Hines Advisors Limited Partnership
2800 Post Oak Boulevard, Suite 4800
Houston, Texas 77056
Attn: Jason P. Maxwell – General Counsel
Email: jason.maxwell@hines.com

with copy to:	Baker Botts L.L.P. 2001 Ross Avenue, Suite 600 Dallas, Texas 75201 Attn: Jonathan W. Dunlay Email: jon.dunlay@bakerbotts.com
ARTICLE XVII
ASSIGNMENT AND BINDING EFFECT
Section 17.1    Assignment; Binding Effect. Purchaser will not have the right to assign this Agreement without Sellers’ prior written consent, to be given or withheld in Sellers’ sole and absolute discretion. Notwithstanding the foregoing, Purchaser may assign its rights under this Agreement to an Affiliate of Purchaser without the consent of Sellers, provided that any such assignment does not relieve Purchaser of its obligations hereunder. This Agreement will be binding upon and inure to the benefit of Sellers and Purchaser and their respective successors and permitted assigns, and no other party will be conferred any rights by virtue of this Agreement or be entitled to enforce any of the provisions hereof. Whenever a reference is made in this Agreement to Sellers or Purchaser, such reference will include the successors and permitted assigns of such party under this Agreement.

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ARTICLE XVIII
LIMITATIONS ON SURVIVAL AND LIABILITY
Section 18.1    Survival of Representations, Warranties and Covenants.
(a)    The Closing Surviving Obligations and Sellers’ and Purchaser’s liability therefor (including liability for breaches of representations and warranties set forth herein), will survive Closing until the end of the Survival Period. All other representations, warranties, covenants and agreements made or undertaken by Company or Sellers under this Agreement will not survive the Closing Date but will be merged into the Closing Documents delivered at the Closing. The Termination Surviving Obligations shall survive termination of this Agreement without limitation unless a specified period is otherwise provided in this Agreement.
(b)    Notwithstanding anything to the contrary contained in this Agreement, Seller and Company shall have no liability with respect to any Closing Surviving Obligation unless (y) Purchaser has delivered written notice of a breach of, or failure to perform, such Closing Surviving Obligation within the Survival Period and, if not resolved between Purchaser, Company and Sellers, filed suit within thirty (30) days after the expiration of the Survival Period, and (z) the aggregate amount of all liability and losses arising out of all breaches and/or failures to perform exceeds $500,000 (the “Liability Floor”) and, in such event, Sellers shall be responsible for all such amounts from the first dollar without regard to the Liability Floor. In addition, in no event will Company’s or Sellers’ liability for all such breaches and/or failures to perform exceed, in the aggregate, two percent (2%) of the Purchase Price (the “Liability Cap”). Notwithstanding the foregoing, Sellers’ obligations under Section 10.4 with respect to prorations and adjustments and Sellers’ representation and warranty under Section 8.1(n) with respect to brokers shall not be subject to the Liability Floor or Liability Cap.
(c)    Sellers and Company shall have no liability with respect to any of Company’s or Sellers’ representations, warranties and covenants herein if, (i) the loss, damage, cost or expense resulting therefrom constitutes a West Coast Material Adverse Effect, and (ii) Purchaser nevertheless consummates the transaction contemplated by this Agreement. For the avoidance of doubt, if Purchaser is aware of a breach of any of Sellers’ representations, warranties or covenants and such breach would not otherwise give Purchaser the right to terminate this Agreement pursuant to Section 10.8(a), Section 10.8(e) or 14.1(c)(i), then Sellers shall have liability for the loss, damage, cost or expense resulting therefrom (subject to the Liability Floor and Liability Cap).
(d)    Sellers and Purchaser agree that any payments made under this Section 18 shall be treated as adjustments to the Purchase Price for all tax purposes, unless otherwise required by applicable law.
(e)    Seller shall provide not less than five (5) Business Day’s written notice to Purchaser of the scheduled Liquidation Date.

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(f)    For the avoidance of doubt, Company and Sellers shall have no liability or obligation to indemnify Purchaser or any of its Affiliates for any loss, damage, cost or expense to the extent arising out of or resulting from Transaction Litigation.
ARTICLE XIX
MISCELLANEOUS
Section 19.1    Waivers; Amendments. No waiver of any breach of any covenant or provisions contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act. This Agreement may not be amended except in a writing signed by both Sellers and Purchaser.
Section 19.2    Recovery of Certain Fees. In the event a party hereto files any action or suit against another party hereto by reason of any breach of any of the covenants, agreements or provisions contained in this Agreement, then in that event the prevailing party will be entitled to have and recover of and from the other party all attorneys’ fees and costs resulting therefrom, subject, however, in the case of Sellers, to the limitations set forth in Section 18.1 above. For purposes of this Agreement, the term “attorneys’ fees” or “attorneys’ fees and costs” shall mean all court costs and the fees and expenses of counsel to the parties hereto, which may include printing, photostatting, duplicating and other expenses, air freight charges, and fees billed for law clerks, paralegals and other persons not admitted to the bar but performing services under the supervision of an attorney, and the costs and fees incurred in connection with the enforcement or collection of any judgment obtained in any such proceeding. The provisions of this Section 19.2 shall survive the entry of any judgment, and shall not merge, or be deemed to have merged, into any judgment.
Section 19.3    Time of Essence. Sellers and Purchaser hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.
Section 19.4    Construction. Headings at the beginning of each article and section are solely for the convenience of the parties and are not a part of this Agreement. Whenever required by the context of this Agreement, the singular will include the plural and the masculine will include the feminine and vice versa. This Agreement will not be construed as if it had been prepared by one of the parties, but rather as if both parties had prepared the same. All exhibits referred to in this Agreement are attached and incorporated by this reference, and any capitalized term used in any exhibit or schedule which is not defined in such exhibit or schedule will have the meaning attributable to such term in the body of this Agreement. In the event the date on which Purchaser or Sellers are required to take any action under the terms of this Agreement is not a Business Day, the action will be taken on the next succeeding Business Day.
Section 19.5    Counterparts; Electronic Signatures Binding. To facilitate execution of this Agreement, this Agreement may be executed in multiple counterparts, each of which, when assembled to include an original, faxed or electronic mail (in .PDF or similar file) signature for each party contemplated to sign this Agreement, will constitute a complete and fully executed agreement. All such fully executed original, faxed or electronic mail (in .PDF or similar file)

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counterparts will collectively constitute a single agreement, and such signatures shall be legally binding upon the party sending the signature by such electronic means immediately upon being sent by such party.
Section 19.6    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all of the other conditions and provisions of this Agreement will nevertheless remain in full force and effect, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any party. Without limiting the foregoing, if the limitation on the time period for bringing claims being limited to the Survival Period is held by a court to be unenforceable, Purchaser and Seller hereby agree that the applicable limitations period for bringing claims under this Agreement shall be reduced to the shortest period permitted under applicable law. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to reflect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.
Section 19.7    Entire Agreement. This Agreement is the final expression of, and contains the entire agreement between, the parties with respect to the subject matter hereof, and supersedes all prior understandings (oral or written) with respect thereto. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument, signed by the party to be charged or by its agent duly authorized in writing, or as otherwise expressly permitted herein.
Section 19.8    Governing Law and Venue. THIS AGREEMENT WILL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MARYLAND, EXCEPT TO THE EXTENT THE LAWS OF THE STATE OF CALIFORNIA OR WASHINGTON NECESSARILY APPLY, IN WHICH CASE THE LAWS OF THE STATE OF CALIFORNIA OR WASHINGTON SHALL APPLY TO SUCH LIMITED EXTENT. THE PARTIES AGREE THAT ANY ACTION IN CONNECTION WITH THIS AGREEMENT SHALL BE BROUGHT AND MAINTAINED IN THE STATE OR FEDERAL COURTS THAT ARE SEATED IN BALTIMORE, MARYLAND, AND THE PARTIES HEREBY CONSENT AND AGREE TO THE JURISDICTION OF SUCH COURTS.
Section 19.9    No Recording. The parties hereto agree that neither this Agreement nor any affidavit concerning it will be recorded.
Section 19.10    Further Actions. The parties agree to execute such instructions to the Title Company and such other instruments and to do such further acts as may be reasonably necessary to carry out the provisions of this Agreement.
Section 19.11    Exhibits. The following exhibits are incorporated herein by reference:

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Exhibit A-1	5th and Bell Legal Description
Exhibit A-2	Daytona Campus Legal Description
Exhibit A-3	Laguna Campus Legal Description
Exhibit A-4	2851 Junction Legal Description
Exhibit A-5	2100 Powell Legal Description
Exhibit A-6	Alameda Legal Description
Exhibit A-7	Howard Hughes Center Legal Description
Exhibit B	Assumed Service Contracts
Exhibit C-1	Major Tenants
Exhibit C-2	Form of Tenant Estoppel Certificate
Exhibit C-3	Form of Seller’s Estoppel Certificate
Exhibit D	Deleted
Exhibit E	Lawsuits, Default Notices, Notices of Violations, Condemnations
Exhibit F	List of Tenants and Tenant Leases
Exhibit G-1	Seller Leasing Costs
Exhibit G-2	Purchaser Leasing Costs
Exhibit H	General Conveyance, Bill of Sale, Assignment and Assumption
Exhibit I-1	Form of Washington Deed
Exhibit I-2	Form of California Deed
Exhibit J	Non-Foreign Entity Certification
Exhibit K	Disclosure Statement
Exhibit L	Initial Must-Cure Matters
Exhibit M	2851 Junction Escrow Assignment
Exhibit N	Confidentiality Agreement
Exhibit O	Assignment and Assumption of Covenant and Agreement
Exhibit P	Assignment and Assumption of Declaration
Exhibit Q	Assignment and Assumption of COE
Exhibit R	Assignment and Assumption of Declarant’s Rights
Exhibit S	Assignment and Assumption of Development Agreement
Exhibit T	Assignment and Assumption of 5th and Bell Ground Lease
Exhibit U	Guarantee
Exhibit V	Declarations
Exhibit W	5th and Bell Ground Lessor Estoppel
Exhibit X	Allocation of Purchase Price
Exhibit Y	Association Estoppel
Exhibit Z	Initial Vapor Testing
Section 19.12    No Partnership. Notwithstanding anything to the contrary contained herein, this Agreement shall not be deemed or construed to make the parties hereto partners or joint venturers, it being the intention of the parties to merely create the relationship of Sellers and Purchaser with respect to the Property to be conveyed as contemplated hereby.

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Section 19.13    Limitations on Benefits. It is the explicit intention of Purchaser and Sellers that no person or entity other than Purchaser and Sellers and their permitted successors and assigns is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, Purchaser and Sellers or their respective successors and assigns as permitted hereunder. Nothing contained in this Agreement shall under any circumstances whatsoever be deemed or construed, or be interpreted, as making any third party (including, without limitation, Broker or any Tenant) a beneficiary of any term or provision of this Agreement or any instrument or document delivered pursuant hereto, and Purchaser and Sellers expressly reject any such intent, construction or interpretation of this Agreement.
Section 19.14    Exculpation. In no event whatsoever shall recourse be had or liability asserted against any of Sellers’ or Purchaser’s partners, members, shareholders, employees, agents, directors, officers or other owners of Sellers, Purchaser or their respective constituent members, partners, shareholders, employees, agents directors, officers or other owners. Neither Sellers’ nor Purchaser’s direct and indirect shareholders, partners, members, beneficiaries and owners and their respective trustees, officers, directors, employees, agents and security holders, assume any personal liability for any obligations entered into on behalf of Sellers or Purchaser under this Agreement and the Closing Documents.
Section 19.15    Waiver of Jury Trial. THE PARTIES HERETO KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY OF ANY DISPUTE ARISING UNDER OR RELATING TO THIS AGREEMENT AND AGREE THAT ANY SUCH DISPUTE SHALL BE TRIED BEFORE A JUDGE SITTING WITHOUT A JURY.
Section 19.16    Washington Provisions.
(a)    Seller RCW 64.06.005 Disclosures. Purchaser and Seller acknowledge that the Washington Properties constitute “Commercial Real Estate” as defined in RCW 64.06.005. Purchaser voluntarily waives receipt of the Seller disclosure statement required under RCW 64.06 for transactions involving the sale of commercial real estate, except for the section entitled “Environmental”. The Environmental section of the Seller disclosure statement as completed by Seller is attached to this Agreement as Exhibit K attached hereto (the “Disclosure Statement”). Purchaser acknowledges receipt of the Disclosure Statement and waives its right to rescind the Agreement under RCW 64.06.030. Purchaser further acknowledges and agrees that the Disclosure Statement (i) is for the purposes of disclosure only, (ii) will not be considered part of this Agreement, and (iii) will not be construed as a representation or warranty of any kind by the Seller and that Seller’s representations and warranties are as set forth in Section 8.1 above.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, Sellers and Purchaser have respectively executed this Agreement to be effective as of the date first above written.
PURCHASER:

BRE HYDRA PROPERTY OWNER LLC
a Delaware limited liability company

By: /s/ Tyler Henritze
Name: Tyler Henritze
Title: Senior Managing Director and Vice President

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SOLELY FOR THE PURPOSES OF ARTICLES VIII, XIII, XIV AND XIX
COMPANY:
HINES REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation

By: /s/ Sherri W. Schugart
Name: Sherri W. Schugart
Title: President and Chief Executive Officer

SELLERS:

HINES REIT 5TH AND BELL LLC,
a Delaware limited liability company

By: /s/ Sherri W. Schugart
Name: Sherri W. Schugart
Title: Manager

HINES REIT DAYTONA CAMPUS LLC,
a Delaware limited liability company

By: /s/ Sherri W. Schugart
Name: Sherri W. Schugart
Title: Manager

HINES REIT LAGUNA CAMPUS LLC,
a Delaware limited liability company

By: /s/ Sherri W. Schugart
Name: Sherri W. Schugart
Title: Manager

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HINES REIT 2851 JUNCTION AVE LP,
a Delaware limited partnership

By:    Hines REIT 2851 Junction Ave GP LLC,
a Delaware limited liability company,
its general partner

By: /s/ Sherri W. Schugart
Name: Sherri W. Schugart
Title: Manager

HINES REIT WATERGATE LP,
a Delaware limited partnership

By:    Hines REIT Watergate GP LLC,
a Delaware limited liability company,
its general partner

By: /s/ Sherri W. Schugart
Name: Sherri W. Schugart
Title: Manager

HINES REIT 1900/2000 ALAMEDA DE LAS PULGAS LLC,
a Delaware limited liability company

By: /s/ Sherri W. Schugart
Name: Sherri W. Schugart
Title: Manager

HINES REIT WEST LA PORTFOLIO LP,
a Delaware limited partnership

By:    Hines REIT West LA Portfolio GP LLC,
a Delaware limited liability company,
its general partner

By: /s/ Sherri W. Schugart
Name: Sherri W. Schugart
Title: Manager

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JOINDER BY COMPANY
Provided the Closing of the transactions contemplated by this Agreement occur, the undersigned Company agrees to and does guaranty, subject to the limitations on survival and liability contained in this Agreement, Sellers’ post-Closing obligations under this Agreement, including without limitation any liability relating to Sellers’ breach of representation or warranty and any liability of Sellers’ under Section 18 of the Agreement.
Company does hereby waive each of the following: (a) any and all notices and demands of every kind which may be required to be given by any statute, rule or law, (b) any and all subrogation, contribution, indemnity and reimbursement rights against Sellers until the obligations have been paid, performed and fully satisfied in full; or (c) any other defense available to a surety under applicable law. Company further waives any right to require Purchaser to join Sellers in any action brought under this joinder by Company or to pursue any other remedy or enforce any other right. Company further waives any rights, defenses and benefits that may be derived from Sections 2845 and Sections 2787 to 2855, inclusive, Section 2899 and Section 3433 of the California Civil Code or comparable provisions of the laws of any other jurisdiction and further waives all other suretyship defenses Company would otherwise have under the laws of California or any other jurisdiction. In the event of any default hereunder, a separate action or actions may be brought and prosecuted against Company whether or not Company is the alter ego of Sellers and whether or not Sellers are joined therein or a separate action or actions are brought against Sellers.
Company’s liability shall not be impaired, modified, changed, released or limited in any manner whatsoever by any impairment, modification, change, release or limitation of liability of Sellers or of any remedy for the enforcement thereof, resulting from the operation of any present or future provision of the Federal Bankruptcy Code, or any similar law or statute of the United States or any state thereof covering insolvency, bankruptcy, rehabilitation, liquidation or reorganization (collectively, “Bankruptcy Laws”), it being the intention of Company that Company’s liability hereunder shall be determined without regard to any Bankruptcy Laws which may relieve Sellers of any obligations.

HINES REAL ESTATE INVESTMENT TRUST, INC.,
a Maryland corporation

By: /s/ Sherri W. Schugart
Name: Sherri W. Schugart
Title: President and Chief Executive Officer

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JOINDER BY TITLE COMPANY
First American Title Insurance Company, referred to in this Agreement as the “Title Company,” hereby acknowledges that it received this Agreement executed by Sellers and Purchaser on the 29th day of June, 2016, and accepts the obligations of the Title Company as set forth herein. The Title Company hereby agrees to hold and distribute the Purchase Price, when and if made, and interest thereon, and Closing proceeds in accordance with the terms and provisions of this Agreement. It further acknowledges that it hereby assumes all responsibilities for information reporting required under Section 6045(e) of the Internal Revenue Code.
FIRST AMERICAN TITLE INSURANCE COMPANY

By: /s/ Read Hammond
Printed Name: Read Hammond
Title: Vice President

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